SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No. 4)

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GUNDLE/ SLT ENVIRONMENTAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GUNDLE/SLT ENVIRONMENTAL, INC.
19103 Gundle Road
Houston, Texas 77073
April 9, 2004
Dear Stockholder:

     We invite you to attend a special meeting of stockholders of Gundle/ SLT Environmental, Inc. (the “Company”), to be held at 11:00 a.m., local time, on May 11, 2004, in the Hotel Sofitel — Houston located at 425 North Sam Houston Parkway East, Houston, Texas, 77060.

     At the special meeting, we will ask you to:

1. consider and vote upon a proposal to approve and adopt the merger and the Plan and Agreement of Merger, dated as of December 31, 2003, among GEO Holdings Corp., GEO Sub Corp., and the Company, which calls for GEO Sub Corp. to be merged with and into the Company; and

2. consider and vote upon a proposal to approve the adjournment of the special meeting to a later date, not later than June 30, 2004, to solicit additional proxies in favor of Proposal 1 in the event that there are not sufficient votes for approval of Proposal 1 at the special meeting; and

3. consider and act upon such other business as may properly come before the special meeting or any adjournments or postponements thereof.

     If we complete the merger, you will receive $18.50 in cash, without interest, for each share of our common stock you own. In connection with the merger, certain of our officers (sometimes referred to as the continuing investors) must exchange some of their outstanding stock options for options of GEO Holdings. Following the merger we will become a 100% owned subsidiary of GEO Holdings Corp.

     Our Board of Directors, based in part upon a unanimous recommendation of a special committee consisting of three independent directors (our “Special Committee”), unanimously approved the merger agreement and the merger and recommends that you vote FOR the adoption of the merger agreement and the merger. In connection with these recommendations, our Special Committee and Board of Directors each unanimously determined that the merger and merger agreement are advisable, fair and in the best interests of our unaffiliated stockholders. In making its determination, our Special Committee considered, among other things, the opinion given by Harris Williams Advisors, Inc., the Company’s financial advisor, effective December 30, 2003, which states that, as of that date and on the basis of and subject to the assumptions, limitations and qualifications set forth therein, the $18.50 per share to be received by the stockholders of the Company in the merger is fair from a financial point of view. The Board of Directors also recommends that you vote FOR the approval of any adjournment of the special meeting of stockholders by management, if necessary, to solicit additional proxies in favor of the merger proposal.

     In considering the recommendation of our Board of Directors, you should be aware that certain of our board members and officers have interests in the merger that may be different than the interests of the Company’s stockholders generally. The accompanying proxy statement explains the proposed merger and merger agreement and provides additional information concerning the parties involved in the merger and their interests, and the special meeting. Please read these materials carefully.

     Your vote is important. We cannot complete the merger unless the conditions to closing are satisfied, including approval and adoption of the merger agreement and the merger by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. Failure to vote will have the same effect as a vote against adoption of the merger agreement and the merger. Only holders of our stock of record at the close of business on April 8, 2004 are entitled to notice of and to vote at the special meeting or at any adjournments or postponements.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form.

Very truly yours,

SAMIR T. BADAWI
President and Chief Executive Officer

     The proxy statement is dated April 9, 2004 and proxy cards are first being mailed to our stockholders on or about April 12, 2004.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GUNDLE/SLT ENVIRONMENTAL, INC.
19103 Gundle Road
Houston, Texas 77073

April 9, 2004

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on May 11, 2004

To the Stockholders of Gundle/ SLT Environmental, Inc.:

      A special meeting of stockholders of Gundle/ SLT Environmental, Inc. will be held in the Hotel Sofitel — Houston located at 425 North Sam Houston Parkway East, Houston, Texas, on May 11, 2004, at 11:00 a.m., local time, to:

1. consider and vote upon a proposal to approve and adopt the merger and the Plan and Agreement of Merger, dated as of December 31, 2003, among GEO Holdings Corp., GEO Sub Corp., and the Company, which calls for GEO Sub Corp. to be merged with and into the Company;

2. consider and vote upon a proposal to approve the adjournment of the special meeting to a later date, not later than June 30, 2004, to solicit additional proxies in favor of Proposal 1 in the event that there are not sufficient votes for approval of Proposal 1 at the special meeting; and

3. consider and act upon such other business as may properly come before the special meeting or any adjournments or postponements thereof.

      In the merger, each issued and outstanding share of our common stock, other than certain shares held by the Company, or shares for which appraisal rights have been properly exercised, will be converted into the right to receive $18.50 in cash, without interest. The accompanying proxy statement provides important information about the merger agreement and the proposed merger, the actions to be taken in connection with the merger and additional information about the parties involved and their interests. Please give all this information your careful attention.

      Our Board of Directors, based in part upon a unanimous recommendation of our Special Committee, unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger.

      Our Board of Directors has fixed the close of business on April 8, 2004 as the record date for determining stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. A list of stockholders entitled to vote at the special meeting will be available for examination at our headquarters, during ordinary business hours, from the date of the proxy statement until the special meeting.

      Your vote is important. We urge you to sign and return the enclosed proxy card as promptly as possible, whether or not you plan to attend the special meeting in person. You may revoke the proxy at any time before its exercise in the manner described in the attached proxy statement. Any stockholder of record present at the special meeting, including any adjournment or postponement thereof, may revoke a prior proxy and vote personally on the merger agreement and the merger. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy. Executed proxies with no indicated instructions will be voted “FOR” adoption of the merger agreement and the merger.

      Please do not send your stock certificates at this time.

By order of the Board of Directors,

C. WAYNE CASE
Secretary

SUMMARY TERM SHEET

      This summary highlights selected information from this proxy statement relating to the special meeting and represents a summary of all material terms of the proposed merger. Where appropriate, items in this summary include a cross reference directing you to a more complete description included elsewhere in this proxy statement. To understand the merger and related matters fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and its attachments, including the Plan and Agreement of Merger, dated as of December 31, 2003, among GEO Holdings Corp., GEO Sub Corp. and Gundle/ SLT Environmental, Inc., a copy of which is attached as Appendix A, which we refer to throughout this proxy statement as the “merger agreement.” Unless the context otherwise requires, in this proxy statement we refer to Gundle/ SLT Environmental, Inc. and its subsidiaries as the “Company.”

Special Factors

Purposes and Effects of the Merger (See page 3.)

      The purpose of the merger is to permit GEO Holdings to acquire all of the Company’s issued and outstanding common stock and to provide you an opportunity to receive $18.50 per share in cash for each of your shares of Company common stock. Immediately following the closing of the merger:

•	the separate existence of GEO Sub will cease, and the Company will continue as the surviving corporation and will be wholly owned by GEO Holdings, which in turn will be controlled by Code Hennessy & Simmons IV LP (“CHS IV”);

•	each of our issued and outstanding shares of common stock, other than certain shares held directly or indirectly by the Company, or for which appraisal rights have been properly exercised, will be canceled and converted into the right to receive $18.50 in cash, without interest, and our stockholders will no longer have an equity interest in the Company;

•	each outstanding option granted by the Company to purchase shares of the Company’s common stock that is outstanding immediately prior to the closing of the merger (except for a portion of certain officers’ options, which will be exchanged for options in GEO Holdings) will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (1) the number of shares of the Company’s common stock underlying the option and (2) the excess, if any, of $18.50 over the option exercise price; and

•	our shares of common stock will no longer be traded on the New York Stock Exchange, the registration of our shares of common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will terminate, and we will no longer be a reporting company under the Exchange Act.

Background of the Merger (See page 5.)

      For a description of the events leading to the approval of the merger by our Board of Directors and the reasons for this approval, you should refer to “SPECIAL FACTORS — Background of the Merger” and “SPECIAL FACTORS — Recommendations and Reasons for the Merger by Our Special Committee and Our Board of Directors; Fairness of the Merger.”

Recommendations and Reasons for the Merger by Our Special Committee and Our Board of Directors; Fairness of the Merger (See page 10.)

      On December 30, 2003, our Special Committee unanimously determined that the merger agreement and the merger, including the $18.50 per share price, are fair to our unaffiliated stockholders and unanimously recommended the merger agreement and merger to our Board of Directors for approval. In making its decision, our Special Committee relied upon, among other things, the fairness opinion of our financial advisor, Harris Williams Advisors, Inc. On December 31, 2003, our Board of Directors unanimously approved the

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merger agreement and the merger, and unanimously recommended that our stockholders approve and adopt the merger agreement and the merger. In connection with the approval, our Board of Directors determined that the merger is fair to and in the best interests of our unaffiliated stockholders.

      Our Board of Directors unanimously recommends that all our stockholders vote “FOR” the approval and adoption of the merger agreement and the merger.

Opinion of the Company’s Financial Advisor (See page 13 and Appendix B)

      Harris Williams delivered its written opinion effective as of December 30, 2003, to our Special Committee stating that as of that date, based upon the assumptions made, matters considered and limitations on the review described in its written opinion, the merger consideration of $18.50 per share to be received by our stockholders in connection with the transaction is fair to them from a financial point of view.

      The full text of Harris Williams’ opinion is attached to this proxy statement as Appendix B. We encourage you to carefully read this opinion in its entirety. The opinion of Harris Williams is directed only to the matters described in the opinion and does not constitute a recommendation to any stockholder as to how you should vote on any matter at the special meeting.

Interests of the Company’s Directors and Officers (See page 24.)

      In considering the recommendation of our Board of Directors with respect to the merger agreement and the merger, you should be aware that some of our directors and officers have interests in connection with the merger that are different from, or in addition to, the interests of other Company stockholders. It is expected that certain of our officers will retain their employment with the Company. Certain of our officers must enter into employment agreements as a condition to completion of the merger. These same officers (sometimes referred to in this proxy statement as the continuing investors), must exchange some of their outstanding stock options in the merger for options of GEO Holdings as a condition to completion of the merger. The continuing investors’ GEO Holdings options are estimated to represent approximately 8% of the equity of GEO Holdings on a fully-diluted basis immediately following the merger. In addition, the merger agreement requires the Company to continue to indemnify our directors and officers for events occurring before the merger, including events related to the merger.

Material United States Federal Income Tax Considerations (See page 29.)

      The receipt of the cash merger consideration by a holder of our shares will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under state, local, foreign and other tax laws. We urge you to consult your tax advisors to determine the consequences to you of the merger under applicable federal, state, local and foreign tax laws.

Appraisal Rights (see page 32 and Appendix D.)

      If you do not vote for approval and adoption of the merger agreement and the merger, and you fulfill several procedural requirements under Delaware law, you will be entitled to a judicial appraisal of the fair value of your shares. The price determined by the judicial appraisal may be less than, equal to or more than the $18.50 in cash you would have received for each of your shares in the merger if you had not exercised your appraisal rights.

      Merely voting against the merger agreement and the merger will not perfect your appraisal rights under Delaware law. Appendix D to this proxy statement contains the Delaware statute relating to your appraisal rights. If you want to exercise your appraisal rights, please read and carefully follow the procedures described under the heading “SPECIAL FACTORS — Appraisal Rights” and in Appendix D. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your appraisal rights.

Regulatory Approvals (See page 33.)

      The obligation of each of GEO Holdings, GEO Sub and the Company to close the merger is subject to the receipt of any material regulatory approvals, including expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The requisite filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 were made with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and early termination was granted effective January 20, 2004. We are not aware of any other significant regulatory approval required in connection with the merger.

Voting Agreement (See page 34 and Appendix C.)

      Wembley Ltd., the record holder of approximately 40% of our outstanding shares of common stock, has signed an agreement to vote “FOR” the approval and adoption of the merger agreement and the merger. For a discussion of litigation related to the ownership of some of those shares, see “PENDING LITIGATION — Wembley Dispute.”

Financing the Merger (See page 34.)

      GEO Holdings plans to finance the merger consideration as follows:

•	UBS Loan Finance LLC (“UBS”) has agreed to provide GEO Holdings, subject to certain conditions, a senior secured term loan facility of $25 million and a senior secured revolving credit facility of $40 million, $15 million of which is expected to be drawn at the closing of the merger;

•	GEO Sub is expected to issue $150 million of notes in a private placement; if GEO Sub does not complete this private placement by the closing of the merger, UBS has agreed to provide, subject to certain conditions, a bridge loan facility in the amount of up to $150 million under a senior unsecured credit facility; and

•	CHS IV has committed to provide GEO Holdings with up to $61.3 million of equity financing.

      As an alternative to the above, if the arranger of the facilities and CHS IV mutually determine that there is a change in the high yield market such that it is no longer possible to successfully place the notes, UBS and the arranger of the facilities may, with CHS IV’s consent, restructure the facilities into (i) a $120.0 million senior secured term loan facility and a $40.0 million senior secured revolving credit facility and (ii) a $55.0 million mezzanine debt facility. CHS IV’s $61.3 equity commitment will remain the same under this alternative.

The Merger Agreement

      The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Effective Time of the Merger and Payment for Shares (See pages 39 and 40.)

      The effective time of the merger will occur following the satisfaction or waiver of the conditions to the merger contained in the merger agreement. Detailed instructions with regard to the surrender of stock certificates, together with a letter of transmittal, will be forwarded to you by the exchange agent promptly following the effective time of the merger. You should not submit your certificates to the exchange agent until you have received these materials. The exchange agent will send payment of the merger consideration to you as promptly as practicable after the exchange agent receives your certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of your stock certificates. These cash payments will be paid net of any applicable withholding taxes.

      You should not send any stock certificates to us at this time.

Treatment of Stock Options (See page 40.)

      As described above under “SPECIAL FACTORS — Purposes and Effects of the Merger,” each option to purchase shares of common stock that is outstanding and unexercised (except for a portion of certain officers’ options), whether vested or unvested, immediately prior to the effective time of the merger, will be canceled and converted into the right to receive the merger consideration net of the applicable exercise price and any tax withholdings. The Company will send payment of the merger consideration (less the exercise price of the options and less applicable withholding taxes) to you as promptly as practicable after the effective time of the merger. No interest will be paid or accrued on the cash payable upon the cancellation of your options.

Conditions to the Merger (See page 45.)

      Each party’s obligation to complete the merger is subject to satisfaction of a number of conditions, including:

•	the approval and adoption of the merger agreement and the merger by holders of a majority of the outstanding shares of our common stock;

•	the expiration or termination of the waiting period under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the receipt of any other material governmental and regulatory approvals;

•	the absence of any action challenging or seeking to restrain or prohibit the merger or the consummation of transactions contemplated by the merger agreement;

•	the representations and warranties of the Company, on the one hand, and GEO Holdings and GEO Sub, on the other hand, being true and correct (subject to certain materiality standards) as of the closing date of the merger (unless any given representation or warranty refers to some other time);

•	performance or compliance by the Company, on the one hand, and GEO Holdings and GEO Sub, on the other hand, in all material respects, of their respective covenants and obligations under the merger agreement at or prior to the effective time of the merger;

•	certain of the Company’s officers shall have executed employment agreements and agreements to exchange a portion of their options to purchase shares of the Company’s common stock for options to purchase shares of GEO Holdings’ common stock;

•	GEO Holdings’ financing of the merger and payoff of our current indebtedness;

•	the absence of any event or development that has, or would reasonably be expected to have, a material adverse effect on us and our subsidiaries taken as a whole; and

•	no more than 5% of the outstanding shares of our common stock shall have exercised their appraisal rights under Delaware law.

      Any or all unsatisfied conditions may be waived (other than conditions that are required by law, such as approval and adoption of the merger agreement and the merger by our stockholders, certain regulatory approvals and the absence of injunctions or other legal restraint preventing the merger). Even if our stockholders approve and adopt the merger agreement and the merger, we cannot assure you that the merger will be completed.

Termination and Termination Fee (See pages 46 and 47.)

      The merger agreement addresses the circumstances under which the Company or GEO Holdings may terminate the merger agreement. In addition, the merger agreement provides that, in certain circumstances, we may be required to pay GEO Holdings a termination fee of $7.0 million.

Expenses (See pages 37 and 47.)

      All fees and expenses incurred in connection with the merger will be paid by the party incurring them.

No Solicitation of Competing Proposals (See page 43.)

      The merger agreement generally restricts our ability to solicit, initiate, encourage or facilitate competing merger or acquisition inquiries, proposals or offers. However, we may participate or engage in discussions or negotiations with respect to unsolicited offers if our Board of Directors:

•	determines in good faith following the advice of its outside counsel that such action would be required to comply with its fiduciary obligations; and

•	determines in good faith after consultation with its independent financial advisors that the unsolicited offer is more favorable, from a financial point of view, to our stockholders than the merger contemplated by the merger agreement and for which financing, if any, is fully committed.

The Special Meeting

Date, Time and Place of the Special Meeting (See page 50.)

      The special meeting of our stockholders will be held on May 11, 2004, at 11:00 a.m., local time, in the Hotel Sofitel — Houston located at 425 North Sam Houston Parkway East, Houston, Texas.

Purpose of the Special Meeting (See page 50.)

      At the special meeting, our stockholders will be asked to:

•	consider and vote on a proposal to approve and adopt the merger agreement and the merger; and

•	consider and vote upon a proposal to approve the adjournment of the special meeting to a later date, not later than June 30, 2004, to solicit additional proxies in favor of the preceding proposal in the event that there are not sufficient votes for approval of the merger agreement and the merger at the special meeting.

      At the special meeting, we will also transact such other business, if any, as may be properly presented at the special meeting.

Record Date; Voting; Quorum; and Share Ownership of Management (See page 50.)

      You are entitled to vote at the special meeting of our stockholders (and any adjournments or postponements of the meeting) if you owned our common stock as of the close of business on April 8, 2004, the record date. Each holder of record of shares of our common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. On the record date, there were approximately 227 holders of record of our common stock. As of the record date, our directors and officers beneficially owned and were entitled to vote an aggregate of 4,666,913 shares, or 40%, of our outstanding common stock, which includes shares held of record by Wembley Ltd. Wembley Ltd., holder of record of approximately 40% of the outstanding shares of our common stock, has agreed to vote all of its shares in favor of the merger and adoption of the merger agreement. Samir T. Badawi, our Chairman of the Board, President and Chief Executive Officer, serves as a director and president of Wembley Ltd. and has advised us that he does not have any direct or indirect equity interest in Wembley Ltd. For a discussion of litigation related to the ownership of some of those shares, see “PENDING LITIGATION — Wembley Dispute.”

Required Vote (see page 51.)

      Approval and adoption of the merger agreement and the merger will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock as of the record date. Approval

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and adoption of the adjournment proposal will require the affirmative vote of at least the majority of the shares of our common stock entitled to vote and present in person or by proxy at the special meeting.

The Parties to the Merger

Gundle/ SLT Environmental, Inc. (See page 52.)

      The Company is a Delaware corporation that manufactures, sells, and installs flexible geomembrane liners, drainage nets, geosynthetic clay liners, concrete protection liners, and geocomposite products made from specially formulated polyethylene and polypropylene resins. Our fabrication department offers a variety of specialty products, such as manholes, sumps, pipe penetration boots, floats, floating covers, and vertical membrane barrier wall panels. All of these products are sold and installed on a worldwide basis, typically as part of geosynthetic containment systems. Our products and other related geosynthetic products are used in containment systems for the prevention of groundwater contamination, and for the confinement of water, industrial liquids, solids and gases. We manufacture and sell nonwoven textiles as roll goods and for use in our geocomposite products.

      Our headquarters are located at 19103 Gundle Road, Houston, Texas 77073. Our general telephone number at our headquarters is (281) 443-8564.

GEO Holdings Corp. and GEO Sub Corp. (See page 52.)

      GEO Holdings Corp. (“GEO Holdings”) is a newly-formed Delaware corporation and is owned by Code Hennessy & Simmons IV LP (“CHS IV”), a private equity investment fund. GEO Holdings was organized solely for the purpose of acquiring shares of the Company pursuant to the merger and has not engaged in any business other than in connection with the merger agreement. Except as contemplated by the terms of the merger agreement and the related transactions, CHS IV does not have any relationship with the Company, its affiliates or its Board of Directors. At the closing of the merger, all of the outstanding equity interests of GEO Holdings will be owned by CHS IV, certain officers of the Company, and certain co-investors. Any co-investors will not have been affiliated with the Company, its affiliates or its Board of Directors prior to the merger, and may own, collectively, up to 2% of GEO Holdings common stock.

      GEO Sub Corp. (“GEO Sub”) is a newly-formed Delaware corporation and a wholly owned subsidiary of GEO Holdings. GEO Sub was organized solely for the purpose of merging with and into the Company and has not engaged in any business other than in connection with the merger agreement.

      The principal executive offices of GEO Holdings and GEO Sub are located at c/o Code Hennessy & Simmons LLC, 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606, and their general telephone number is (312) 876-1840.

GUNDLE/ SLT ENVIRONMENTAL, INC.

19103 Gundle Road
Houston, Texas 77073

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2004

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I voting for? (See page 39.)

A:	We are asking for your vote to approve and adopt the merger agreement that we entered into on December 31, 2003 with GEO Holdings Corp. (which is owned by CHS IV) and GEO Sub Corp. (a wholly owned subsidiary of GEO Holdings Corp.) and the related merger. Under the merger agreement, GEO Sub Corp. will be merged with and into the Company, and the Company will become a wholly owned subsidiary of GEO Holdings Corp.

Q:	As a stockholder, what will I receive in the merger? (See page 40.)

A:	If we complete the merger, you will receive $18.50 in cash for each share of our common stock you own, unless you perfect your appraisal rights under Delaware law.

Q:	If I also hold options to purchase shares of the Company’s common stock, how will my options be treated in the merger? (See page 40.)

A:	All outstanding options to purchase shares of the Company’s common stock (except for a portion of certain officers’ options) will be treated as fully vested and will be entitled to $18.50 in cash less the exercise price for each share underlying the options and less applicable tax withholdings.

Q:	Who are GEO Holdings Corp. and GEO Sub Corp.? (See page 52.)

A:	GEO Holdings is a corporation newly formed by CHS IV, a private equity investment fund, for the purpose of the merger. GEO Sub is a newly formed corporation owned by GEO Holdings.

Q:	What stockholder approvals are needed for the merger? (See page 51.)

A:	For the Company, the affirmative vote of the holders of at a least a majority of the outstanding shares of common stock as of the record date is required to approve and adopt the merger agreement and the merger. Each holder of record of our common stock as of the record date is entitled to one vote per share.

For GEO Holdings, no stockholder approval of the merger or merger agreement is required, and GEO Sub has already obtained such approval.

Q:	Have any stockholders agreed to vote in favor of the merger agreement and the merger? (See page 34.)

A:	Yes. Wembley Ltd. has agreed with GEO Holdings to vote all of its shares of common stock (Wembley is the holder of record of approximately 40% of our outstanding shares of common stock) in favor of the approval and adoption of the merger agreement and the merger. Samir T. Badawi, our Chairman of the Board, President and Chief Executive Officer, serves as a director and president of Wembley Ltd. For a discussion of litigation related to the ownership of some of those shares, see “PENDING LITIGATION — Wembley Dispute.”

Q:	What do I need to do now? (See page 51.)

A:	After carefully reading and considering the information contained in this proxy statement, please complete, date and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. In order to assure that your vote is recorded, please vote your proxy as instructed on your proxy card even if you currently plan to attend the special meeting in person.

Q:	What if I don’t vote? (See page 51.)

A.	If you abstain from voting or do not vote, it will count as a vote against the approval and adoption of the merger agreement and the merger.

If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy in favor of approval and adoption of the merger agreement and the merger.

Q:	Can I change my vote after I have mailed my signed proxy? (See page 51.)

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can attend the special meeting and vote in person. Second, you can send a written notice stating that you would like to revoke your proxy. Third, you can complete and submit a new proxy bearing a later date.

If you chose either the second or the third method, you must submit your notice of revocation or your new proxy to our corporate secretary at the following address so that your notice or new proxy is received by him prior to 9:00 a.m. on the date of the special meeting:

Gundle/ SLT Environmental, Inc. 19103 Gundle Road Houston, Texas 77073 Attention: C. Wayne Case

However, if your shares are held in the name of your bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me? (See page 51.)

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares, it will count as a vote against the approval and adoption of the merger agreement and the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your stock certificates for the merger consideration. Please do not send in your stock certificates with your proxy.

Q:	Did the Company retain financial advisors? (See page 13.)

A:	Yes. To assist it in making its recommendation regarding the merger, we retained Harris Williams Advisors, Inc. as our financial advisor to assist an independent Special Committee of our Board of Directors in connection with its evaluation of the merger. Harris Williams Advisors, Inc. delivered to our Special Committee a written opinion to the effect that, as of the date of that opinion, the per share merger consideration to be received by the stockholders of the Company was fair to them from a financial point of view.

We have attached as Appendix B to this proxy statement the full text of the written opinion of Harris Williams Advisors, Inc. This opinion sets forth the assumptions made, matters considered and limitations on the review taken in connection with the opinion. The opinion should not be viewed as a recommendation as to how you should vote on the merger agreement or the merger. We urge you to read the whole opinion.

Q:	Am I entitled to appraisal rights? (See page 32.)

A:	Yes. Our stockholders can assert appraisal rights relating to the merger. To claim these rights, stockholders must comply with the requirements of Delaware law. However, it is a condition to GEO Holdings’ and GEO Sub’s obligation to close the merger that holders of not more than 5% of the outstanding shares of our common stock exercise their appraisal rights.

Q:	When do you expect the merger to be completed?

A:	As soon as possible after all conditions established in the merger agreement are satisfied, including, among others, obtaining the approval of our stockholders and GEO Holdings completing its financing of the merger consideration. We currently expect to complete the merger on or about May 18, 2004, although we can not assure you that we will be able to do so.

Q:	What are the tax consequences of the merger? (See page 29.)

A:	The same as if you sold your stock in the market. You will recognize capital gain or loss on the difference between the merger consideration and your basis in your stock. The gain or loss will be long-term if you have held your stock for more than one year. Different rules may apply to some stockholders, including employees, officers and directors who received their stock upon exercise of options, foreign persons and persons subject to alternative minimum tax.

Q:	What other matters will be voted on at the special meeting? (see page 52)

A:	We are also soliciting proxies to grant discretionary authority to vote in favor of an adjournment or a postponement of the special meeting to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the merger agreement and the merger. We do not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy, you should contact:

Gundle/ SLT Environmental, Inc. 19103 Gundle Road Houston, Texas 77073 Attention: C. Wayne Case Telephone: (281) 230-5893

Q:	Who is soliciting my proxy?

A:	The Company is making this proxy solicitation and will bear its entire cost. Further solicitation may be made by our directors, officers and employees personally, by telephone or otherwise. No additional compensation will be paid to our directors, officers or employees for these services. The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee not to exceed $15,000, plus reimbursement for out-of-pocket expenses.

SPECIAL FACTORS

Purpose and Structure of the Merger

      We entered into the merger agreement, which contemplates the acquisition of us by GEO Holdings, to permit our stockholders to realize a premium over prevailing historical market prices for our shares. The transaction has been structured as a merger to facilitate completion of the transaction in an efficient manner. Structuring the transaction as a merger will give our stockholders the opportunity to vote on the transaction, and the merger will be completed only if holders of a majority of our outstanding shares vote to adopt the merger agreement.

Effects of the Merger

      If the merger is approved by the Company stockholders and the other conditions to the closing of the merger are either satisfied or waived, GEO Sub will be merged with and into the Company, with the Company being the surviving corporation. After the merger, GEO Holdings will own all of the capital stock of the Company, and GEO Holdings will be controlled by CHS IV. As a result of the merger and except for the stock options held by the continuing investors, all of our stockholders will receive cash for their shares of our common stock and shares underlying any of their stock options. For further discussion of the payment for shares and options see “THE MERGER AGREEMENT — Payment for Shares and Options.” CHS IV required as part of the negotiations with the Special Committee that certain of our officers exchange a portion of their Company stock options for GEO Holdings stock options. For further discussion of the continuing investors see “SPECIAL FACTORS — Interests of the Company’s Directors and Officers — Management

Investment Position and Stock Option Exchange”, and “— Executive Securities Agreements.” Upon consummation of the merger we will be a privately held company, our shares of common stock will no longer be traded on The New York Stock Exchange, and the registration of our shares of common stock under the Exchange Act will be terminated.

      In connection with the merger, each of the continuing investors will exchange some of their Company stock options for stock options in GEO Holdings. The continuing investors will sell or “cash-out” the remainder of their current equity interests in the Company in the merger. Each of their shares of the Company common stock, including the shares underlying their Company stock options, will be valued at $18.50 per share.

      The following table reflects our affiliates’ (including the continuing investors’) interests in the Company’s 2003 net income, fully-diluted net book value as of December 31, 2003, and as of the effective time of the merger, to the extent any such interest exceeds  1/10th of one percent, and the aggregate amount of cash each will be entitled to receive (with the possible exception of Wembley Ltd.) in connection with the merger. Also included are the interests of the CHS Affiliates on a fully-diluted basis.

	Year Ended
	December 31, 2003		December 31, 2003				Effective Time of Merger

	Net Income		Net Book Value				Net Book Value
									Cash
Affiliate	Percentage	$ In thousands	Percentage		$ In thousands		Percentage	$ In thousands	(In thousands)

Wembley Ltd.(1)	35%	$7,270	35.0%	(1)	$55,025	(1)	—	—	$84,307 (1)
Samir T. Badawi(2)	3.8%	$789	3.8%		$5,965		4.9%	$2,958	$4,421
Roger J. Klatt	3.0%	$623	3.0%		$4,698		—	—	$5,630
Gerald E. Hersh(2)	1.0%	$208	1.0%		$1,650		1.0%	$576	$1,432
Ernst C. English(2)	0.9%	$187	0.9%		$1,382		1.2%	$718	$914
James T. Steinke(2)	0.7%	$145	0.7%		$1,112		0.6%	$379	$887
Paul A. Firrell(2)	0.4%	$83	0.4%		$610		0.5%	$303	$362
CHS Affiliates	—	—	—		—		91.4%	$55,024	—

Total	44.8%	$9,305	44.8%		$70,442		99.6%	$59,958	$97,953

(1)	For a discussion of litigation related to the ownership of some shares held of record by Wembley, see “PENDING LITIGATION — Wembley Dispute.”

(2)	Continuing investor in GEO Holdings with an interest in excess of 1/10th of one percent.

      If the Company’s current policy of not paying dividends continues, the affiliates’ interest in the Company’s net income will be included in their future interest in the Company’s net book value.

      The primary benefits of the merger to the Company are that, because the Company common stock will be privately held, the Company will enjoy certain efficiencies, such as a reduction of the time devoted by its management and certain other employees to compliance with certain Securities and Exchange Commission reporting requirements, and its directors, officers and beneficial owners of more than 10% of the shares of the Company common stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. The Company, however, will likely be required to resume filing periodic reports with the Securities and Exchange Commission if it issues debt securities registered under the Securities Act of 1933, as amended. In addition, the Company will be relieved of New York Stock Exchange listing and reporting requirements, including annual fees of approximately $35,000. The Company expects to reduce its annual Board of Directors fees by approximately $100,000-$200,000.

      A potential detriment of the merger to the Company is that the Company will be incurring approximately $180 million in indebtedness in connection with the closing of the merger and that the Company will be subject to restrictive covenants under the terms of that indebtedness, some of which may be more restrictive than those under the Company’s existing indebtedness. In addition, such indebtedness may:

•	increase the vulnerability of the Company to general adverse economic and industry conditions;

•	require the Company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, investments and other general corporate purposes;

•	limit the ability of the Company in planning for, or reacting to, changes in its business and the markets in which it operates;

•	place the Company at a competitive disadvantage compared with its competitors that have less debt; and

•	limit, among other things, the ability of the Company to borrow additional funds.

      The primary benefits of the merger to our unaffiliated stockholders include the following:

•	these stockholders will receive $18.50 in cash for each share of the Company common stock and each option to purchase a share of Company common stock, net of the applicable exercise price and any tax withholdings; and

•	the avoidance of the risk associated with any decrease in the future earnings, growth or value of the Company following the merger.

      The primary detriments of the merger to our unaffiliated stockholders include the following:

•	these stockholders will cease to have an interest in the Company and therefore will no longer benefit from any increase in the future earnings, growth or value of the Company; and

•	the receipt of cash for shares of the Company common stock and options in the merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

      The primary benefits of the merger to the CHS Affiliates and the continuing investors are that after the merger they will receive, or have the opportunity to receive, all of the benefit, if any, of any increase in the future earnings, growth or value of the Company.

      The primary detriments of the merger to the CHS Affiliates and the continuing investors that are participating in the transaction include the following:

•	they will bear the risk of any decrease in the future earnings, growth or value of the Company following the merger;

•	the Company will have substantially more indebtedness outstanding after the merger and this may adversely affect its equity value;

•	the equity interests in GEO Holdings that each continuing investor will receive in exchange for a portion of his or her equity interests in the Company will be subject to restrictions on transfer; and

•	immediately following the merger, there will be no trading market for GEO Holdings’ equity.

Background of the Merger

      Over the past few years, we have engaged in a number of acquisition, divestiture and restructuring activities, principally related to the acquisition of Serrot International, Inc. in February 2002. These actions were taken in an effort to enhance stockholder value and increase the market price of our common stock, which we believed had been undervalued. During 2001 and through the closing date of the Serrot acquisition, our stock traded at a low of $2.13 per share and a high of $3.60 per share.

      The Serrot acquisition was the largest of our history. Soon after the acquisition, Serrot’s production lines were relocated to various of our existing facilities, redundant personnel were eliminated, and we exited non-strategic and non-core Serrot businesses in Germany and Ireland. The combined effect of these actions reduced overhead and lowered product cost. Our fiscal year 2002 gross profit as a percentage of sales was 21.2% (compared with 16.6% in 2001), and operating income as a percentage of sales was 9.1% (compared with 2.0% in 2001). Because of these achievements and our estimates of further financial growth in fiscal 2003, we believed that the approximate $100 million value placed on the Company in mid to late 2002 by the public trading markets did not represent our real value. We believed the real value of the Company considerably exceeded its book value, of approximately $132 million at December 31, 2002.

      On September 18, 2002, the Board of Directors appointed Bruce Cummings, James R. Burke and James R. Gibbs to an independent Special Committee to interview financial advisory firms to determine the proper time to undertake a strategic alternatives program and, if the time was right, to select a financial advisory firm to work with the Special Committee regarding exploring alternatives for maximizing stockholder value. On October 16, 2002, the Special Committee interviewed three financial advisory firms and held extensive deliberations concerning the merits of each firm. Further deliberations regarding the firms occurred on October 22, 2002, and the Special Committee determined to confine further discussions to two firms.

      On November 1, 2002, the chairman of the Special Committee, Bruce Cummings, made a presentation to the Board of Directors regarding the financial advisory selection process and its recommendation of Harris Williams Advisors, Inc. (“Harris Williams”). The Board of Directors confirmed Harris Williams’ appointment. At this meeting our legal advisor, Porter & Hedges, L.L.P., of which one of our directors T. William Porter is the chairman, discussed with the Board of Directors the directors’ fiduciary duties with respect to a potential sale of the Company.

      On February 10, 2003, Harris Williams met with the Special Committee and indicated that a possible sale of the Company, if conducted through an auction process, would likely result in the maximum value to stockholders. The Special Committee discussed with Harris Williams the alternatives for increasing stockholder value, including a leveraged buy-out by our management, declaring an extraordinary dividend to stockholders, making strategic acquisitions, or continuing to operate in the ordinary course of business. Our management indicated that they had no interest in leading a leveraged buy-out. An extraordinary dividend would have depleted or significantly diminished excess cash otherwise available for internal expansion or possible acquisitions should attractive acquisition opportunities become available. Based on the Company’s experience with the Serrot acquisition and our stock’s history of trading below the Company’s book value, the Special Committee believed we could not raise capital on attractive enough terms to justify acquisitions on a scale likely to result in a market recognition sufficient to justify the risk of expanding outside management’s area of demonstrated expertise. At that time, our stock had never traded above $9 per share, which also led the Special Committee to conclude that continuing to operate in the ordinary course was not likely to result in a market price for our stock that adequately recognized the Company’s current earning power. The Special Committee determined to further explore an auction process.

      On February 12, 2003, we issued a press release announcing that the Company had retained Harris Williams to explore strategic alternatives to enable the Company to enhance stockholder value. On this date our stock closed at $8.93 per share. During the next few weeks, at the Special Committee’s direction, Harris Williams contacted 173 prospective buyers to determine their interest in receiving confidential information related to the Company. Included in this group was CHS IV, who participated in each step of the auction process described below through May 2003. These 173 parties included 38 strategic parties already engaged in the environmental protection business and 135 financial parties engaged in private investment activities. Of these 173 parties, 73 requested and received confidential information regarding the Company. Each of these 73 parties was requested to submit to Harris Williams, on or about April 4, 2003, written preliminary indications of interest for a transaction involving the Company. On March 18, 2003, Harris Williams presented to the Special Committee a comprehensive report on the status of the marketing efforts.

      In early April 2003, Harris Williams had received 16 written preliminary indications of interest, all from financial parties. These indications of interest reflected estimated valuations ranging from $10.71 to $20.60 per share. Following a review of such indications of interest, the Special Committee authorized the Company to permit the parties with the 11 highest valued indications of interest to begin extensive due diligence review and to meet with our management. All 11 parties began the diligence process and were requested to submit written proposals on or before May 14, 2003. Eight of the 11 parties returned written proposals to Harris Williams.

      On May 20, 2003, the Special Committee met with Harris Williams to review the eight written proposals. Following a discussion of the material terms of the offers and qualitative factors related to the parties’ ability to successfully close a purchase of the Company, the Special Committee determined to continue discussions for a few more days with the three firms who had submitted the highest bids, which included CHS IV. These three parties were allowed to revise their proposals during this short period.

      On May 27, 2003, the Special Committee met with Harris Williams to review the revised written proposals of the top three bidders. Following a discussion of the material terms of the offers, the Special Committee determined to continue discussions with the highest bidder (which was not CHS IV) based on the assumption of a per share purchase price of $19.50 contained in this bidder’s revised proposal. On May 27, 2003, our stock closed at $15 per share. On June 2, 2003, the Company entered into an Exclusivity Agreement with this bidder for a 65-day term. On August 5, 2003, the Special Committee approved an extension of the bidder’s exclusivity period to September 9, 2003.

      From the middle of May through August 2003, representatives of the Company, the bidder and their respective advisors met or spoke on numerous occasions regarding our business and the bidder’s financial and legal due diligence investigation. In multiple conversations on August 18 and 19, 2003, following the bidder’s delivery of a draft merger agreement which we expected to be finalized within a few days, the bidder first advised that it was terminating negotiations and withdrawing from the process. Shortly thereafter, the bidder indicated through its counsel a willingness to renegotiate the previous offer to a new lower purchase price “in the $16.00 to $16.50 range;” moreover, the bidder’s counsel said that if the Company was unwilling to entertain further discussions at the new lower level, it should be aware that the previously executed exclusivity agreement would not expire until September 9, 2003, but suggested the bidder’s willingness to agree to an early termination of the exclusivity agreement in return for reimbursement of the bidder’s expenses incurred in pursuing the transaction. The Special Committee, in a meeting on August 20, 2003, determined unanimously not to entertain further discussions with the bidder and to take no further action concerning a sale or restructuring of the Company until expiration of the bidder’s exclusivity period on September 9, 2003. Because several of the bids received in May 2003, exceeded $16.50 per share, the Special Committee believed it could obtain an offer superior to $16.50 per share from another bidder. During August 2003 and through September 9, 2003, our stock traded between $15 on August 1st and $18.25 per share on September 2nd.

      On September 8, 2003, the Special Committee discussed with Harris Williams the appropriate way to proceed with the program to enhance shareholder value immediately following expiration of the exclusivity agreement on September 9, 2003, Harris Williams suggested we renew communication with several of the previous bidders. Given that the bidders were financial parties and would probably require continuity of management, the Special Committee decided that before contacting previous bidders, it would meet with various Company executive officers to discuss and confirm management’s participation in the program’s process and objectives.

      On September 29, 2003, we announced that the third quarter and yearly 2003 earnings were to be lower than expected. On this date, our stock closed at $16.52 per share. During the next several weeks our stock traded from a low of $15.13 per share on October 1, 2003 to a high of $18.60 per share on November 14, 2003.

      On October 6, 2003, the Special Committee authorized Harris Williams to renew discussion with the four highest bidders from the proposals received in mid and late May 2003, including CHS IV. All four bidders submitted revised written proposals in early November 2003, including merger consideration per share of $16.50, $17.00, $17.22 and $18.50. All of these proposals required the Company’s management to retain their positions following completion of the proposed merger, and all but one required management to participate in the acquisition by rolling over a portion of their existing Company equity securities. The one bidder who did not require management’s equity roll over, encouraged such roll over. Other than the management roll over provisions, the merger consideration in all the proposals consisted of cash. All of the proposals included break up fees of approximately three to four percent of the proposed transaction value. On November 13, 2003, the Special Committee met with Harris Williams to review the proposals and determined to give further consideration to two of these bidders.

      On November 17, 2003, the Special Committee authorized exclusive negotiations with CHS IV, the highest bidder at $18.50 per share. On November 17, 2003, our stock traded at a high of $18.44 per share, a low of $17.90 per share, and closed at $18.06. A record high per share price for our common stock, $18.60, occurred on November 14, 2003, and at no other time before November 17, 2003 had our stock traded above $18.50 per share. Subject to receipt of Harris Williams’ opinion, the Special Committee found the $18.50 per share price to be fair to our unaffiliated stockholders for the reasons set forth below under “SPECIAL FACTORS — Recommendations and Reasons for the Merger by Our Special Committee and Our Board of Directors; Fairness of the Merger.” At each meeting thereafter, the Special Committee reconsidered the $18.50 per share price and for the same reasons referenced in the prior sentence, found the price to be fair to our unaffiliated stockholders. On November 19, 2003, the Company entered into an exclusivity agreement with CHS IV through December 31, 2003.

      During this exclusivity period, representatives of the Company, CHS IV and their respective advisors met or spoke on nearly a daily basis regarding our business and their financial and legal due diligence. These individuals also engaged in discussions and negotiations concerning the merger agreement and other related documents. The merger agreement was substantially finalized at the $18.50 per share merger price, and the agreement was circulated to the parties. During the exclusivity period, the trading volume for our stock was approximately 615,000 shares at per share prices ranging from $18.46 on November 19, 2003, to $21.50 on December 31, 2003. Although we do not know how many shares of our common stock were held, as of December 31, 2003, by stockholders who paid in excess of $18.50, they cannot represent more than approximately five percent of our total outstanding shares because total volume traded in our common stock at prices above $18.50 was approximately five percent.

      The Special Committee met on December 11, 2003 to review CHS IV’s ongoing business, financial and legal due diligence with Harris Williams, and to discuss facts related to our stock trading in excess of the $18.50 merger price. The Special Committee discussed with Harris Williams the content of various internet message boards, which indicated the existence of speculation related to the Company’s pending strategic alternatives program. Harris Williams reported they were prepared to render a fairness opinion related to the merger at $18.50 per share. Porter & Hedges, who acted as legal advisor to the Special Committee, discussed with the Special Committee the fiduciary duties of the directors with respect to the proposed merger. The Special Committee confirmed our policy of not commenting on rumors and concluded that the market activity could only be attributed to uninformed speculation based on the prospect of a pending transaction.

      On December 23, 2003, the Special Committee considered the pending matters for completion of the merger agreement and other related documents and, based on advice of Porter & Hedges and Harris Williams, determined that such matters would likely be concluded on or prior to expiration of the exclusivity period on December 31, 2003. Effective December 30, 2003, Harris Williams provided the Special Committee with its written fairness opinion.

      At a special board meeting convened on December 30, 2003, our Board considered the proposed merger. Porter & Hedges reviewed with the Board the principal features of the proposed merger and discussed the fiduciary duties of the directors with respect to the merger. During the board meeting, Harris Williams described its fairness opinion and presented a comprehensive review of the valuation methods used in connection with its financial analysis of the merger. Our Board of Directors considered the trading activity in our common stock during late November and December 2003, in light of historical trading activity over a meaningful period of time. This information, summarized in the chart below, in combination with the results of our extensive auction process and Harris Williams’ fairness opinion, resulted in the Board’s belief that the trading activity in late 2003 was not representative of the Company’s true valuation. The Board meeting was then adjourned, at which time the Special Committee met to discuss the Harris Williams presentation and fairness opinion. For the reasons set forth below under “SPECIAL FACTORS — Recommendations and Reasons for the Merger by Our Special Committee and Our Board of Directors; Fairness of the Merger,” the Special Committee unanimously determined that the merger agreement and the merger, including the $18.50 per share price are advisable to, in the best interests of, and fair to our unaffiliated stockholders. The Special Committee unanimously recommended the merger agreement and the merger to our Board of Directors for approval and subsequent recommendation to our stockholders. Our Special Committee also unanimously determined the merger agreement and merger are fair to affiliated stockholders.

On December 31, 2003, our Board reconvened its special meeting at which the Special Committee reported its unanimous determinations with respect to the merger agreement and merger. After a full discussion among the Board Members and based on the recommendation of the Special Committee and the other reasons set forth below under “SPECIAL FACTORS — Recommendations and Reasons for the Merger by Our Special Committee and Our Board of Directors; Fairness of the Merger,” the Board unanimously determined that the merger agreement and the merger, including the $18.50 per share price, are advisable to, in the best interests of, and fair to our unaffiliated stockholders. The Board then unanimously approved the merger agreement and the merger, and unanimously recommended that our stockholders approve and adopt the same. Our Board of Directors also unanimously determined the merger agreement and merger are fair to our affiliated stockhold-

ers. That same day, the merger agreement was executed by the parties, and the transaction was publicly announced. Following our Board’s approval of the merger agreement and the merger, Wembley Ltd., holder of record of approximately 40% of our outstanding shares of common stock, executed an agreement to vote “FOR” approval and adoption of the merger agreement and the merger. For a discussion of litigation related to the ownership of some of those shares, see “Pending Litigation — Wembley Dispute.”

Recommendations and Reasons for the Merger by Our Special Committee and Our Board of Directors; Fairness of the Merger

      After carefully considering the reasons, factors and interests described below, our Special Committee and our Board of Directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and our Board of Directors unanimously recommends that our stockholders vote “FOR” approval and adoption of the merger agreement and the merger.

Substantive Fairness

      In determining that the merger and related transactions are substantively fair to our unaffiliated stockholders, our Special Committee considered a variety of potentially positive factors, including:

•	its belief that no other buyer would be likely to provide a superior value to our stockholders, based on the extensive auction process conducted on behalf of the Company resulting in:

•	written bids ranging from $13.00 to $19.50 per share;

•	withdrawal of the $19.50 per share bid; and

•	$18.50 per share being the remaining highest written bid, and based on the fact that during 2003 the Company made several public disclosures of its strategic alternatives program, including the possibility of selling the Company, and it has not received any unsolicited offers to acquire the Company.

•	the $18.50 merger price exceeds the market prices of our stock before the announcement of our strategic alternatives program (see historical price and volume information related to the Company’s stock presented in a chart on the preceding page of this proxy statement);

•	the opinion rendered by Harris Williams regarding the fairness, from a financial point of view, of the merger consideration to the holders of our stock (see further discussion below);

•	the fact that the merger consideration is all cash, which provides certainty of value to stockholders;

•	the fact that the Company’s net book value was projected to be approximately $12.00 per share as of the end of 2003;

•	the fact that the Company’s repurchases of its common stock during the last two years had been at prices below $18.50 per share;

•	the ability of our Board of Directors to enter into discussions with other parties if a superior proposal is made to the Company;

•	our belief that the sustainable trading value for shares of our stock is not likely to exceed the merger price in the foreseeable future if we do not complete the merger, based on prevailing historical market prices of our stock and our relatively small market capitalization, even smaller public float and low trading volume compared to other companies listed on the New York Stock Exchange;

•	the Company’s current and historical financial condition and results of operations, and its financial projections, including risks of achievement, in each case as these factors relate to the Company’s going concern value;

•	the range of alternative strategies or transactions that might be available to us and risks and uncertainties associated with those alternatives (see further discussion in “SPECIAL FACTORS — Background of the Merger”);

•	the ability of GEO Holdings to pay the merger consideration;

•	the likelihood of satisfying the regulatory and other conditions to closing the merger; and

•	the benefits to the Company’s employees from the covenant in the merger agreement that, for one year from the effective time of the merger, the Company will continue to provide employees with compensation and benefits substantially equivalent to those currently provided.

      Our Special Committee considered the following potentially negative factors of the merger in its deliberations to determine that the merger and the related transactions are substantively fair to our unaffiliated stockholders:

•	that the merger would preclude our unaffiliated stockholders from an opportunity to participate in the Company’s future growth;

•	that the merger is a taxable transaction and, as a result, holders of our common stock will be required to pay taxes on any gain as a result of their receipt of the cash consideration in the transaction;

•	that a relatively small number of our unaffiliated stockholders have invested in our stock at prices exceeding the merger price, which prices our Special Committee and our Board of Directors determined were not representative of the Company’s true valuation (See “SPECIAL FACTORS — Background of the Merger”);

•	the covenant in the merger agreement restricting our ability to solicit or entertain other potential acquisition proposals;

•	certain directors and officers of the Company have interests in the merger that are different from, and may conflict with, the interests of our unaffiliated stockholders, as more fully described below and under “— Interests of the Company’s Directors and Officers”;

•	GEO Sub and GEO Holdings are financial buyers that will not have any significant assets unless the merger is completed, and the Company’s remedy for any breach of the merger agreement by them is therefore effectively limited to termination of the agreement;

•	the merger is conditional upon GEO Holdings having received proceeds of its financing, which may not be received for reasons beyond the control of the Company or GEO Holdings, in which case the merger would not be completed;

•	that we will have to pay a $7 million fee to GEO Holdings if the merger agreement is terminated under circumstances specified in the merger agreement; and

•	the risks and costs to us if the merger is not consummated, which would result from, among other things, the extensive efforts required to attempt to complete the transaction and the significant distractions that our employees will experience during the pendency of the transaction.

      Our Special Committee also considered Harris Williams’ valuation analysis presented to the Board and the Special Committee on December 30, 2003. This valuation analysis is described below under the heading “SPECIAL FACTORS — Opinion of Harris Williams Advisors, Inc.” and was based on a comparison of the Company to other publicly traded companies that have operations, product mix and size similar to ours; a review of the purchase price in other recently completed acquisitions of companies in our industry and industries related to ours; a discounted cash flow analysis of our financial projections; and a leveraged buyout analysis using our financial projections. In its review of Harris Williams’ financial analysis, the Special Committee gave the greatest weight to the leveraged buyout analysis because all written proposals received in the auction process were from financial buyers. When financial buyers purchase public companies, they typically finance the acquisition with debt and equity investments. Accordingly, the leveraged buyout analysis, which determines the amount of debt and equity investment allowable in order to achieve acceptable returns for debt and equity investors, is the most relevant to the sale of the Company. The Special Committee gave the least amount of weight to the comparison of other public companies because none of our competitors are publicly traded.

      The Special Committee considered the reputation, experience and expertise of Harris Williams for quantitative analysis of financial terms of merger agreements; the fact that the merger price fell within the valuation ranges of each analysis Harris Williams prepared and, except for the comparison to publicly traded companies, the merger price is within approximately 3/10ths of one percent or is in excess of the midpoint of each such analysis; and its view of the relevance of each methodology used by Harris Williams. As a result of its considerations, the Special Committee adopted Harris Williams’ summary valuation, which resulted in the Company’s per share valuation ranging from a low of $16.65 per share to a high of $19.98 per share, with a mid point of $18.31 per share. Harris Williams calculated the range based on a 10% variation around a weighted average midpoint for all the analyses.

      In making its determinations and recommendations, our Board of Directors gave substantial weight to the determinations and recommendation of our Special Committee, having regard to the independence of its members, the experience of each of them as executive officers, including experience with mergers and acquisitions, and their active role in overseeing the process that led to the selection of CHS IV as the successful bidder and the negotiation of the merger agreement with GEO Holdings. Our Board considered the same potentially positive factors and potentially negative factors that our Special Committee had considered, and the fact that the terms and conditions of the merger agreement were the result of arms’-length negotiations among the Special Committee and CHS IV and their respective advisors, and the fact that the Special Committee received a fairness opinion from Harris Williams.

      Our Special Committee and our Board of Directors also considered the interests of certain officers and employees discussed in the section below entitled “Interests of Company Directors and Officers,” including the acceleration and vesting of options to acquire our common stock, the “roll over” of certain options, and certain employment agreements required under the terms of the merger agreement. With the exception of Mr. Badawi, the officers who are continuing investors occupied passive roles in the determination of the structure of the merger and the negotiation of its terms and conditions. In fact, CHS IV required as a condition of the merger that each of these continuing investors enter into employment agreements, and exchange a portion of their Company options for GEO Holdings options pursuant to the terms and conditions of executive securities agreements. These agreements contain reasonable and customary terms and conditions and do not materially enhance any of the continuing investors’ aggregate compensation. Immediately following the effective time of the merger, with the exception of Mr. Badawi, none of the other officers will hold more than a 1.2% fully diluted interest in GEO Holdings and none of them will be a member of the Company’s Board of Directors. Any benefit that the continuing investors derive from their GEO Holdings options will be as a result of their efforts as Company officers. Our Special Committee did not believe that these interests should affect its decision to approve the merger since these interests are, in part, based on contractual arrangements that were in place before the negotiation of the merger agreement, and the Special Committee’s view that the judgment and performance of the officers would not be impaired by these interests.

      In considering the substantive fairness of the merger, our Special Committee and our Board considered the impact of all the above factors on our unaffiliated stockholders. In evaluating the fairness of the merger, our Special Committee and our Board did not consider the Company’s liquidation value because each considers the Company as a viable, going concern business and, therefore, did not consider the liquidation value as a relevant valuation methodology. In view of the wide variety of factors considered by our Special Committee and our Board of Directors, our Special Committee and our Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our Special Committee and our Board viewed its position and recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all the factors set forth above, our Special Committee and our Board determined that the potential benefits of the merger outweighed its potential detriments and that the merger is substantively fair to our unaffiliated stockholders.

Procedural Fairness

      In addition, each of our Special Committee and our Board believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Special Committee to represent effectively the interests of the Company’s unaffiliated stockholders. These procedural safeguards include the following:

•	The fact that the terms of the merger were the result of arms’-length bargaining between the Special Committee and its advisors, on the one hand, and CHS IV and its advisors, on the other hand;

•	The fact that the Special Committee consists of independent directors whose fiduciary duties required them to represent the interests of the Company’s unaffiliated stockholders and to negotiate with CHS IV on behalf of those stockholders;

•	No member of the Special Committee has an interest in the merger different from that of the unaffiliated stockholders of the Company, except that members of the Special Committee hold existing vested stock options that will be “cashed-out” in the merger at the same price that the public stockholders will receive;

•	The fact that the Special Committee retained and received the advice of Porter & Hedges and Harris Williams, its legal counsel and financial advisor, respectively, and was assisted by such counsel and advisor in negotiations with CHS IV;

•	The Special Committee and its advisors conducted extensive negotiations with CHS IV and had the authority to reject the transaction proposed by CHS IV;

•	The fact that the Company’s Board of Directors can enter into discussions with other parties if a superior proposal is made to the Company; and

•	The availability of appraisal rights under Delaware law for stockholders of the Company who believe that the terms of the merger are unfair, which rights are described under the heading “— Appraisal Rights.”

Other Fairness Matters

      In light of the creation of the Special Committee and the other procedural safeguards described above, our Special Committee and our Board did not consider it necessary to require approval of the merger agreement and the merger by at least a majority of the Company’s unaffiliated stockholders or to retain any additional unaffiliated representative to act on behalf of those stockholders.

      Our Special Committee and our Board of Directors believes the merger and the related transactions are fair to our affiliated stockholders who are not continuing investors for all of the reasons described under “— Substantive Fairness,” and “— Procedural Fairness” above. Our affiliated stockholders who are not continuing investors will simply cash out their shares at $18.50 per share and will cash out their stock options, if any, at $18.50 per share, net of the exercise price per share and applicable withholding taxes.

      Our Special Committee and our Board of Directors believe the merger and the related transactions are fair to the continuing investors because, except for the portion of their Company options being exchanged for GEO Holdings options, the continuing investors’ equity interests in the Company will be treated the same as those of any unaffiliated stockholder or option holder. Each continuing investor’s new GEO Holdings options will have an aggregate value equivalent to the aggregate value of his exchanged Company options, and any benefit the continuing investors derive from their GEO Holdings options will be a result of their efforts as Company officers.

Opinion of Harris Williams Advisors, Inc.

      The full text of Harris Williams’ opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Harris

Williams in rendering its opinion is attached as Appendix B to this proxy statement and is incorporated in it by this reference. You are urged to read Harris Williams’ opinion in its entirety.

      By an engagement letter dated October 29, 2002, we retained Harris Williams to act as our financial advisor in connection with a possible sale of the Company. In addition, we engaged Harris Williams to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in connection with the proposed merger. At the December 30, 2003 meeting of our Board, Harris Williams presented its analysis and delivered its written opinion that as of such date and based on the matters described in its opinion, the consideration to be received by our stockholders in connection with the merger is fair to them from a financial point of view.

      Our Special Committee selected Harris Williams based on its reputation, experience and expertise in the valuation of businesses in connection with mergers and acquisitions. Harris Williams was founded in 1991 and is now one of the largest, independently owned, middle market mergers and acquisitions advisory firms in the United States. It is regularly engaged in business valuations in connection with mergers and other types of strategic combinations and acquisitions. Neither Harris Williams nor its affiliates have had any material business relationships with, or received any compensation from, the Company or our affiliates during the previous two years other than in connection with the merger. We placed no limitations on the procedures or investigations undertaken by Harris Williams in connection with arriving at its opinion.

      We agreed to pay Harris Williams fees totaling $3,498,700 as compensation for its services in connection with the merger and related transactions, and to reimburse its out-of-pocket expenses incurred in connection with its engagement. Of these fees, $3,178,700 is contingent upon the closing of the merger and based on a percentage of the total proceeds paid to our stockholders. We also agreed to indemnify Harris Williams and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Harris Williams, or, if indemnification is not available to Harris Williams or insufficient to hold it harmless, we have agreed to contribute to the amount paid or payable by Harris Williams as a result of such liabilities in proportion to the relative benefits received by, and the fault of, the parties, with the amount of Harris Williams’ contribution being capped at its fee amount.

      In arriving at its fairness opinion, Harris Williams, among other things:

•	performed such due diligence as it deemed appropriate;

•	reviewed and analyzed the merger agreement;

•	held conversations with our senior officers, directors, and other representatives and advisors of the Company concerning the business, operations and prospects of the Company;

•	reviewed our historical, estimated, and projected financial statements for the years 2001 through 2008;

•	reviewed our SEC filings, including 10-Ks, 10-Qs, 8-Ks, Proxy Statements, and other important SEC documents;

•	reviewed market research in geosynthetics, waste management, and other related industries in order to understand the underlying dynamics supporting and opposing our business;

•	held discussions with prospective strategic and financial purchasers and their lending sources on the investment merits and risks of our business;

•	analyzed certain financial, stock market, and other publicly available information relating to the Company and other companies with operations that are considered generally comparable to ours;

•	considered financial and deal process terms related to mergers and acquisitions which were generally comparable to the proposed transaction and otherwise relevant to our inquiry;

•	analyzed the marketability, size, and timing discounts and control premiums appropriate for the proposed merger; and

•	conducted such other studies, analyses and inquiries as it deemed appropriate.

      Harris Williams reviewed the historical market prices and trading volume for our publicly held common stock and reviewed news articles and press releases relating to the Company. The following table represents the implied premium/discount of the $18.50 per share merger consideration over the closing prices during the stated periods:

		Premium
	Price	(Discount)

Share Price at Initial Meeting with Harris Williams (October 16, 2002)	$8.25	124%
Share Price at Announcement of Agreement with Harris Williams (February 12, 2003)	$8.93	107%
December 1, 2003	$19.32	(4)%
December 24, 2003	$20.58	(10)%
December 30, 2003	$21.26	(13)%
Average Share Price for Nine Months ended December 31, 2003	$16.01	16%
Average Share Price for Six Months ended December 31, 2003	$17.34	7%
Average Share Price for Three Months ended December 31, 2003	$18.08	2%

      Historical price and volume information related to the Company’s stock is presented in a chart on page 9 of this proxy statement.

Analyses

      Harris Williams used several methodologies to assess the fairness of the consideration per share to be received in the proposed merger. The following is a summary of the material financial analyses used by Harris Williams in connection with its opinion. The full text of such opinion is attached as Appendix B to this proxy statement and incorporated in this document by reference. You are urged to read the full Harris Williams opinion carefully and in its entirety.

      Harris Williams performed the following analyses in order to assess the fairness of the consideration to be received by the public stockholders. In each of these analyses, Harris Williams determined an enterprise value for the Company and then applied the following adjustments to determine the value of our equity (“Equity Value Adjustments”):

(In thousands)
Company cash and cash equivalents	$47,755
Company debt	(17,107)
Estimated proceeds from options	6,843
Estimated seasonal working capital needs(1)	(10,000)
Estimated transaction costs	(6,000)

Total Equity Value Adjustments	$21,491

(1)	Adjustment required because the anticipated effective time of the merger occurs during the time of year when the Company’s working capital is lower than its latest twelve months average.

      Comparison to Publicly Traded Companies — A comparison to other publicly traded companies seeks to determine how the public markets currently value minority positions in comparable companies. Due to our leading position in a niche market, the universe of relevant public companies is very limited; however, Harris Williams considered publicly traded companies that manufacture lining solutions or plastic sheet, and companies that operate landfills as comparable because their operations, products and/or end markets are similar to the Company’s. Harris Williams did not deem any other publicly traded companies to be relevant. The comparable companies are as follows:

Manufacturers of Lining Solutions or Plastic Sheet	Landfill Operators

Spartech Corporation AMCOL International Corporation Insituform Technologies, Inc. Atlantis Plastics, Inc.	Waste Management, Inc. Republic Services, Inc. Allied Waste Industries, Inc. Waste Connections, Inc. Waste Industries USA, Inc.

      Harris Williams included several landfill operators because a large portion of our business is derived from customers in the waste management industry, and the factors that determine market value in the waste management industry should also affect our value.

      Harris Williams calculated financial ratios of the comparable companies based on the most recent publicly available information, including the multiples of enterprise value (“EV”) (i.e. market value of equity adjusted for capital structure) to latest twelve months (“LTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”). The calculations showed that the multiples exhibited by the comparable companies were as follows:

Multiple	Median	High	Low

EV to LTM EBITDA	8.4x	11.1x	5.5x

      Harris Williams derived indications of our enterprise value by applying the median EV to LTM EBITDA multiple of the selected public companies to our projected operating results for the year ended December 31, 2003. After determining our enterprise value, Harris Williams applied the Equity Value Adjustments and then further adjusted the implied equity value to apply a 45% marketability discount and to apply a 32% premium for the benefits of full control of the Company. A marketability discount is appropriate because relative to the comparable companies, we have a smaller market capitalization and are not as closely followed by market professionals. As a result, our stock is thinly traded. Also considered in the marketability discount are the facts that we are smaller and have greater customer concentration and industry concentration than the comparable companies. One of our customers represents approximately 20% of our annual sales and more than 60% of our annual sales are derived from the waste containment market. After consideration of the adjustments, Harris Williams estimated our equity value using the comparable publicly traded company methodology to be approximately $264 million, or $20.25 per share, on a fully-diluted basis.

      Comparable Transaction Methodology. Harris Williams reviewed the consideration paid in acquisitions of controlling interests that occurred between August 1999, and November 2003, of companies that manufacture lining solutions or plastic sheet, and companies that operate landfills. Harris Williams did not deem any other transaction to be relevant. The comparable transactions are as follows:

Manufacturers of Lining Solutions or Plastic Sheet

Seller	Buyer	Date

Serrot International, Inc. Tensar Corporation The Geon Company Brunswick Technologies, Inc. Johnston Industries, Inc. Synthetic Industries, Inc. Furon Company	Gundle/ SLT Environmental, Inc. KRG Capital Partners M.A. Hanna Company Certain Teed Corp. CGW Southeast Partners IV Investcorp International Compagnie de Saint-Gobain	February 2002 December 2000 August 2000 June 2000 May 2000 December 1999 November 1999

Landfill Operators

Buyer	Seller	Date

North Central Florida District of Allied Waste Industries, Inc.	Capital Environmental Resource Inc.	November 2003
EnviroSource, Inc.	GSC Partners, Inc.	July 2001
Browning-Ferris Industries, Inc.	Allied Waste Industries, Inc.	August 1999

      Harris Williams’ analysis showed that the multiples exhibited in the change of control transactions were as follows:

Multiple	Median	High	Low

EV to LTM EBITDA	7.3x	10.1x	2.2x

      In performing its analysis, Harris Williams considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company or transaction used in the analysis was directly comparable to the Company; however, the identified target companies were broadly similar to the Company. Accordingly, Harris Williams reviewed these transactions to understand the range of multiples that could be expected in a sale of the Company.

      Harris Williams derived indications of our enterprise value by applying the median EV to LTM EBITDA multiple of the selected transactions to our projected operating results for the year ended December 31, 2003. After determining our enterprise value, Harris Williams applied the Equity Value Adjustments and then further adjusted the implied equity value to account for a 28% market timing discount. Eight of the ten comparable transactions occurred between 1999 and 2001. Because of the overall decline in merger and acquisition market conditions since the 1999 to 2001 time frame, Harris Williams applied the market timing discount based on related declines in the S&P 500. After consideration of such adjustments, Harris Williams estimated our equity value, using the comparable transaction methodology, to be approximately $227 million, or $17.46 per share, on a fully-diluted basis.

      Discounted Cash Flow Methodology. In its discounted cash flow analysis, Harris Williams used financial projections and other information prepared by our management. To determine our enterprise value, Harris Williams used our projected annual unlevered free cash flows and applied a weighted average cost of capital range of 16.0% to 17.5% and a terminal EBITDA multiple range of 5.0x to 6.5x. The weighted average cost of capital was based on Harris Williams’ general market knowledge, knowledge of private equity investors’ expectations for returns on capital and experience in valuing companies. The components of the average were weighted based on our recent capital structure of 10% debt and 90% equity. The terminal EBITDA multiples represent a band around the range of the LTM EBITDA multiples based on the enterprise valuations contained in the written proposals received by the Company in its auction process. This range is lower than the median comparable transaction EV to LTM EBITDA multiple of 7.2x because of general market declines since the 1999 to 2001 time frame of the comparable transactions and the fact that we are smaller and have greater customer concentration and industry concentration than the companies included in the comparable transaction methodology.

      Based on the financial projections and this analysis, Harris Williams calculated the range of enterprise value to be between $188 million and $239 million with an average enterprise value of approximately $213 million. Using the average enterprise value from the discounted cash flow analysis, Harris Williams applied the Equity Value Adjustments. After considering such adjustments, Harris Williams estimated our equity value using the discounted cash flow methodology to be approximately $234 million, or $18.02 per share, on a fully diluted basis.

      Leveraged Buyout Analysis. A leveraged buyout analysis estimates the enterprise value of a company based on a hypothetical purchase of the company using a mixture of debt and equity. The analysis starts with assumptions about the maximum amount of debt serviceable by the Company based on financial projections prepared by our management for fiscal years 2001 through 2008. This amount includes approximately

$121 million of senior term loans at a six percent interest rate and approximately $51 million of subordinated debt at a twelve percent interest rate. These interest rates were based on Harris Williams’ general knowledge of the debt markets and the debt terms included in the written proposals received by the Company in its auction process. The next step in the analysis determines the amount of equity investment that would be allowed in order to achieve acceptable returns for the debt and equity investors. This equity investment was calculated as $58 million based on returns to equity investors of approximately 28%, using management’s projections.

      Using the estimated enterprise value from the leveraged buyout analysis, Harris Williams applied the Equity Value Adjustments. After considering such adjustments, Harris Williams estimated our equity value using the leveraged buyout methodology to be approximately $241 million, or $18.55 per share, on a fully diluted basis.

Conclusion

      Using a weighted average of the described analyses, Harris Williams’ determined the Company’s equity value to be between $217 million and $260 million, or $16.65 per share and $19.98 per share, respectively, on a fully-diluted basis.

      Harris Williams delivered its written opinion effective as of December 30, 2003, to our Special Committee stating that, as of that date, based upon the assumptions made, matters considered and limitations on the review described in its written opinion, the merger consideration of $18.50 per share to be received by our stockholders in connection with the transaction is fair to them from a financial point of view.

      As a matter of course, we do not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Harris Williams considered financial projections prepared by our management. The financial projections were prepared under market conditions as they existed at the time of their preparation and our management does not intend to provide Harris Williams with any updated or revised financial projections in connection with the merger. The financial projections did not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of our operations, may cause the financial projections or the underlying assumptions to be inaccurate.

      Harris Williams’ opinion is based on the business, economic, market and other conditions as they existed as of December 30, 2003, and on our financial projections provided to Harris Williams. In rendering its opinion, Harris Williams relied upon and assumed, without independent verification, that the accuracy and completeness of the financial and other information provided to Harris Williams by our management, including the financial projections, were reasonably prepared and reflect the best currently available estimates of the financial results and condition of the Company and that no material changes had occurred in the information reviewed between the date the information was provided and the date of the Harris Williams opinion. Harris Williams did not make any independent appraisal of the Company’s specific properties or assets.

      Harris Williams was not asked to render an opinion and does not express any opinion as to the tax or legal consequences of the merger, or the fairness of any aspect of the merger not expressly addressed in its fairness opinion.

      The Harris Williams opinion does not address the underlying business decision to effect the transactions, nor does it constitute a recommendation to any stockholder as to how he or she should vote at the special meeting. Harris Williams has no obligation to update its opinion.

      The summary set forth above describes the material points of more detailed analyses performed by Harris Williams in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Harris Williams made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Harris Williams believes that its analyses and summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in its fairness opinion. In its analysis, Harris Williams made numerous assumptions with respect to the Company, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analysis are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of the Company’s businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Financial Projections

      The Company does not generally make public projections as to future sales, earnings, or other results. Accordingly, we do not intend to update or otherwise revise the financial projections contained in this document to reflect changed conditions or the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. We have included the financial projections set forth below because such information was provided to CHS IV.

      These financial projections were not prepared with a view toward public disclosure but, in the view of our management, were prepared on a reasonable basis, reflecting the best available estimates and judgments as of the date of preparation. This information is not fact and should not be relied upon as being indicative of future results. You are cautioned not to place undue reliance on the financial projections. As you review this information and in considering what weight, if any, you will give it, keep in mind that:

•	no one is representing to you that financial projections reflect actual results or that the financial projections will be achieved;

•	the financial projections were prepared on the basis of assumptions that may prove to be wrong;

•	the financial projections were not prepared in compliance with the guidelines concerning financial projections promulgated by the American Institute of Certified Public Accountants;

•	the financial projections do not purport to be in accordance with generally accepted accounting principles;

•	the financial projections were not furnished to or compiled, audited or otherwise reviewed by any accounting firm, and no accounting firm assumes any responsibility for them;

•	the financial projections constitute forward looking statements and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual future results to differ materially from those contained in the financial projections; and

•	the financial projections do not give effect to the merger or related transactions.

Initial Projections

      In September 2003, our management prepared certain projections of the Company’s operating performance for years 2003, 2004, 2005 and 2006 (which we refer to as the “Initial Projections”). Harris Williams provided the Initial Projections to CHS IV in October 2003. The following table summarizes the Initial Projections, which assume annual revenue growth ranging from 5% to 6% for increases in our existing business, including expansion into China and Eastern Europe. Revenue growth is assumed to be entirely from volume growth and contains no increases in per unit prices.

      The Initial Projections were based on eight months of actual results and four months of projected results for 2003. You should note that the 2003 projections included in the Initial Projections were replaced, given the passage of time, with the Revised 2003 Projections discussed below.

	Year Ended December 31,

	2003	2004	2005	2006
	Projection	Projection	Projection	Projection

	(In millions,
	except per share data)
INCOME STATEMENT
Sales and operating revenue	$276.4	$291.0	$310.2	$331.6
Gross profit	54.6	60.1	65.9	71.5
Income before income taxes	28.8	31.2	38.1	43.2
Net income	18.3	18.2	22.4	25.4
EBITDA	36.2	41.4	46.4	51.2
Earnings per share	1.51	1.51	1.85	2.10
BALANCE SHEET
Assets	$210.3	$225.4	$238.5	$267.1
Liabilities	60.2	57.0	47.7	50.9
Stockholders’ Equity	150.1	168.4	190.8	216.2
CASH FLOWS — sources (uses)
Operations	$8.4	$20.5	$26.4	$29.0
Investing	(7.0)	(10.5)	(6.7)	(7.0)
Financing	(3.9)	(5.0)	(12.0)	—

Revised 2003 Projections

      In December 2003, our management updated the financial projections for 2003 (which we refer to as the “Revised 2003 Projections”) to reflect ten months of actual results and two months of projected results for 2003. Harris Williams provided the Revised 2003 Projections to CHS IV in December 2003. The following table summarizes the Revised 2003 Projections.

Revised 2003
Projections

(Dollars in millions,
except per share data)
INCOME STATEMENT
Sales and operating revenue	$273.9
Gross profit	56.1
Income before income taxes	29.6
Net income	20.3
EBITDA	36.2
Earnings per share	1.68
BALANCE SHEET
Assets	$211.7
Liabilities	58.0
Stockholders’ equity	153.7
CASH FLOWS — sources (uses)
Operating	$9.1
Investing	(7.4)
Financing	(3.1)

Position of Participating Affiliates as to the Fairness of the Merger

Samir T. Badawi

      Samir T. Badawi, our president, chief executive officer and chairman of our Board of Directors, is considered to be “participating” in the merger because he is exchanging a portion of his options to purchase Company stock for options to purchase GEO Holdings stock, he will enter into a new employment agreement in connection with the merger, and Mr. Badawi will occupy a seat on the Company’s Board following completion of the merger.

      Mr. Badawi participated in the special meeting of the Board of Directors on December 30, 2003, at which Harris Williams described its fairness opinion and presented a comprehensive review of the valuation methods used in connection with its financial analysis of the merger. He also attended the reconvened Board meeting on December 31, 2003, and deliberated with the other Board members regarding the merger agreement and the merger. Mr. Badawi attended numerous meetings with potential bidders identified by Harris Williams or our Special Committee to provide due diligence information. Mr. Badawi relies on his knowledge and understanding of the Company’s history and the extensive process undertaken by the Special Committee to find a buyer for the Company, in adopting, as an individual, the analysis and conclusions of our Special Committee and our Board of Directors regarding fairness of the merger.

      Mr. Badawi believes that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders, based on his consideration of all of the factors, considerations and procedural safeguards set forth under “SPECIAL FACTORS  — Recommendations and Reasons for the Merger by Our Special Committee and Our Board of Directors; Fairness of the Merger,” and based on his consideration of the following additional factor:

•	Notwithstanding that the Harris Williams opinion, dated December 30, 2003, was provided solely for the information and assistance of the Special Committee and that he is not entitled to rely on such opinion, the fact that the Special Committee received an opinion from Harris Williams that the cash merger consideration of $18.50 per share to be received in the merger by stockholders of the Company is fair from a financial point of view to such stockholders.

      Mr. Badawi did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his opinion as to the fairness of the merger agreement and the merger. In addition, in considering of the fairness of the merger to our unaffiliated stockholders, Mr. Badawi did not consider the Company’s liquidation value because he considers the Company as a viable, going concern business and, therefore, did not consider the liquidation value as a relevant valuation methodology.

      In light of the creation of the Special Committee and the other procedural safeguards described under “Recommendations and Reasons for the Merger by Our Special Committee and Our Board of Directors; Fairness of the Merger — Procedural Fairness,” Mr. Badawi believes sufficient procedural safeguards were and are present notwithstanding the fact that approval of the merger agreement and the merger by at least a majority of the Company’s unaffiliated stockholders is not required and that the Company did not retain any additional unaffiliated representative to act on behalf of unaffiliated stockholders.

      Mr. Badawi is an officer and director of the Company and has interests in the merger transaction not shared by other stockholders of the Company. These interests are described below under “SPECIAL FACTORS — Interests of the Company’s Directors and Officers.” Mr. Badawi is a stockholder and intends to vote in favor of the approval and adoption of the merger agreement and the merger at the special stockholders meeting. He does not make any recommendation as to how any stockholder of the Company should vote on the merger agreement and the merger.

CHS Affiliates

      For purposes of this proxy statement, the “CHS Affiliates” are GEO Holdings, GEO Sub, Code Hennessy & Simmons IV LP, CHS Management IV LP and Code Hennessy & Simmons LLC.

      Each of the CHS Affiliates believes that the merger agreement and the merger are substantively and procedurally fair to the Company’s unaffiliated stockholders based on their consideration of a variety of factors, including:

•	The historical results of operations, financial condition, assets, liabilities, business strategy and prospects of the Company and the nature of the industry in which the Company competes;

•	The fact that the Company conducted an auction process that, according to the Company, resulted in written bids ranging from $13.00 to $19.50 per share, and the Company’s statement that the $19.50 per share bid was withdrawn and the remaining $18.50 per share bid was the remaining highest written bid;

•	The fact that during 2003 the Company made several public disclosures of its strategic alternatives program, including the possibility of selling the Company, and, according to the Company, it has not received any unsolicited offers to acquire the Company;

•	The fact that the $18.50 merger price exceeds the market prices of the Company’s stock before the announcement of its strategic alternatives program;

•	The fact that the Company’s Board of Directors can enter into discussions with other parties if a superior proposal is made to the Company; and

•	Notwithstanding that the Harris Williams opinion, dated December 30, 2003, was provided solely for the information and assistance of the Special Committee of the Company and that the CHS Affiliates are not entitled to rely on such opinion, the fact that the Special Committee received an opinion from Harris Williams that the cash merger consideration of $18.50 per share to be received in the merger by stockholders of the Company is fair from a financial point of view to such stockholders.

      In addition, each of the CHS Affiliates believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to the Company’s unaffiliated stockholders. These procedural safeguards include the following:

•	The fact that the terms of the merger were the result of arms’-length bargaining between the Special Committee and its advisors, on the one hand, and CHS IV and its advisors, on the other hand;

•	The fact that the Special Committee consists of independent directors whose fiduciary duties required them to represent the interests of the Company’s unaffiliated stockholders and to negotiate with CHS IV on behalf of those stockholders;

•	The Company’s statement that no member of the Special Committee has an interest in the merger different from that of the Company’s unaffiliated stockholders, except that members of the Special Committee hold existing stock options that will be “cashed-out” in the merger at the same price that the Company’s unaffiliated stockholders will receive;

•	The Company’s statement that the Special Committee retained and received the advice of Porter & Hedges and Harris Williams, its legal counsel and financial advisor, respectively, and was assisted by such counsel and advisor in negotiations with CHS IV;

•	The fact that the Special Committee and its advisors conducted extensive negotiations with CHS IV and the Company’s statement that the Special Committee had the authority to reject the transaction proposed by CHS IV;

•	The fact that the Company’s Board of Directors can enter into discussions with other parties if a superior proposal is made to the Company; and

•	The availability of appraisal rights under Delaware law for stockholders of the Company who believe that the terms of the merger are unfair, which rights are described under the heading “— Appraisal Rights.”

      Each of the CHS Affiliates believes that sufficient procedural safeguards were and are present for all of the reasons listed above notwithstanding the fact that the approval of the merger agreement and the merger by a majority of unaffiliated stockholders is not required and that the Company did not retain an unaffiliated representative, other than the Special Committee, to act on behalf of unaffiliated stockholders.

      The CHS Affiliates did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its opinion as to the fairness of the merger agreement and the merger. In addition, in their consideration of the fairness of the merger to the Company’s unaffiliated stockholders, the CHS Affiliates did not consider the liquidation value of the Company because they consider the Company as a viable, going concern business and, therefore, did not consider the liquidation value as relevant valuation methodology. You should note that none of the CHS Affiliates makes any recommendation as to how any stockholder of the Company should vote on the merger agreement and the merger.

      In addition, while the CHS Affiliates believe that the merger is fair to the Company and its stockholders, CHS IV attempted to negotiate the terms of a transaction that would be most favorable to it, and not to the Company and its stockholders, and accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to the Company and its stockholders. The CHS Affiliates do not believe that they had or have any fiduciary duty to the Company or its stockholders, including with respect to the merger and its terms. The Company and its stockholders were, as described elsewhere in this proxy statement, represented by the Special Committee that negotiated with CHS IV on their behalf, with the assistance of independent legal and financial advisors.

Purposes, Reasons and Plans for the Company after the Merger

Purposes of the CHS Affiliates

      The purpose of the merger is to enable GEO Holdings to acquire all of the Company’s common stock issued and outstanding immediately prior to the closing of the merger. The CHS Affiliates believe that the Company’s future business prospects can be improved through their active participation in the strategic direction and operations of the Company. In addition, the CHS Affiliates believe that their access to capital sources may provide the Company with development opportunities of the sort not currently available to it.

Reasons of the CHS Affiliates

      Each of the CHS Affiliates believes that it is best for the Company to operate as a privately held entity. As a privately held entity, the Company will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of the Company. In addition, as an entity whose common stock is not publicly traded, the Company will be able to make decisions that may negatively affect quarterly earnings but that may, in the long-run, increase the value of the Company’s assets or earnings. In other words, in a public equity market setting, it is often difficult for a company to make decisions that could negatively affect earnings in the short-term when the result of those decisions is often a reduction in the per share price of the publicly traded equity securities of such company.

      In addition, after the merger, the Company will no longer be subject to Securities and Exchange Commission reporting requirements with respect to its equity securities, which will allow the Company to eliminate the time devoted by its management and certain other employees to matters related exclusively to having equity securities publicly traded. The Company, however, will likely be required to file, or resume filing, reports with the Securities and Exchange Commission as a result of its issuing debt securities registered under the Securities Act.

Plans for the Company

      It is expected that after the merger, the operations and business of the Company will be conducted substantially as they are currently conducted. Immediately after the merger, the members of the board of directors of the Company, as the surviving corporation, will consist of Daniel J. Hennessy, Brian P. Simmons, Marcus J. George and the Company’s chief executive officer, Samir T. Badawi. None of the Company or any of the CHS Affiliates has any present plans or proposals that would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Company, any purchase, sale or transfer of a material amount of the Company’s assets, or any material changes in the Company’s business. However, the Company and the CHS Affiliates will continue to evaluate the Company’s business and operations after the merger from time to time, and may propose or develop new plans and proposals which they consider to be in the best interests of the Company and its stockholders, including the disposition or acquisition of material assets, joint ventures and other extraordinary transactions.

Risk that the Merger Will Not Be Completed

      Completion of the merger is subject to various conditions, including, but not limited to, those discussed under “THE MERGER AGREEMENT — Conditions to the Merger.” As a result of such conditions to the completion of the merger, even if the requisite stockholder approval is obtained, there can be no assurance that the merger will be completed.

      We expect that if the merger agreement is not approved and adopted by stockholders, or if the merger is not completed for any other reason, our current management, under the direction of our Board of Directors, will continue to manage the Company as an on-going business. We are not currently considering any other transaction as an alternative to the merger.

Interests of the Company’s Directors and Officers

      When you consider the recommendations of our Board of Directors, you should be aware that some of our directors and officers may have interests in the merger that are different from, or in addition to, the interests of other Company stockholders. Our Board of Directors was aware of these interests and considered them when it approved the merger agreement and the merger. These interests are summarized below.

Anticipated New Employment Agreements

      As a condition to completion of the merger, the following officers (referred to below as “executives”) will enter into employment agreements, which will replace their current employment arrangements with the Company:

•	Samir T. Badawi, President and Chief Executive Officer

•	Ernest C. English, Jr., Vice President and General Manager of North America Operations

•	Gerald E. Hersh, Vice President and General Management of U.S. Installation Operations

•	James T. Steinke, Vice President and General Manager Asia/ Pacific Operations

•	Paul Firrell, Vice President and General Manager Europe/ Middle East/ Africa Operations

•	Mohamed Ayoub, Vice President and General Manager Egypt Operations

      Fulbright & Jaworski L.L.P. represented the executives in the negotiation of new employment agreements and other plans and agreements described below.

      With the exception of Dr. Ayoub, each of the new employment agreements will be for an initial three-year term and entitle the executives to certain customary benefits and make them eligible to participate in the GEO Holdings Corp. 2004 Stock Option Plan and any incentive, savings, retirement and welfare benefit plans maintained or established by the Company or its affiliates. These employment agreements have been substantially negotiated, and each executive is prepared to sign his employment agreement.

      Under the employment agreements, each executive’s initial base salary will be his current 2004 salary, which was determined by the Compensation Committee of our Board of Directors effective January 1, 2004, subject to the approval of GEO Holdings. The determination of these officers’ 2004 salaries, and that of Roger Klatt discussed below, was not part of the negotiation of the merger agreement. The 2004 salaries have been approved by GEO Holdings. The initial base salaries as compared to the executives’ 2003 salaries, are as follows:

		2004		2003

•	Samir T. Badawi		$432,000		$412,000
•	Ernest C. English, Jr.		$194,000		$184,000
•	Gerald E. Hersh		$189,000		$179,000
•	James T. Steinke		$153,000		$146,000
•	Paul Firrell		£135,000		£120,000
•	Mohamed Ayoub	£	E216,000	£	E180,000

      Mr. Badawi’s new agreement is similar to his existing arrangements with the Company. Under the terms of Mr. Badawi’s new employment agreement, if during the first 18 months of such agreement or after a change in control, Mr. Badawi’s employment is terminated by the Company without cause or due to his disability, or by Mr. Badawi for good reason, Mr. Badawi will be entitled to, in addition to his base salary through the date of termination:

•	a pro rata bonus for the period through the date of termination;

•	all benefits under the Company’s benefit plans and programs in which he participates, subject to the terms and conditions of such plans; provided that group medical benefits for Mr. Badawi and his dependents on the date of termination will be continued for a period of three years, with premiums to be paid by Mr. Badawi at the same rate paid by employees who have not been terminated; and

•	a severance payment in a lump sum on or within ten days following the applicable date of termination of an amount equal to the sum of three times the base salary as in effect on the date of termination and three times the highest bonus received in any one of the three years preceding the date of termination.

If Mr. Badawi’s employment is terminated by the Company without cause or due to his disability, or by Mr. Badawi for good reason after the first 18 months of his new employment agreement (but before a change in control), Mr. Badawi will be entitled to, in addition to his base salary through the date of termination:

•	a pro rata bonus for the period through the date of termination;

•	all benefits under the Company’s benefit plans and programs in which he participates, subject to the terms and conditions of such plans; provided, however, that group medical benefits for Mr. Badawi and his dependents on the date of termination will be continued for a period of 18 months, with premiums to be paid by Mr. Badawi at the same rate paid by employees who have not been terminated; and

•	severance in an amount, payable pro rata over a period of 18 months, equal to the sum of one and one-half times the base salary as in effect on the date of termination and one and one-half times the bonus paid for the immediately preceding full year.

      In the event that Mr. Badawi is deemed to have received an “excess parachute payment” as defined in Section 280G(b) of the Internal Revenue Code of 1986 (as amended), the Company will make additional payments to Mr. Badawi to set off any applicable excise taxes. Also, the Company will provide Mr. Badawi with an automobile for business and personal use and pay reasonable use and maintenance costs related to such automobile.

      Mr. Badawi’s new agreement provides for a bonus for fiscal year 2004 of up to 140% of his base salary based on the Company’s EBITDA target, average working capital versus sales and achievement of business goals. Unless modified by the Company’s board of directors in connection with modification of the executive bonus program generally, the bonus measures and percentages used for the 2004 bonus will be used to determine Mr. Badawi’s bonuses in subsequent years.

      The employment agreements for Messrs. English, Firrell, Hersh and Steinke have terms substantially similar to Mr. Badawi’s employment agreement. Some of the material differences include the amount of base salary and the office held, and:

•	severance benefits are paid over an 18-month period (regardless of whether there has been a change in control) and include one and one-half times such executive’s base salary, one and one-half times the average of the bonuses paid to such executive for the immediately preceding three years and 18 months of medical benefits;

•	there are no provisions regarding “excess parachute payments”;

•	the executives are entitled to bonuses based on the Company’s bonus program for its executives generally; and

•	Messrs. English and Hersh are not entitled to an automobile, while Mr. Steinke is entitled to use of an automobile and a chauffeur.

      Mr. Steinke’s employment agreement further differs from Mr. Badawi’s employment agreement as Mr. Steinke is entitled to the following benefits: (1) a foreign service allowance based on 20% of his base salary, (2) rent and utilities for a furnished housing unit, (3) reimbursement for reasonable costs of language training, (4) expansion of the existing accidental death and dismemberment insurance to the maximum coverage of $400,000, (5) travel accident policy coverage of up to $500,000 and (6) funds for four trips per year for interim work at the Company’s offices in Houston and for home leave.

      Mr. Firrell’s employment agreement further differs from Mr. Badawi’s employment agreement as Mr. Firrell is entitled to the following benefits: (1) the Company will make annual contributions of up to ten percent (10%) of his base salary to a pension fund of his choosing until his employment terminates, (2) the Company will pay for the cost of private medical insurance on behalf of Mr. Firrell, his spouse and children under 21 years of age, and (3) the Company will provide life insurance for the term of the employment agreement with a death benefit of at least $964,386 (based on an exchange rate equal to 1.7859 as of December 31, 2003).

      Dr. Ayoub’s new employment agreement will have an initial term ending March 31, 2006. If the Company terminates Dr. Ayoub’s employment without cause prior to March 31, 2006, Dr. Ayoub will be entitled to his base salary for the remainder of the term (subject to a minimum of 12 months’ salary). Dr. Ayoub’s new agreement will be similar to his most recent employment agreement with the Company, except that Dr. Ayoub will be entitled to an automobile allowance and nine additional vacation days.

Employment Agreement of Roger Klatt

      The existing employment agreement of Mr. Klatt, our chief financial officer, dated March 10, 1997, as amended by letter agreement dated June 1, 1998, will continue in full force and effect after completion of the merger. Under the terms of the amended agreement, if after the merger we terminate Mr. Klatt without cause or he resigns for good reason, then Mr. Klatt is entitled to:

•	three times the highest base salary for the current year or any of the three previous years;

•	three times the greater of:

•	the maximum bonus Mr. Klatt is eligible to receive in respect of the current year (regardless of any limitations such as performance goals),

•	the highest bonus earned in any one of the three years preceding the date of termination,

•	40% of base salary at termination date, or

•	$100,000;

•	an amount equal to the unvested portion of our contributions to any defined contribution plan; and

•	medical benefits for three years (or until Mr. Klatt receives equal benefits from a new employer).

In the event that Mr. Klatt is deemed to have received an “excess parachute payment” as defined in Section 280G(b) of the Internal Revenue Code of 1986 (as amended), we will make additional payments to Mr. Klatt to set off any applicable excise taxes.

      Representatives of GEO Holdings have advised us that GEO Holdings has no current intention of terminating Mr. Klatt without cause nor of creating circumstances under which Mr. Klatt could resign for good reason, but is not waiving its rights to do so. Mr. Klatt’s 2004 base salary is $270,000, and his agreement automatically extends each December 1st for one year unless terminated pursuant to its terms.

Management Investment Position and Stock Option Exchange

      Upon completion of the merger, all outstanding stock options granted under any of our incentive plans (other than certain options owned by management, which will be exchanged for options in GEO Holdings), whether vested or unvested, will entitle the holder to receive cash in an amount equal to the product of (1) the excess, if any, of the per share merger consideration over the per share exercise price of the option and (2) the number of shares of common stock underlying the option.

      The table below sets forth the number of shares of Company common stock owned by each of our directors and officers, the number of shares underlying their options to purchase shares of the Company’s common stock excluding the Rollover Options (which are described below), the weighted average exercise price for those options, and the aggregate cash each of our officers and directors will be entitled to receive as a result of the merger at the effective time. In addition, the number of options to be exchanged for GEO Holdings options by certain of the Company’s officers (the “Rollover Options”) has been listed. For further of our management’s beneficial ownership in the Company prior to completion of the merger, see “SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”.

				Weighted Average	Aggregate Cash
	Shares of	Number of Shares		Exercise Price of	to be Received
	Company	Underlying Options		Options	for Options	Rollover
Director or Officer	Common Stock	(Excluding Rollover)(1)		(Excluding Rollover)	and Shares	Options(1)

Samir T. Badawi	34,000	276,000		$4.76	$4,420,570	184,000
James R. Burke	4,000	10,000	(2)	6.26	196,425	—
Bruce Cummings	—	8,000	(2)	6.87	93,050	—
James R. Gibbs	—	8,000	(2)	6.87	93,050	—
T. William Porter	2,000	10,000	(2)	6.26	159,425	—
Edward T. Sheehan	4,000	10,000	(2)	6.26	196,425	—
Roger J. Klatt	43,067	346,000		4.53	5,629,841	—
Ernest C. English, Jr.	1,935	67,500		5.49	913,798	45,000
Paul A. Firrell	1,000	29,700		6.93	362,025	19,800
Gerald E. Hersh	17,652	71,400		3.02	1,431,497	47,600
James T. Steinke	2,116	54,000		2.80	886,796	36,000
Mohamed Ayoub	—	1,800		8.85	17,370	1,200

(1)	Previously granted pursuant to the Company’s Amended and Restated 1995 Incentive Stock Plan and the 1996 Non-Qualified Stock Option Plan for Non-Employee Directors.
(2)	These non-employee director options are fully vested and exercisable.

      In addition, each officer exchanging Rollover Options will enter into an executive securities agreement, a stockholders agreement and a registration agreement, each as described below. The options for GEO Holdings stock issuable in exchange for the Rollover Options are estimated to represent an indirect interest of approximately 8% of the Company on a fully-diluted basis immediately following the merger.

Equity Ownership in GEO Holdings after the Merger

      Immediately following the merger, it is anticipated that the CHS Affiliates and co-investors will own all of the issued and outstanding capital stock of GEO Holdings and that the holders of the Rollover Options will own options to acquire approximately 8% of the capital stock of GEO Holdings on a fully-diluted basis. It is expected that upon closing of the merger, the GEO Holdings Corp. 2004 Stock Option Plan will become effective. It is anticipated that the GEO Holdings Corp. 2004 Stock Option Plan will permit the issuance of options for the purchase of up to 10% of GEO Holdings’ common stock, determined on a fully-diluted basis (giving effect to all such permitted options as well as all options issued to certain executives upon exchange of their Company options in connection with the merger; see “SPECIAL FACTORS — Management Investment Position and Stock Option Exchange”). Under this plan, the board of directors of GEO Holdings (or a committee thereof) may, in its discretion, grant options to executives or other key employees or directors of GEO Holdings.

Executive Securities Agreements

      It is anticipated that, in connection with the completion of the merger, each of Messrs. Badawi, English, Hersh, Steinke, Firrell and Ayoub (referred to below as “executives”) will enter into an executive securities agreement pursuant to which such executive will exchange his Rollover Options for an option to purchase the common stock of GEO Holdings. Each executive’s Rollover Options will be exchanged for a new option such that the difference between the aggregate value of the Company’s common stock into which the Rollover Options were exercisable (based upon a value per share of the Company’s common stock of $18.50) and the aggregate exercise price of the Rollover Options is equal to the difference between the value of the common stock of GEO Holdings at the closing of the merger into which the new option is exercisable and the aggregate exercise price of the new option. Additional terms of the executive securities agreements will include:

•	expiration of new options on the first to occur of: ten years after the closing of the merger; the expiration of 10 calendar days after the executive ceases to be an employee of the Company, if such termination is for cause; or a transfer of new options in violation of the executive securities agreement;

•	cashless exercise of new options based on the value of the common stock of GEO Holdings underlying such new option;

•	mandatory repurchase of new options by GEO Holdings or CHS IV in the event that the executive is terminated by the Company for cause;

•	optional repurchase right of GEO Holdings or, in the event not exercised by GEO Holdings, CHS IV, if executive’s employment is terminated for any reason; and

•	transfer restrictions, subject to customary exceptions.

Stockholders Agreement

      Upon closing of the merger, it is anticipated that GEO Holdings, CHS IV and Messrs. Badawi, English, Hersh, Steinke, Firrell and Ayoub (referred to below as the “executives”) will enter into a stockholders agreement with respect to their GEO Holdings’ securities. Certain terms of the stockholders agreement are described below:

•	all parties to the stockholders agreement will be obligated to vote for the following GEO Holdings’ board members: initially, three members appointed by CHS IV and one who will be the chief executive officer of the Company (initially, Mr. Badawi), subject to CHS IV’s right to at all times appoint a majority of the GEO Holdings board;

•	the executives will be restricted from transferring their shares, subject to customary exceptions;

•	the executives will have customary “tag-along” rights to participate on a pro rata basis with CHS IV in sales of equity securities, subject to certain exceptions including transfers by CHS IV to affiliates and transfers of up to 5% in the aggregate of any class of securities held by CHS IV as of the date of the closing of the merger to employees of, consultants to, and advisors to CHS IV, GEO Holdings, or any of their affiliates;

•	the executives will have preemptive rights with respect to offerings of new securities by GEO Holdings, subject to customary exceptions; and

•	the executives will be subject to customary “drag-along” rights by which the executives may be required to sell their shares along with CHS IV in a transaction following which a person or group other than CHS IV or its affiliates would have voting power under ordinary circumstances to appoint a majority of the GEO Holdings board of directors, if such transaction is approved by the board of directors of GEO Holdings and by holders of a majority of the GEO Holdings common stock.

Registration Agreement

      Upon completion of the merger, it is anticipated that GEO Holdings, CHS IV and Messrs. Badawi, English, Hersh, Steinke, Firrell and Ayoub will enter into a registration agreement that will give the executives “piggy-back” registration rights with respect to their GEO Holdings’ securities, subject to customary restrictions and limitations.

Directors and Officers Insurance

      The merger agreement requires the surviving corporation to maintain directors and officers insurance, substantially equivalent in scope and coverage as existing policies, for the current directors and officers for a period of six years, subject to certain limitations concerning the aggregate amount of premiums.

      See “THE MERGER AGREEMENT — Indemnification.”

Material United States Federal Income Tax Considerations

      The following discussion summarizes the material United States federal income tax consequences of the merger relevant to United States and non-United States holders of the Company common stock and options to purchase the Company common stock. The following discussion does not address any other taxes that might be applicable, such as tax consequences arising under the tax laws involving estates or gifts or of any state, locality or foreign jurisdiction. This discussion assumes that the shares of the Company common stock are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

      This discussion of United States federal income tax considerations is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. The Internal Revenue Service may take a different position with respect to matters discussed herein.

      This discussion does not address all aspects of United States federal income tax considerations that may be relevant to a particular stockholder in light of such stockholder’s personal circumstances or to stockholders who are subject to special treatment under United States tax law, such as:

•	tax exempt organizations;

•	financial institutions, insurance companies, and broker-dealers or persons who have elected or are required to use the mark-to-market method of accounting with respect to their securities holdings;

•	investors in pass through entities;

•	persons who hold their Company stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of the Company stock and one or more other investments;

•	persons who acquired their Company stock through a benefit plan or otherwise in a compensatory transaction; or

•	stockholders who have a functional currency other than the United States dollar.

      As used in this proxy statement, a United States holder means a beneficial owner of Company stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a partnership or corporation created or organized in or under the laws of the United States or of any of its political subdivisions;

•	any estate (other than a foreign estate); or

•	a trust, if either a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

      As used in this proxy statement, a non-United States holder means a beneficial owner of Company stock who is not a United States holder.

      If a partnership holds stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Company stock, you should consult your tax advisor.

United States Holders

      A United States holder will generally recognize gain or loss on the sale of stock in the merger in an amount equal to the difference between the amount of cash received from the sale and the stockholder’s tax basis in the stock. The stockholder’s tax basis in the stock generally will be its cost to the stockholder. In the case of a noncorporate stockholder, the federal income tax rates applicable to capital gains will depend on the stockholder’s holding period for the stock, with a preferential long-term capital gains rate available for stock held for more than one year that varies according to the stockholder’s marginal tax rate for ordinary income. The deductibility of capital losses is subject to various limitations depending on the stockholder’s particular facts.

      The Company stockholders exercising appraisal rights will be taxed in the same manner as the Company stockholders not exercising their appraisal rights, with gain or loss on the transaction equal to the difference between the amount of cash received and the stockholder’s tax basis in the shares.

      The exchange of options to purchase Company common stock for options to purchase stock of GEO Holdings will not be a taxable event. Persons holding options to purchase the Company’s common stock who receive consideration in cash in exchange for cancellation of such options will recognize ordinary income equal to the amount of cash received and such income may be subject to withholding. Such persons should consult with their personal tax advisors with respect to such options and stock.

      The Company is not a United States Real Property Holding Company within the meaning of the Internal Revenue Code. Accordingly, the Company stockholders who are not United Sates persons within the meaning of the Internal Revenue Code will generally not be subject to United States income tax on the sale of the Company common stock in the merger, unless such shares are effectively connected with the conduct of a United States trade or business within the meaning of the Internal Revenue Code. The Company stockholders who are not United States persons should consult with their personal tax advisors regarding the tax consequences of the merger in both the United States and other applicable jurisdictions.

Non-United States Holders

      A non-United States holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange, redemption, retirement or other disposition of Company stock, unless the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other applicable conditions are met, or the gain is effectively connected with the conduct by the non-United States holder of a trade or business in the United States.

      If a non-United States holder is engaged in a trade or business in the United States and if gain realized on the disposition of the stock is effectively connected with the conduct of the trade or business (“effectively connected income”), the non-United States holder usually will be subject to regular United States federal income tax on the gain in the same manner as if it were a United States holder, unless an applicable treaty provides otherwise. In addition, if the non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, with specified adjustments. For this purpose, gain realized on the disposition of the Company’s stock will be included in the foreign corporation’s earnings and profits if such interest or gain is effectively connected income. Even though the effectively connected income is subject to income tax, and may be subject to the branch profits tax, it generally is not subject to withholding if the non-United States holder delivers a properly executed IRS Form W-8 ECI, or a successor form, to the payor.

Information Reporting and Backup Withholding

      Noncorporate United States holders generally will be subject to information reporting and may be subject to a backup withholding tax of up to 30% with respect to the proceeds of disposition of stock. In the case of a United States holder, backup withholding will apply only if such holder:

•	fails to furnish its taxpayer identification number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	in some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

      Backup withholding and information reporting generally will not apply to payments to a non-United States holder on stock if the certification described under “Non-United States Holders” is provided or the non-United States holder otherwise establishes an exemption, and the payor does not have actual knowledge that the holder is a United States holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of stock to or through a non-United States office of a broker, as defined in applicable Treasury Regulations, that is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income from all sources for the three prior years is from activities effectively connected with the conduct of a United States trade or business; or

•	a foreign partnership, if at any time during its tax year, either more than 50% of its income or capital interests are owned by United States holders or the partnership is engaged in the conduct of a United States trade or business, will be subject to information reporting requirements unless the broker has documentary evidence in its files of the holder’s non-United States holder status and has no actual knowledge to the contrary or the non-United States holder otherwise establishes an exemption. Backup withholding normally will not apply to any payment of the proceeds from the sale of a note made to or through a foreign office of a broker; however, backup withholding may apply if the broker has actual knowledge that the payee is a United States holder. Payments of the proceeds from the sale of stock to or through the United States office of a broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a United States holder and that other conditions are met or the holder otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States holder or that the conditions of any other exemption are not, in fact, satisfied.

      Holders of our stock should consult their tax advisors regarding the application of backup withholding under their particular circumstances, the availability of an exemption from backup withholding and the procedure for obtaining an exemption.

      The amount of any backup withholding will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund if the required information is furnished to the IRS.

      The above discussion is for general information only and is not tax advice. Each stockholder should consult a tax advisor as to the United States federal income tax consequences of the merger arising from the particular facts and circumstances of the stockholder. Stockholders should also consult a tax advisor as to any estate, gift, state, local or foreign tax consequences of the merger.

Appraisal Rights

      Under Delaware law, our stockholders are entitled to appraisal rights in connection with the merger. However, under the merger agreement, GEO Holdings is not obligated to close the merger if stockholders holding an aggregate of greater than 5% of our outstanding common stock have properly delivered written demands for appraisal of their shares under Delaware law.

      The following is a summary of the material provisions of Section 262 of the General Corporation Law of the State of Delaware. The full text of Section 262 of the General Corporation Law of the State of Delaware is attached to this proxy statement as Appendix D, which you are encouraged to read. Failure to comply timely and properly with the procedures specified in Section 262 will result in the loss of appraisal rights.

      If the merger is completed, each Company stockholder who (1) files written notice with the Company of an intention to exercise rights to appraisal of his or her shares prior to the vote on the merger agreement and the merger at the Company’s special meeting, (2) does not vote in favor of the merger and (3) follows the procedures set forth in Section 262, will be entitled to be paid the fair value in cash for his or her Company common stock by the surviving corporation. The fair value of the Company’s common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be less than, equal to or more than the $18.50 per share they would receive under the merger agreement if they did not seek appraisal of their shares. The Company’s common stock for which any of our stockholders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement as “dissenting shares.”

      The written demand for appraisal must be in addition to and separate from any proxy or vote. None of voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

      Within ten days after the effective date of the merger, the surviving company must mail a notice to all of the Company’s stockholders who have complied with (1) and (2) above notifying such stockholders of the effective date of the merger. Within 120 days after the effective date, holders of dissenting shares may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal and accept the terms offered upon the merger. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from the surviving company a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received.

      Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares that are held of record or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

      A demand for appraisal should be signed by or on behalf of a stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise appraisal rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

      If any stockholder who demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, his or her shares will be converted into a right to receive the consideration with respect to the holder’s dissenting shares in accordance with the merger agreement. Dissenting shares lose their status as dissenting shares if:

•	the merger is abandoned;

•	the dissenting stockholder fails to make a timely written demand for appraisal;

•	the dissenting shares are voted in favor of the merger;

•	neither the surviving company nor any dissenting stockholder files a petition within 120 days after the effective date of the merger; or

•	the stockholder delivers to the surviving company, within 60 days of the effective date of the merger, or thereafter with the surviving company’s approval, a written withdrawal of the stockholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

      Failure to follow the steps required by Section 262 of the General Corporation Law of the State of Delaware for perfecting appraisal rights may result in the loss of appraisal rights, in which event a stockholder will be entitled to receive the consideration with respect to the holder’s dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the General Corporation Law of the State of Delaware, stockholders who are considering objecting to the merger should consult their own legal advisors.

Regulatory Approvals

      There are no regulatory requirements that must be met in order to consummate the merger except for:

•	expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (early termination was granted effective January 20, 2004); and

•	the filing of the certificate of merger with the Secretary of State of the State of Delaware with respect to the merger as provided by the General Corporation Law of the State of Delaware.

      We are not aware of any other significant government or regulatory approvals that need to be obtained, or waiting periods with which we need to comply, to complete the merger. If we discover that other approvals or waiting periods are required, we will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it. Even if we could obtain the approval, conditions may be placed on it that could cause us or GEO Holdings or GEO Sub to abandon the merger even if we receive stockholder approval.

Voting Agreement

      Wembley Ltd. has executed a voting agreement in which it has agreed to vote “FOR” the approval of the merger agreement and the merger. The shares of our common stock held of record by Wembley Ltd. represent approximately 40% of the outstanding shares of our common stock. Samir T. Badawi, our Chairman of the Board, President and Chief Executive Officer, serves as a director and president of Wembley Ltd. and has advised us that he does not have any direct or indirect equity interest in Wembley Ltd. The full text of the voting agreement is attached as Appendix C to this proxy statement and incorporated in this document by reference. You are urged to read the full text of the voting agreement carefully and in its entirety. For a discussion of litigation related to the ownership of some of those shares, see “PENDING LITIGATION — Wembley Dispute.”

      In addition, as of April 8, 2004, our directors and executive officers beneficially owned in the aggregate 4,666,913 shares of our common stock, or approximately 40% of our outstanding shares, which includes shares held of record by Wembley Ltd. Our directors and executive officers have informed the Company that they intend to vote all of their shares of the Company’s common stock “FOR” the approval of the merger agreement and the merger because they believe the $18.50 per share merger consideration is a fair price for all our stockholders, including the public stockholders.

      Neither Wembley Ltd. nor any of the Company’s executive officers make any recommendation as to how any Company stockholders should vote on the merger agreement and the merger.

Accounting Treatment

      The merger is intended to be accounted for by GEO Holdings using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired will be allocated to goodwill.

Financing of the Merger

      Upon completion of the merger, GEO Holdings will pay an aggregate amount of approximately $234.0 million to acquire all outstanding shares of the Company common stock and to cancel all the Company stock options (excluding options held by continuing investors that will be exchanged at the time of the merger for equity interests in GEO Holdings), assuming no Company stockholders exercise and perfect their dissenters’ rights. In addition, the Company expects to repay existing debt in an aggregate amount of approximately $16.7 million (including accrued interest thereon). Moreover, the Company will incur approximately $22.0 million in fees and expenses in connection with the merger and related transactions. The following arrangements are intended to provide the necessary financing for the merger.

Equity Commitment Letter

      Pursuant to an equity commitment letter from CHS IV to the Company dated December 31, 2003, CHS IV has undertaken to provide up to $61.3 million of the equity financing required for the transactions contemplated by the merger agreement. This commitment is subject to the conditions set forth in the merger agreement (including, without limitation, the receipt of the financing contemplated by the bank and bridge facilities commitment letter).

Bank and Bridge Facilities Commitment Letter

      Under the Bank and Bridge Facilities Commitment Letter, dated as of December 31, 2003, by and between GEO Holdings, UBS Loan Finance LLC (“UBS”) and UBS Securities LLC, UBS has agreed to provide (subject to certain conditions) a senior secured term loan facility of $25 million and a senior secured revolving credit facility of $40 million, $15 million of which is expected to be drawn at the closing of the merger. This commitment letter contemplates that GEO Sub will issue $150 million of notes in a private placement. If the notes are not issued by the closing of the merger, UBS has agreed to provide, subject to certain conditions, a bridge loan facility in the amount of up to $150 million under a senior unsecured credit facility. If the arranger of the facilities and CHS IV mutually determine that there is a change in the high yield market such that it is no longer possible to successfully place the notes, UBS and the arranger of the facilities may, with CHS IV’s consent, restructure the facilities into (i) a $120.0 million senior secured term loan facility and a $40.0 million senior secured revolving credit facility (each of which facility would be made available on terms and upon conditions substantially similar to those outlined with respect to the term loan facility and revolving credit facility discussed below, except for such changes as are necessary to reflect this alternative structure and except that the term loan would amortize in 20 equal quarterly installments equal in each year to 1.0% of the original principal amount of the loan, with the balance payable in four equal quarterly installments during the sixth year of such loan) and (ii) a $55.0 million mezzanine debt facility. A copy of the bank and bridge facilities commitment letter has been filed as an exhibit to the Schedule 13E-3 filed by the Company and its affiliates and is incorporated by reference in this proxy statement.

      UBS will have the right to syndicate the senior secured term loan facility, the senior secured revolving credit facility and the bridge loan credit facility to other institutions that become parties to the bank documents and the bridge loan documents, respectively.

      The proceeds of this financing will be used (1) to repay the Company’s outstanding debt under its existing senior credit facility, (2) to pay a portion of the purchase price and related fees and expenses for the merger and related transactions and (3) to provide financing for the Company’s ongoing working capital and general corporate needs. This commitment will terminate on the earlier of June 30, 2004 or the termination of the merger agreement.

Senior Credit Facility

      The new senior credit facility will provide for a $25.0 million term loan facility and a revolving credit facility of up to $40.0 million. We expect a portion of the revolving credit facility to be made available as a letter of credit facility and a swingline subfacility. The term loan will mature six years after the closing of the merger and the revolving credit facility will mature five years after the closing of the merger. The term loan facility will amortize in 24 consecutive equal quarterly installments. Borrowings bear interest, at our option, at either a base rate or LIBOR plus, in each case, an applicable interest margin. The applicable interest margin for the term loan is expected to be 2.25% per annum for base rate loans or 3.25% per annum for LIBOR loans. The applicable interest margin for revolving loans is expected to be 1.75% per annum for base rate loans or 2.75% per annum for LIBOR loans. The applicable interest margins for the revolving credit facility, and perhaps the term loan, will be adjustable by the lenders based upon a grid to be determined following the delivery of our financial statements after the closing of the Merger. We will also be required to pay customary commitment, underwriting and agency fees and expenses. The new senior credit facility will be required to be prepaid with the net proceeds of certain asset sales, the net proceeds of certain issuances of debt or preferred stock, a portion of net proceeds of certain issuances of common equity, the net proceeds from casualty and condemnation events in excess of amounts applied to repair or replace such assets, and an agreed-upon percentage of our excess cash flow (subject to certain baskets).

      The new senior credit facility will be guaranteed by GEO Holdings and all of our existing and future direct or indirect domestic subsidiaries but not our foreign subsidiaries or Bentofix Technologies (USA), Inc., a dormant subsidiary of our 51%-owned Canadian subsidiary, Bentofix Technologies, Inc., to the extent guarantees by such subsidiaries would be prohibited by applicable tax law or could result in adverse tax consequences. The senior credit facility will be secured by substantially all of our assets, and by our capital stock and the capital stock of substantially all of our domestic subsidiaries and 65% of the capital stock of substantially all of our first-tier foreign subsidiaries.

      The new senior credit facility will require us to meet certain financial tests, including but not limited to, a minimum interest coverage ratio, a maximum leverage ratio, a minimum fixed charge coverage ratio and maximum capital expenditures. In addition, the new senior credit facility will contain restrictive covenants which will limit, among other things, dispositions of assets, certain business changes, certain ownership changes, mergers, acquisitions, dividends, stock repurchases and redemptions, incurrence of indebtedness, issuance of preferred stock, investments, liens, transactions with affiliates, sale and leaseback transactions, and other matters customarily restricted in such agreements. We expect the new senior secured credit facility to provide for customary events of default.

Bridge Loan Facility

      Although the Company does not currently anticipate drawing on the bridge facility, if the Company does draw on the bridge facility, it is expected that the bridge facility would be comprised of a $150 million senior bridge loan. The senior bridge loan is expected to have a maturity of one year and, if not paid on or prior to such maturity, would be converted (subject to certain conditions) into a senior term loan that matures six months after the final maturity of the term loan under the senior credit facility. The bridge loan would be expected to bear interest at the greater of 10%, a floating rate based on LIBOR plus 8.5%, and the prior quarter’s interest rate plus 0.5%, with each such amount increasing by an additional 0.5% at the end of each three months after the closing. However, the interest rate would not exceed 14.0% per annum and, to the extent it exceeds 12.0%, such excess interest may be added to the principal amount at the borrower’s option. It is expected that the bridge loan would be required to be repaid from the net cash proceeds from the incurrence of any debt or the issuance of any equity security or any asset sale (subject to exceptions to be agreed and requirements in the senior credit facilities).

      It is expected that the Company’s obligations under the bridge facility will be unconditionally guaranteed on a senior basis by each of its domestic subsidiaries, but not Bentofix Technologies (USA), Inc. It is also expected that the obligations of the Company and each guarantor under the bridge facility will be unsecured, and will rank equal in right of payment to all unsecured senior debt of the Company and each guarantor and senior to any subordinated debt of the Company and each guarantor.

      The availability of the bridge facility will be subject to the satisfaction of customary conditions. The bridge facility will contain customary affirmative and negative covenants, including restrictions on the ability of the Company to incur additional indebtedness, pay dividends, make certain other restricted payments and investments, create liens, enter into affiliate transactions and merge, consolidate or transfer substantially all of its assets. The bridge facility will also contain customary representations and warranties and event of default provisions.

Notes

      In connection with the merger, the Company expects that GEO Sub Corp., a newly formed subsidiary of GEO Holdings, will issue $150 million of new unsecured notes, to be assumed by the Company upon closing of the merger. The interest rate and other terms of the notes will depend upon interest rate and market conditions at the time of their issuance. However, it is anticipated that the notes will contain covenants that are customary for this type of financing, including, without limitation, restrictions on dividends, stock repurchases, liens, indebtedness, affiliate transactions, asset sales and mergers. It is expected that the notes will be issued in an offering to be consummated prior to or concurrently with the merger. If all or any portion of the $150 million of notes offering is not completed due to then current market conditions, GEO Holdings and GEO Sub have obtained a bridge facility commitment, which is discussed above, to provide this portion of the merger financing.

Repayment of Indebtedness

      The Company intends to repay the indebtedness incurred to effect the merger through cash flow from operations. There are no other specific plans or arrangements to refinance or repay any of that indebtedness.

Management Agreement with CHS Management IV LP

      In connection with the merger, GEO Holdings and the Company will enter into a management agreement with CHS Management IV LP, the general partner of CHS IV. Pursuant to the management agreement, CHS Management will provide certain financial and management consulting services to the

Company. In consideration of those services, the Company will pay to CHS Management fees in an aggregate annual amount of $2.0 million. The Company will also agree to reimburse CHS Management for its reasonable travel and other out-of-pocket expenses and pay additional transaction fees to them in the event the Company and/or any of its affiliates complete add-on acquisitions. The Company will also provide customary indemnification to CHS Management. In connection with the structuring and implementation of the merger and related financing transactions, GEO Holdings will pay CHS Management fees in the aggregate amount of $5.0 million at the completion of the Merger. Under the Management Agreement, GEO Holdings will pay CHS Management a fee equal to 5% of the proceeds of GEO Holdings’ capital stock purchased from time to time by CHS Management or its affiliates.

Estimated Fees and Expenses

      Estimated fees and expenses to be incurred by the Company in connection with the merger are as follows:

Legal, accounting and consulting fees and expenses	$4,567,000
Financial advisory fees and expenses	8,604,000
Financing fees and expenses	8,568,000
SEC filing fees	18,929
Exchange Agent fees	22,500
Printing, proxy solicitation, mailing costs and other fees and expenses	219,571

$22,000,000

      The Company will be responsible for all of the foregoing fees and expenses if the merger occurs. If the merger is not completed, each of the Company, on the one hand, and GEO Holdings and GEO Sub, on the other, would pay its own fees and expenses, provided that the Company would be obligated under certain circumstances to pay a termination fee. See the discussion under the heading “THE MERGER AGREEMENT — Termination Fee Payable to GEO Holdings Corp.”

Provisions for Unaffiliated Security Holders

      No provision has been made to grant unaffiliated stockholders of the Company access to the corporate files of the Company or any other party to the merger or to obtain counsel or appraisal services at the expense of the Company or any other such party.

Availability of Documents

      Harris Williams’ reports and opinion will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Company common stock or any representative who has been designated in writing.

Purchases of Treasury Shares

      The Company purchased 23,000 shares of its common stock between October 31, 2003 and November 7, 2003 for an aggregate expenditure of $397,090. The prices paid for the common stock ranged from $15.75 per share to $17.81 per share, with an average purchase price of $17.20 per share. Except as set forth in the two preceding sentences, none of the Company, the continuing investors or the CHS Affiliates has purchased any of the Company’s common stock during the past two years.

PENDING LITIGATION

Challenge to the Merger

      The Company, our directors, Code Hennessy & Simmons LLC, GEO Sub and GEO Holdings have been named in one or more of three putative class action lawsuits filed in January 2004 in the Delaware Court of Chancery (Calhoun v. Gundle/ SLT Environmental, Inc., et al., C.A. No. 153-N, Twist Partners LLP v. Badawi, et al., C.A. No. 150-N, and Bell v. Gundle/SLT Environmental, Inc., et al., C.A. No. 169-N). These complaints allege that our directors breached their fiduciary duties by allegedly failing to auction the

Company, to undertake an appropriate evaluation of the Company as a merger/acquisition candidate, to act independently to protect our stockholders, and to ensure that no conflicts of interest existed or that any conflicts were resolved in “the best interests of GSE’s public shareholders.” The complaints seek, among other relief, to enjoin the merger or to rescind it if approved by stockholders and consummated and to obtain unspecified damages from the defendants. On February 10, 2004, the Delaware Court of Chancery entered an order consolidating the three actions for all purposes and requiring the plaintiffs to file a consolidated amended complaint as soon as practicable. The parties to the consolidated actions have executed a Memorandum of Understanding that reflects an agreement in principle to settle the actions, subject to the negotiation of a definitive stipulation of settlement, due notice to the Company’s current and former stockholders who are members of the plaintiff class and approval by the Delaware Court of Chancery. This agreement in principle is based on enhanced disclosures regarding the merger, all of which are included in this proxy statement. The Memorandum of Understanding also includes the defendants’ agreement to pay the plaintiffs’ attorney fees, costs and expenses up to $330,000, subject to approval by the Delaware Court of Chancery.

      We and our directors believe these suits are without merit, and, if the settlement contemplated by the Memorandum of Understanding is not approved by the Delaware Court of Chancery, we and they intend to vigorously defend the litigation. These or similar lawsuits may jeopardize the merger, since their existence could result in the failure of one or more conditions precedent to GEO Holdings’ obligation to conclude the merger and thus permit GEO Holdings to terminate the merger agreement and abandon the merger should it desire to do so.

Wembley Dispute

      On January 14, 2004, the Company received a letter from Shire Equipment Leasing Corporation (“Shire”) relating to litigation instituted by Wembley Ltd., the holder of record of 4,557,143 shares of our common stock and the Company’s largest stockholder. Wembley seeks a declaratory judgment that neither Pro Air, Inc., which was declared bankrupt in 2003, nor Shire, its assignee, ever acquired an ownership interest in 1.1 million of these shares which are currently and have been held of record continuously by Wembley. Shire disputes this contention and indicates that it will seek recovery (a) against Wembley and, if Wembley is unable to satisfy any such judgment, (b) against the Company for as much as $200 million in alleged consequential damages resulting from its and/or Pro Air’s inability to own and sell the Company shares, if and to the extent that the Company acted in concert with Wembley “to thwart the (allegedly) rightful transfer” of the Company shares to which Shire makes claim.

      The Company believes that this dispute is between Wembley and Shire. Accordingly, should such a claim be forthcoming, the Company intends to defend itself vigorously. Upon conclusion of the merger, the Company expects to request all the Company stockholders to surrender their certificates for cancellation in exchange for payment of the merger consideration. The Company intends to pay the merger consideration to whichever of the parties (Wembley or Shire) submits, in the form required for “good delivery,” the stock certificate in controversy.

SEC Inquiry

      The Fort Worth District Office of the Securities and Exchange Commission has inquired of the Company about a sale of its common stock in late September 2003 by a former non-U.S.-resident Company director. The shares were sold through a brokerage account on which the Company’s president and chief executive officer was listed as a contact person, without any beneficial or other interest. The sale was made shortly before the Company announced it would not meet earnings expectations. The chief executive officer has informed the Company that he has no reason to believe that the non-resident former director, who left the Board several years ago, possessed any non-public information at the time of sale. The Company has voluntarily produced information and documents in connection with the former director’s sale, as requested by the Securities and Exchange Commission in November 2003 and January 2004. The Company has no knowledge of any wrongdoing on its part or that of any affiliates, officer or the former director and intends to continue to cooperate fully in respect of this inquiry.

THE MERGER AGREEMENT

      This is a summary of the material provisions of the merger agreement. The full text of the merger agreement is attached as Appendix A to this proxy statement and incorporated in this document by reference. You are urged to read the full text of the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The Merger

     Purposes

      When the merger occurs, GEO Sub Corp., a wholly owned subsidiary of GEO Holdings Corp., will be merged with and into the Company. The Company will survive the merger and will become a wholly owned subsidiary of GEO Holdings Corp.

Merger Consideration

      In the merger, each share of our common stock (except for certain shares held by GEO Holdings, GEO Sub or the Company, or shares for which appraisal rights have been properly exercised) outstanding immediately before the merger will be converted into the right to receive $18.50 in cash, without interest. Each stockholder (other than GEO Holdings) will no longer have any rights with respect to the shares of our common stock, except for the right to receive the merger consideration and any declared and unpaid dividend with respect to such common stock.

      Each option to purchase shares of common stock (except for certain options held by certain officers of the Company) that is outstanding and unexercised, whether vested or unvested, immediately before the effective time of the merger, will be converted into the right to receive cash in an amount equal to the product of (1) the excess, if any, of $18.50 over the per share exercise price of the option and (2) the number of shares of common stock underlying the option. Certain officers will exchange a portion of their outstanding options to purchase shares of the Company’s common stock, for options to purchase shares of GEO Holdings’ common stock estimated to represent an indirect interest of approximately 8% of the Company on a fully-diluted basis immediately following the merger. See “SPECIAL FACTORS — Interests of the Company’s Directors and Officers.”

Effective Time of the Merger

      The completion of the merger will take place following the date when the last of the conditions to the merger is satisfied or waived. On the closing of the merger, we will cause a certificate of merger to be filed with the Delaware Secretary of State. The merger will become effective upon our filing of the certificate of merger with the Delaware Secretary of State or such later date or time as may be set forth in such certificate of merger.

Charter Documents

      At the effective time of the merger, the Company’s certificate of incorporation and bylaws shall be amended and restated in their entirety. The proposed amended and restated certificate of incorporation of the Company is attached as Appendix I to the merger agreement, a copy of which is attached as Appendix A to this proxy statement and incorporated in this document by reference.

Directors and Officers

      From the effective time of the merger, until successors are duly elected and appointed and qualified in accordance with applicable law, the Company’s directors shall be Samir T. Badawi, Marcus J. George, Daniel J. Hennessy and Brian P. Simmons, and the Company’s incumbent officers shall continue to hold their respective offices.

Payment for Shares and Options

      As soon as reasonably practicable following the effective time of the merger, GEO Holdings will establish a payment fund by depositing with its exchange agent the merger consideration for record holders of our common stock.

Surrender of Stock Certificates and Option Agreements

      As soon as reasonably practicable after the effective time of the merger, GEO Holdings will instruct its exchange agent to mail to each record holder of our common stock a letter of transmittal and instructions for the surrender of stock certificates to the exchange agent in exchange for payment of the merger consideration. After surrendering stock certificates to the exchange agent, together with a properly completed letter of transmittal and all other documents and materials required by the exchange agent to be delivered with the stock certificate, the holder of the stock certificate will be entitled to receive the merger consideration with respect to the shares represented by the certificate. Until so surrendered, each outstanding stock certificate will be deemed after the effective time of the merger, for all corporate purposes, to evidence only the right to receive the merger consideration into which the shares represented by such certificate have been converted. Each surrendered share will be canceled. No interest will be paid or accrued on the merger consideration.

      If a transfer of ownership of any shares of our common stock is made before the effective time of the merger and is not registered in our transfer records, the merger consideration into which those shares have been converted will be paid to the transferee only if the certificate representing such stock is presented to the exchange agent as provided above, and accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid.

      In connection with the merger, GEO Holdings will provide each option holder instructions for the surrender of option agreements in exchange for payment of the merger consideration (less the exercise price of the options as described above). After surrendering option agreements, together with all other documents and materials required by GEO Holdings in connection therewith, the holder of such option agreement will be entitled to receive the merger consideration (less the exercise price of the options as described above) with respect to the options outstanding immediately prior to the effective time. Until so surrendered, each outstanding option agreement will be deemed after the effective time of the merger, for all corporate purposes, to evidence only the right to receive the merger consideration (less the exercise price of the options as described above) into which the options represented by such certificate have been converted. No interest will be paid or accrue on the merger consideration.

      You should not send in your stock certificates or option agreements until you receive a letter of transmittal from the Exchange Agent or instructions from GEO Holdings. All cash paid upon the surrender of stock certificates or option agreements in accordance with the merger agreement will be in full satisfaction of all rights pertaining to the underlying shares and options.

      Any portion of the payment fund that remains undistributed 180 days after the effective time of the merger will be delivered to the Company upon demand, and each holder of shares of our common stock or options to purchase our common stock who has not previously surrendered stock certificates or option agreements as provided above must thereafter look only to the Company for satisfaction of any claims for merger consideration. Neither GEO Holdings, GEO Sub nor the Company will be liable to any former holder of our common stock or options to purchase our common stock for any portion of the merger consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Lost Stock Certificates and Option Agreements

      If your stock certificate or option agreement has been lost, stolen or destroyed, you will be entitled to obtain payment only by signing an affidavit and, if required by GEO Holdings, posting a bond in an amount sufficient to protect GEO Holdings against claims related to your stock certificate or option agreement.

Withholdings

      GEO Holdings is entitled to deduct and withhold from the merger consideration otherwise payable to any former holder of our common stock or options to purchase our common stock, all amounts required by federal and state income and payroll tax laws to be deducted therefrom. All withheld amounts will be treated as having been paid to any former holder of our common stock or options to purchase our common stock from whom these amounts were withheld. For a discussion of certain of these withholding obligations see “SPECIAL FACTORS — Material United States Federal Income Tax Considerations”.

Appraisal Rights

      The merger agreement provides that any issued and outstanding shares of common stock held by a person who has not voted to adopt the merger agreement and who properly demands appraisal for such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware will not be converted into a right to receive $18.50 per share in cash, but will, as of the effective time of the merger, be converted into the right to receive such consideration as may be determined to be due pursuant to Section 262 of the General Corporation Law of the State of Delaware. See the discussion under the heading “SPECIAL FACTORS — Appraisal Rights” for further information. If, after the effective time of the merger, the holder fails to perfect or withdraws or loses his or her right to appraisal, such shares of common stock will be deemed to have been converted, at the effective time of the merger, into the right to receive $18.50 per share in cash, without interest.

Representations and Warranties

      In the merger agreement, we make various customary representations and warranties subject to exceptions that were disclosed to GEO Holdings. These representations and warranties cover various matters, such as:

•	our corporate organization;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals and authorizations relating to, the merger agreement and related matters;

•	our capital structure and ownership of our subsidiaries;

•	the filing of required reports and other documents with the Securities and Exchange Commission and their completeness and accuracy;

•	financial statements;

•	liabilities;

•	title to all properties and assets;

•	broker’s fees with respect to the merger;

•	material contracts;

•	employee benefit plans and employee agreements;

•	intellectual property;

•	environmental matters;

•	the absence of certain material changes since June 30, 2003;

•	tax returns and other tax matters;

•	litigation and compliance with laws and permits;

•	the completeness and accuracy of this proxy statement;

•	labor matters;

•	the existence and sufficiency of our insurance policies; and

•	product warranties.

      The merger agreement also contains customary representations and warranties by GEO Holdings and GEO Sub relating to:

•	their corporate organization;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals and authorizations relating to, the merger agreement and related matters;

•	broker’s fees with respect to the merger; and

•	financial capability to pay the merger consideration.

      The representations and warranties contained in the merger agreement will not survive the effective time of the merger or termination of the merger agreement.

Covenants and Additional Agreements

      GEO Holdings, GEO Sub and we have agreed to use all reasonable efforts to fulfill, to take all actions and do all things necessary, proper or advisable to perform our obligations under the merger agreement and to consummate and make effective the transactions contemplated by the merger agreement. The material covenants in the merger agreement are summarized below.

Antitrust Notification Filings

      GEO Holdings and we have agreed to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign antitrust laws promptly following the execution of the merger agreement and to use our respective best efforts to obtain all such governmental approvals. Early termination of the waiting period required under the Hart-Scott-Rodino Act was granted effective January 20, 2004.

Notice of Material Developments

      GEO Holdings, GEO Sub and we have agreed to promptly notify the other in writing of:

•	communication from any person alleging their consent is required in connection with the merger;

•	any material claims, actions, proceedings or governmental investigations commenced or threatened involving us or our assets;

•	matters that would likely cause any such party’s representations or warranties in the merger agreement to be materially inaccurate;

•	failures to comply or satisfy any covenant or condition in the merger agreement; or

•	any change that when considered with all other changes would reasonably be considered to have a material and adverse effect on the business, operations, assets, liabilities, properties, financial or other condition or results of operations of us or GEO Holdings, as the case may be (with certain exceptions, including fluctuations in the trading price of our stock, and working capital fluctuations experienced in our normal operating cycle).

Interim Conduct of the Company

      In the merger agreement we also made various affirmative and negative covenants with respect to our business and operations during the period from the date of the merger agreement until the effective time of the merger. During this time, we are required to conduct our business in the ordinary course consistent with past practice, to use our commercially reasonable efforts to preserve intact our business organization and relationships with third parties, and to maintain our present officers and employees. Also, we must obtain GEO Holdings’ prior written consent to, among other things:

•	change our charter documents;

•	issue or redeem securities;

•	make capital expenditures beyond a threshold level;

•	increase compensation benefits other than in the ordinary course of business;

•	change accounting practices;

•	make or change any material tax election or settle any material tax liability;

•	settle litigation;

•	change or cancel insurance;

•	incur liabilities, liens or indebtedness other than in the ordinary course of business or beyond a threshold level;

•	dispose of assets; or

•	acquire businesses or merge or consolidate with any entity.

Inspection

      We have agreed that we will permit GEO Holdings and GEO Sub and their officers and authorized representatives to inspect our records and premises and to consult with our officers, employees, attorneys and agents. Any information disclosed during these inspections will be subject to confidential treatment.

Employee Benefit Matters

      For one year following the effective time of the merger, the Company will continue providing benefits and compensation for our employees who continue to be employed following completion of the merger that are, in the aggregate, substantially equivalent to benefits and compensation provided by us. No additional stock options, or other equity-based awards or other rights to acquire our common stock will be granted pursuant to our stock plans or otherwise after the date of the merger agreement.

Nonsolicitation of Acquisition Proposals

      We have agreed not to, directly or indirectly, either:

•	solicit, initiate, encourage, or facilitate any inquiries with respect to, or the making of, any acquisition proposals, or agree to endorse any acquisition proposals; or

•	propose or engage in any negotiations or discussions with any party relating to any acquisition proposal, furnish any information to or otherwise cooperate, encourage or facilitate any other person or entity with respect to any acquisition proposal.

An “acquisition proposal” is a proposal which constitutes or may reasonably be expected to lead to:

•	purchase of any of our assets that constitute 15% or more of our total assets;

•	acquisition or purchase of 15% or more of our common stock;

•	tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of our common stock;

•	merger, consolidation, business combination, sale of substantially all of our assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving us, other than the transactions contemplated by the merger agreement; or

•	any other material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the merger.

      However, before the adoption of the merger agreement by our stockholders, our Board of Directors may, to the extent that it determines in good faith (following the advice of its outside legal counsel) that such action would be required to comply with its fiduciary duties to our stockholders under applicable laws:

•	furnish information to a person making a superior proposal pursuant to a confidentiality agreement containing provisions at least as restrictive as the restrictions on GEO Holdings and GEO Sub contained in the confidentiality agreement between Code Hennessy and us; and

•	engage in discussions or negotiations with a person making a superior proposal.

      A “superior proposal” is a bona fide proposal, from a person other than GEO Holdings and GEO Sub, to acquire more than 50% of our outstanding common stock or substantially all of our assets:

•	on terms that our board determines in good faith (after consultation with, and based in part on the advice of its independent financial advisor) are more favorable from a financial point of view to our stockholders than the merger; and

•	for which financing, if any, is fully committed.

      We have agreed that neither our Board of Directors nor any committee of the Board will:

•	withdraw or modify, or propose to withdraw or modify, in a manner adverse to GEO Holdings, the approval or recommendation by our Board of Directors of the merger or the merger agreement;

•	approve or recommend, or propose to approve or recommend, any other acquisition proposal; or

•	cause us to enter into any other acquisition or merger agreement;

unless prior to the adoption of the merger agreement by our stockholders, and subject to the termination fee described below, our Board of Directors:

•	receives a superior proposal;

•	determines in good faith (after consultation with outside legal counsel) that such action would be required in order for our directors to comply with their fiduciary duties to our stockholders under applicable laws; and

•	approves or recommends the superior proposal.

      If our Board of Directors receive a superior proposal, we must immediately inform GEO Holdings of the terms and conditions of such superior proposal and the identity of the person making it.

Debt Financing

      The merger agreement provides that we will provide all reasonable cooperation in connection with the arrangement of financing to be obtained by GEO Holdings in connection with the transactions contemplated by the merger agreement, including permitting GEO Holdings’ financing sources access to our books and records and our officers and representatives, reasonably assisting in the preparation of offering documents and marketing materials in connection with the financing and reasonably participating in presentations related to the financing.

Indemnification

      The merger agreement provides that GEO Holdings will cause the corporation surviving the merger to indemnify each of our current and former officers and directors from and against all losses, claims, damages and expenses (including reasonable attorneys’ fees and expenses) arising out of or relating to actions or omissions, or alleged actions or omissions of the officers and directors by virtue of their service as an officer or director, occurring at or prior to the effective time of the merger, to the fullest extent permitted under the General Corporation Law of the State of Delaware, but excluding any of the foregoing that relate to any violation or alleged violation of the Exchange Act with respect to insider trading.

      In addition, the merger agreement requires GEO Holdings to use its commercially reasonable efforts to maintain directors’ and officers’ liability insurance policies substantially equivalent to our current policies for six years after the consummation of the merger. GEO Holdings, however, will not be required to make total premium payments with respect to such policies that exceed 300% of the current annual premium of our policies. If the cost of maintaining or procuring such coverage exceeds such amount, then GEO Holdings is only obligated to purchase the most advantageous policies available for such amount.

      The merger agreement provides that the provisions relating to director and officer indemnification, abrogation of liability and advancement of expenses in our current certificate of incorporation and bylaws will continue to apply with respect to matters occurring on or before the effective time of the merger.

Public Announcements

      We and GEO Holdings must consult with one another before issuing any press releases or making any other public announcements with respect to the transactions contemplated by the merger agreement, and except as may be required by applicable law on the written advice of counsel, no such press release may be issued nor any such announcement made before such consultation.

Conditions to the Merger

      Each party’s obligation to complete the merger is subject to satisfaction of a number of conditions, including:

•	the representations and warranties of the Company, on the one hand, and GEO Holdings and GEO Sub, on the other hand, are true and correct in all material respects as of December 31, 2003 and as of the closing date of the merger;

•	performance or compliance by the Company, on the one hand, and GEO Holdings and GEO Sub, on the other hand, in all material respects of their respective covenants and obligations under the merger agreement at or prior to the effective time of the merger;

•	delivery of a certificate signed by an executive officer of the Company, on the one hand, and an executive officer of GEO Holdings, on the other hand, dated the closing date of the merger and certifying that the closing conditions have been satisfied;

•	the merger agreement and the merger shall have been approved and adopted by holders of a majority of the outstanding shares of our common stock;

•	the expiration or termination of the waiting period under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	receipt of all approvals or consents of any governmental entity and other third parties required to complete the merger;

•	GEO Sub shall have received the proceeds of the financing in the amounts necessary to complete the merger and pay all related fees and expenses;

•	the absence of any pending suit, action or proceeding challenging or seeking to restrain or prohibit the merger or consummation of the transactions contemplated by the merger agreement, or seeking to obtain damages related to the merger or consummation of the transactions contemplated by the merger agreement;

•	the absence of any pending suit, action or proceeding seeking to prevent or limit the ownership or operation by the Company of any material portion of its business or assets;

•	the absence of any pending suit, action or proceeding seeking to impose limitation on GEO Holdings to acquire or exercise full rights of ownership of any of the Company’s common stock;

•	receipt of title commitments and surveys for our United States properties;

•	receipt of payoff letters and lien releases from issuers of our current indebtedness, with payoff penalties of no more than $800,000 owed to TransAmerica Equipment Financial Services Corp.;

•	Samir T. Badawi, Ernest C. English, Gerald Hersh, James Steinke, Mohamed Ayoub and Paul Firrell shall have signed new employment agreements and an executive securities agreement providing for the exchange of 40% of each such executive’s outstanding stock options for options of GEO Holdings;

•	no more than 5% of the outstanding shares of our common stock shall have exercised their appraisal rights under Delaware law;

•	certain individuals holding shares in our Thailand and Egyptian subsidiaries shall have signed shareholder agreements;

•	all director option agreements shall have been surrendered for cancellation; and

•	delivery of the opinions of the Company’s outside legal counsel, on the one hand, and GEO Holdings and GEO Sub’s outside counsel, on the other hand, concerning corporate status, power, authority; capitalization; enforceability of the merger agreements; and no knowledge of litigation seeking to prohibit completion of the merger.

      Any or all of the conditions that have not been satisfied may be waived (other than conditions that are required by law, such as approval and adoption of the merger agreement and the merger by our stockholders, certain regulatory approvals and the absence of injunctions or other legal restraint preventing the merger). Even if our stockholders adopt the merger agreement, we cannot assure you that the merger will be completed.

Termination

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by:

•	mutual consent of GEO Holdings and the Company;

•	GEO Holdings if more than 5% of the outstanding shares of our common stock shall have exercised their appraisal rights under Delaware law;

•	the Company, if through no material fault of the Company, GEO Holdings or GEO Sub breaches its representations and warranties in any material respect, fails to perform or comply with its material covenants and agreements in any material respect and such failure is not cured within 10 business days following notice or, fails to satisfy its conditions to complete the merger and such failure is not cured within five days after the Company’s conditions to complete the merger are satisfied;

•	GEO Holdings or the Company if our Board has withdrawn or modified or changed in a manner adverse to GEO Holdings or GEO Sub its approval or recommendation of the merger agreement or the merger, or has entered into an agreement to consummate a superior proposal, subject to the termination fee obligations described below;

•	GEO Holdings, if through no material fault of GEO Holdings or GEO Sub, the Company breaches its representations and warranties in any material respect, fails to perform or comply with its material covenants and agreements in any material respect and such failure is not cured within 10 business days following notice or fails to satisfy its conditions to complete the merger and such failure is not cured within five days after GEO Holdings’ and GEO Sub’s conditions to complete the merger are satisfied;

•	GEO Holdings because of any event that would reasonably be expected to have a material adverse effect on the Company;

•	GEO Holdings or the Company, if a final nonappealable order, decree, or injunction has been entered by a governmental entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the merger; and

•	GEO Holdings or the Company, if the merger is not consummated on or before June 30, 2004, provided that the party seeking to terminate the merger agreement has not breached its obligations under the merger agreement in any manner that has contributed to the failure to consummate the merger on or before such date.

Termination Fee Payable to GEO Holdings Corp.

      We have agreed to pay GEO Holdings a $7 million termination fee if the merger agreement is terminated because:

•	our Board has withdrawn, or modified or changed in a manner adverse to GEO Holdings and GEO Sub, its approval or recommendation of the merger agreement, and has recommended a superior proposal;

•	we enter into an agreement to consummate a superior proposal; or

•	approval of the merger by our stockholders is not obtained at our stockholders’ meeting, and within 12 months of such a termination we enter into an agreement to consummate a superior proposal.

Expenses

      The merger agreement provides that all fees and expenses incurred in connection with the merger will be paid by the party incurring them, whether or not the merger is consummated.

Waiver

      Any party may waive compliance with any term or condition of the merger agreement. Any waiver may be made at any time before the effective time of the merger and must be in writing and properly authorized by the party granting the waiver.

MARKET PRICE AND DIVIDEND INFORMATION

      Currently, shares of our common stock trade on the New York Stock Exchange under the symbol “GSE.” As a result of the merger, we will become a wholly owned subsidiary of GEO Holdings Corp., and our shares will cease to trade on any public trading market. The closing price of our common stock on April 8, 2004, was $18.45 per share. We urge you to obtain current market quotations.

	Year Ended December 31,

	2004		2003		2002		2001

	High	Low	High	Low	High	Low	High	Low

First Quarter	19.00	15.30	9.48	8.40	7.30	2.72	3.13	2.13
Second Quarter (through April 8, 2004)	18.50	18.34	15.64	9.15	8.95	6.20	2.75	2.25
Third Quarter	—	—	18.25	12.50	8.58	6.76	3.60	2.55
Fourth Quarter	—	—	21.50	15.13	10.00	7.38	2.70	2.22

Number of Stockholders

      The approximate number of record holders of the Company’s common stock at April 8, 2004, was 227. Management estimates that the aggregate number of beneficial holders exceeds 1,500.

Dividends

      The Company has not paid dividends during the past two years with respect to the common stock. The Company does not currently intend to declare or pay dividends on its common stock and expects to retain funds generated by operations for the development and growth of the Company’s business. The Company’s bank credit agreements effectively restrict the payment of dividends without lender permission. Future borrowing agreements may contain similar restrictions.

SELECTED PRO FORMA AND HISTORICAL FINANCIAL DATA

      The selected financial data for the years 2003, 2002, 2001, 2000 and 1999 presented below has been derived from our Unaudited Pro Forma Consolidated Financial Statements (see page 63) and our audited financial statements. The information shown below is qualified in its entirety by, and should be read in conjunction with, the information under the heading “Unaudited Pro Forma Consolidated Financial Statements,” and our related consolidated financial statements, including their related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the Company incorporated by reference in this proxy statement or previously filed with the Securities and Exchange Commission.

      The summary unaudited pro forma financial data set forth below gives effect to the merger and financing transactions in connection with the merger. The pro forma balance sheet data gives effect to these matters as if such matters occurred on December 31, 2003. The pro forma statement of operations data gives effect to these matters as if such matters occurred on January 1, 2003. The unaudited pro forma information does not purport to represent what our results of operations or financial position would have been if the merger and related financing transactions had occurred on the dates indicated or what these results will be in the future.

	Unaudited		Year Ended December 31,
	Pro Forma
	2003		2003		2002(1)		2001		2000		1999

	(In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Sales and operating revenue	$274,618		$274,618		$266,970		$173,409		$191,320		$178,569
Gross profit	54,426		59,159		56,644		28,804		32,579		35,921
Operating income	16,315		30,208		24,233		3,389		6,792		9,904
Interest expense, net	16,372		2,064		2,379		1,248		1,354		1,716
Income before income taxes	1,318		31,519		21,258		2,600		5,965		8,461
Net income before extraordinary items	2,046		20,771		12,890		1,378		3,638		4,907
Extraordinary items	—		—		25,966		—		—		—
Net income	2,046		20,771		38,856		1,378		3,638		4,907
Basic earnings per common share
Before extraordinary items	.69		1.81		1.15		.12		.31		.38
Extraordinary items	—		—		2.32		—		—		—
Basic earnings per common share	.69		1.81		3.47		.12		.31		.38
Diluted earnings per common share
Before extraordinary items	.63		1.72		1.11		.12		.31		.38
Extraordinary items	—		—		2.23		—		—		—
Diluted earnings per common share	.63		1.72		3.34		.12		.31		.38
Ratio of earnings to fixed charges	1.1	x	13.0	x	8.1	x	2.2	x	3.6	x	4.0	x
BALANCE SHEET DATA:
Working capital	$70,699		$92,452		$92,265		$48,021		$51,949		$60,715
Total assets	338,324		213,503		202,310		145,611		148,563		161,697
Total debt	190,000		16,722		21,602		25,801		26,530		31,360
Stockholders’ equity	57,310		157,157		132,431		90,434		89,308		93,271
Book value per share	19.20	(2)	13.63		11.65		8.19		8.07		7.31

(1)	In February 2002, we acquired Serrot International, Inc., an international provider of geomembrane liner systems.

(2)	Book value per share is calculated by dividing stockholders’ equity by the number of shares issued and outstanding as of December 31 of the respective year. Pro forma book value per share is calculated by dividing the pro forma stockholders’ equity by the number of shares expected to be issued and outstanding for GEO Holdings upon the consummation of the merger.

THE SPECIAL MEETING

General

      This proxy statement is being delivered to you in connection with the solicitation of proxies by the Company’s Board of Directors for the special meeting of stockholders to be held at 11:00 a.m., local time, on May 11, 2004, in the Hotel Sofitel — Houston located at 425 North Sam Houston Parkway East, Houston, Texas. Each copy of this proxy statement is accompanied by a proxy card furnished in connection with the solicitation of proxies by our Board of Directors for use at the special meeting. This proxy statement is being mailed on or about April 12, 2004, to our stockholders of record as of the close of business on April 8, 2004.

Purpose of the Meeting

      The special meeting will be held for the following purposes:

•	to consider and vote on a proposal to approve and adopt the merger agreement and the merger; and

•	to consider and act upon the proposal to postpone or adjourn the special meeting to a later date, not later than June 30, 2004, to solicit additional proxies in favor of the preceding proposal in the event that there are not sufficient votes for approval of the merger agreement and merger at the special meeting.

      At the special meeting, we will also transact such other business, if any, as may be properly presented at the special meeting.

Proposal to Adjourn the Special Meeting

      If at the special meeting the number of shares of the Company common stock present or represented by proxy and voting in favor of approval and adoption of the merger agreement and the merger is insufficient to approve and adopt the merger agreement and the merger, our management may move to adjourn the special meeting in order to enable the Company’s Board of Directors to continue to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger. In that event, we will ask you to vote only upon the adjournment proposal, and not the merger proposal.

      In this proposal, we are asking you to authorize the holder of any proxy solicited by the Company’s Board of Directors to vote in favor of adjourning the special meeting, and any later adjournments, to a date or dates not later than June 30, 2004. If the Company’s stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a date not later than June 30, 2004 and use the additional time to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger, including the solicitation of proxies from the Company’s stockholders that have previously voted against the approval and adoption of the merger agreement and the merger.

      The Company’s Board of Directors believes that if the number of shares of the Company’s common stock present or represented by proxy at the special meeting and voting in favor of the approval and adoption of the merger agreement and the merger is insufficient to approve and adopt the merger agreement and the merger, it is in the best interests of the Company’s stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve and adopt the merger agreement.

      The Company’s Board of Directors recommends that you vote “FOR” the proposal to authorize the adjournment of the special meeting to a date or dates not later than June 30, 2004.

Record Date and Quorum Requirement

      Our Board of Directors has fixed the close of business on April 8, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. On April 8, 2004, we had 11,546,438 shares of common stock issued and outstanding and approximately 227 stockholders of record. Each holder of record of common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders at the special meeting or at any adjournments or postponements thereof.

      The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions and shares referred to as “broker or nominee non-votes” that are represented at the special meeting — shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker or nominee does not have discretionary voting power on a particular matter — are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If less than a quorum is represented at the special meeting, the special meeting will be postponed to a time, date and place designated by our management.

      Stockholders should not forward any stock certificates with their proxy cards. If the merger is completed, stock certificates should be delivered in accordance with instructions set forth in a letter of transmittal, which will be sent to stockholders by the exchange agent, promptly after the effective time of the merger.

Required Vote and Voting Procedures

      Approval and adoption of the merger agreement and the merger will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock as of the record date. A failure to vote or a vote to abstain will have the same effect as a vote cast against adoption of the merger agreement and the merger. Brokers and, in many cases, nominees will not have discretionary power to vote on the merger proposal to be presented at the special meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees on how to vote. A broker or nominee non-vote will have the same effect as a vote against adoption of the merger agreement and the merger. If no instructions are indicated on a properly executed proxy, the proxy will be voted “FOR” approval and adoption of the merger agreement and the merger.

      The adjournment proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting and eligible to vote on the proposal. Accordingly, broker non-votes will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against the proposal. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

Revocation of Proxies

      The presence of a stockholder at the special meeting, or at any adjournment or postponement thereof, will not automatically revoke the stockholder’s proxy. However, a stockholder may revoke a proxy at any time before it is voted by:

•	delivery to our corporate secretary of a written notice of revocation before the special meeting (or, if the special meeting is adjourned or postponed, before the time the adjourned or postponed meeting is actually held);

•	delivery to our corporate secretary before the special meeting (or, if the special meeting is adjourned or postponed, before the time the adjourned or postponed meeting is actually held) of a duly executed proxy bearing a later date; or

•	attending the special meeting (or, if the special meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person at the special meeting.

      If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

      The address of our corporate secretary is Gundle/SLT Environmental, Inc., 19103 Gundle Road, Houston, Texas 77073, attention: C. Wayne Case.

Adjournments or Postponements

      Although it is not expected, the special meeting may be adjourned or postponed for reasons other than described above as determined by our Board of Directors. Any such adjournment or postponement may be made without notice, including by an announcement made at the special meeting, by approval of the holders of a majority of the voting power represented by the outstanding shares of our common stock present in person or represented by proxy at the special meeting. We may also postpone the meeting if a quorum does not exist.

Other Matters for Action at the Special Meeting

      Our Board of Directors is not aware of any matters to be presented for action at the special meeting other than the proposed merger and the proposal to approve any adjournment of the special meeting and does not intend to bring any other matters before the special meeting. However, if other matters should properly come before the special meeting, the holders of the proxies solicited through this proxy statement will vote the proxies on those matters in their discretion.

THE PARTIES TO THE MERGER

Gundle/SLT Environmental, Inc.

      We are Gundle/SLT Environmental, Inc., a Delaware corporation. In this proxy statement, we refer to our company and our collective subsidiaries as the “Company,” “we” or “us.” We manufacture, sell, and install flexible geomembrane liners, drainage nets, geosynthetic clay liners, concrete protection liners, and geocomposite products made from specially formulated polyethylene and polypropylene resins. Our fabrication department offers a variety of specialty products, such as manholes, sumps, pipe penetration boots, floats, floating covers, and vertical membrane barrier wall panels. All of these products are sold and installed on a worldwide basis, typically as part of geosynthetic containment systems. Our products and other related geosynthetic products are used in containment systems for the prevention of groundwater contamination, and for the confinement of water, industrial liquids, solids and gases. We also manufacture and sell nonwoven textiles as roll goods and for use in our geocomposite products.

      Our principal executive offices are located at 19103 Gundle Road, Houston, Texas 77073. Our general telephone number at our principal executive offices is (281) 443-8564.

GEO Holdings Corp. and GEO Sub Corp.

      GEO Holdings Corp. is a newly-formed Delaware corporation and is owned by CHS IV, a private equity investment fund. GEO Holdings was organized solely for the purpose of acquiring shares of the Company pursuant to the merger and has not engaged in any business other than in connection with the merger agreement. Except as contemplated by the terms of the merger agreement and the related transactions, CHS IV does not have any relationship with the Company, its affiliates or its Board of Directors. At the closing of the merger, all of the outstanding equity interests of GEO Holdings will be owned by CHS IV, those officers of the Company who are exchanging a portion of their Company options for options to acquire equity interests of GEO Holdings, and certain co-investors. Any co-investors will not have been affiliated with the Company, its affiliates or its Board of Directors prior to the merger, and may own, collectively, up to 2% of GEO Holdings common stock.

      GEO Sub Corp. is a newly-formed Delaware corporation and a wholly owned subsidiary of GEO Holdings. GEO Sub was organized solely for the purpose of merging with and into the Company and has not engaged in any business other than in connection with the merger agreement.

      GEO Holdings’ and GEO Sub’s principal executive offices are located at c/o Code Hennessy & Simmons LLC, 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606. Their general telephone number at that location is (312) 876-1840.

INFORMATION CONCERNING COMPANY AFFILIATES

Company

      The following sets forth the business and background of each executive officer and director of the Company:

     Directors

      Samir T. Badawi has served as chairman of the board of directors of the Company since 1995. From 1998 to the present, he has served as the president and chief executive officer of the Company. From 1993 to 1995, Mr. Badawi served as chairman of the board of directors of SLT Environmental, Inc. and financial advisor to a group of private investors. For twenty-five years prior to 1993, Mr. Badawi served as a managing partner of Ernst & Young International in the State of Bahrain, and in other capacities with Ernst & Young in the United States, Europe and the Middle East. Mr. Badawi is a citizen of the United States.

      James R. Burke has served as the chief executive officer of Access Oil Tools, Inc. since April 2000. Prior to joining Access Oil Tools, Mr. Burke was an independent consultant in the oil service industry from July 1998 to April 2000. He was president of the products and equipment division of Weatherford Enterra, Inc. from January 1996 until July 1998. Mr. Burke is a citizen of the United States. Access Oil Tools, Inc. is a manufacturer of high quality tubular handling tools used by the oil and gas drilling industry worldwide. The business address of Access Oil Tools, Inc. is 3711 Melancon Road, Broussard, Louisiana 70518. Mr. Burke served as a member of the Special Committee.

      Bruce Cummings has served as president of Elben L.L.C., a company that provides corporate finance advisory work, since February 1999. Mr. Cummings was managing director of Salomon Smith Barney from 1987 to February 1999. He was senior vice president of E. F. Hutton & Co., Inc. from 1984 to 1987. Mr. Cummings is a citizen of the United States. The business address of Elben L.L.C. is 126 East 56th Street, 28th Floor, New York, New York 10022. Mr. Cummings served as chairman of the Special Committee.

      James R. Gibbs serves as chairman of the board, president and chief executive officer of Frontier Oil Corporation. He assumed the position of chief executive officer in April 1992, and the position of chairman in April 1999. Mr. Gibbs is a member of the board of directors of Smith International, Inc., a director of Veritas DGC Inc., and an advisory director of Frost National Bank, N.A. Mr. Gibbs is a citizen of the United States. Frontier Oil Corporation is an independent oil refining and marketing company with complex refineries located in Wyoming and Kansas. Frontier Oil Corporation’s primary products of gasoline, diesel and asphalt are marketed in the Rocky Mountain and Plains States. The business address of Frontier Oil Corporation is 10000 Memorial Drive, Suite 600, Houston, Texas 77024. Mr. Gibbs served as a member of the Special Committee.

      T. William Porter has served as the chairman of Porter & Hedges, L.L.P., a Houston law firm that serves as the Company’s principal outside counsel, and has been a partner of that firm since its formation in 1981. Mr. Porter is also a director of U.S. Concrete, Inc. Mr. Porter is a citizen of the United States. The business address of Porter & Hedges, L.L.P. is 700 Louisiana Ave., 35th Floor, Houston, Texas 77002. Porter & Hedges served as counsel to the Special Committee.

      Edward T. Sheehan has served as chief executive officer of Clean Earth, Inc. since September 2002. From July 1999 to August 2002, he served as a general business consultant, consulting in the area of business plan development, among other things. He served as chairman of the board and chief executive officer of United Road Services, Inc. from October 1997 to June 1999. Mr. Sheehan was president of United Waste Systems, Inc. from December 1992 to August 1997, and chief operating officer of United Waste Systems, Inc. from 1994 to August 1997. He was senior vice president and chief financial officer of Clean Harbors, Inc., a publicly held environmental services company, from September 1990 to April 1992. From 1966 to 1990 he held several different financial management positions with the General Electric Company. Mr. Sheehan is a citizen of the United States.

      Clean Earth, Inc. offers integrated environmental services and solutions to a wide range of professional, industrial and government clientele across the country. The business address of Clean Earth, Inc. is 334 South Warminster Road, 2nd Floor, Hatboro, Pennsylvania, 19040. United Road Services, Inc. is a national provider of motor vehicle and equipment towing, recovery and transport services with operating locations across the United States and Canada. The business address of United Road Services, Inc. is 10701 Middlebelt Road, Romulus, Michigan 48174.

     Executive Officers (see Samir T. Badawi under “— Company — Directors”)

      Roger J. Klatt has served as the executive vice president, treasurer, assistant secretary and chief financial officer of the Company since 1994. Prior to joining the Company, Mr. Klatt served as vice president and chief financial officer of Cabot Oil and Gas beginning in 1990. From 1988 to 1990, he served as executive vice president and chief financial officer of Baptist Hospital and Health Systems, Inc. From 1980 to 1988, Mr. Klatt worked at Marathon Manufacturing Company as Vice President — Finance and Vice President — Treasurer. From 1965 to 1980, he worked at FMC Corporation ultimately as the group controller of the Petroleum Equipment Group. Mr. Klatt is a citizen of the United States.

      Ernest C. English, Jr. has served as the vice president and general manager of North America Operations of the Company since 1999. From 1996 to 1999, he served as the construction controller and then corporate controller of the Company. From 1994 to 1996, Mr. English served as financial officer of Stewart & Stevenson Operations, Inc. during the merger of Creole International, Inc. into Stewart & Stevenson Operations. From 1987 to 1994, he served as chief financial officer of Creole International. Mr. English is a citizen of the United States.

      Paul A. Firrell has served as the vice president and general manager of Europe/ Middle East/ Africa Operations of the Company since 2000. From 1996 to 2000, he served as the managing director, UK Operations, of the Company involved in the sales, installation, and manufacturing operations in the UK. From 1992 to 1996, Mr. Firrell owned and managed a geomembrane installation company in England that was acquired by the Company in 1996. Mr. Firrell is a British citizen.

      Gerald E. Hersh has served as the vice president and general manager of U.S. Installation Operations of the Company since 2000. From 1996 to 2000, he served as the Vice President — U.S. Installation Services. From 1994 to 1996, Mr. Hersh served as Senior Vice President — Operations for Joy Environmental Technologies, Inc. From 1985 to 1994, he served as Senior Vice President — Commercial Operations for Tampella Power Corporation. Mr. Hersh is a citizen of the United States.

      James T. Steinke has served as the vice president and general manager of Asia/ Pacific Operations of the Company since 1999. From 1995 to 1999, he served as the Vice President — International Sales for Central and South America. From 1993 to 1995, Mr. Steinke served as the Vice President — U.S. Installation Services. From 1985 to 1993, he served in different capacities within the Company. Prior to joining the Company, Mr. Steinke served 21 years in the U.S. Nuclear Submarine Service. Mr. Steinke is a citizen of the United States.

      The address for each executive officer and director of the Company is as follows: c/o Gundle/SLT Environmental, Inc., 19103 Gundle Road, Houston, Texas 77073.

      During the last five years, none of the persons listed above have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

GEO Holdings and GEO Sub

      Under a potential interpretation of the rules governing “going private” transactions, we may be the subject company of a “going private” transaction with an affiliate or affiliates as a result of the facts and circumstances surrounding the merger. Under a potential interpretation of the rules governing “going private”

transactions, GEO Holdings, GEO Sub and the other CHS Affiliates may be deemed affiliates of the Company. Therefore, each of them has been included as a filing person on the Schedule 13E-3 filed in connection with the merger. Information with respect to each of them and their controlling persons, directors and executive officers, as applicable, is set forth below.

      The following sets forth the name, address and telephone number of the director and each executive officer of GEO Holdings and Geo Sub: Daniel J. Hennessy, Director, President and Assistant Secretary; Marcus J. George, Vice President and Secretary. Each of these individuals is a citizen of the United States. The business address and telephone number of each such person listed is: c/o Code Hennessy & Simmons IV LP, 10 South Wacker Drive, Suite 3175, Chicago, IL 60606; (312) 876-1840. The following sets for the background of each such person:

      Daniel J. Hennessy has been a partner of CHS LLC since he co-founded it in 1988. Mr. Hennessy is a director of the following: (i) Jakel, Inc. (since August 1999; a motor manufacturing company), 400 Broadway, Highland, IL 62249; (ii) Kranson Industries, Inc. (since October 1999, a distributor of container packaging components), 10330 Old Olive Street Road, St. Louis, MO 63141; (iii) Tharco Containers Colorado, Inc. (since June 1998, a manufacturer and distributor of corrugated boxes and repackaging systems), 2222 Grant Avenue, San Lorenzo, CA 94580-1892; (iv) Hunt Valve Co., Inc. (since August 1998, a manufacturer of specialty designed valves, cylinders and engineered systems), 1913 East State Street, Salem, OH 44460; (v) Waddington North America, Inc. (since July 2000, manufacturer of plastic disposable tableware), 50 East River Center Blvd., Suite 650, Covington, KY 41011; (vi) John G. Shedd Aquarium (since 1999, a public aquarium), 1200 S. Lake Shore Drive, Chicago, IL 60605; (vii) Children’s Memorial Hospital (since 2000, a pediatric hospital), 2300 Children’s Plaza, Chicago, IL 60614; and (viii) National Multiple Sclerosis Society (since 2003, a not-for-profit organization serving people with multiple sclerosis), 910 W. Van Buren, 4th floor, Chicago, IL 60607. Mr. Hennessy was a director of J. Richard Industries (from April 1995 to March 1999, a manufacturer of specialty material handling equipment and components), 3934 Concord Street, Toledo, OH 43612.

      Marcus J. George has been managing director of CHS LLC since 2003. Prior to becoming managing director, Mr. George served as vice president of CHS LLC from 2000 to 2003 and as an associate of CHS LLC from 1997 to 2000. Mr. George is a director of the following: (i) American Reprographics Company (since April 2000, a reprographics company), 700 North Central, Glendale, CA 91203; (ii) Beacon Sales Company (since August 1997, a roofing products company), One Lakeland Park Avenue, Peabody, MA 01960; (iii) J. Richards Industries (since April 1995, a manufacturer of specialty material handling equipment and components), 3934 Concord Street, Toledo, OH 43612; (iv) K. B. Alloys (since May 1993, a manufacturer of specialty products), 200 Old West Penn Avenue, Robesonia, PA 19551; and (v) Waddington North America, Inc. (since July 2000, manufacturer of plastic disposable tableware), 50 East RiverCenter Blvd., Suite 650, Covington, KY 41011. Mr. George was a director of Connor Sports Flooring Corporation (from March 1997 to September 1999, manufacturer of hard maple and synthetic sports flooring systems), 545 East Algonquin Road, Suite L, Arlington Heights, IL 60005.

      During the last five years, none of the persons referred to above have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Code Hennessy & Simmons IV LP, CHS Management IV LP and Code Hennessy & Simmons LLC

      CHS IV is a private investment fund. CHS Management is a Delaware limited partnership, the principal business of which is serving as the general partner of CHS IV. CHS LLC is a Delaware limited liability company, the principal business of which is serving as general partner of CHS Management and other related investment funds. The business address and telephone number of CHS IV, CHS Management and CHS LLC is 10 South Wacker Drive, Suite 3175, Chicago, IL 60606; (312) 876-1840.

      The following sets forth the names of each partner and executive officer of CHS LLC: Andrew W. Code, Partner; Daniel J. Hennessy, Partner; Brian P. Simmons, Partner; Peter M. Gotsch, Partner; Thomas J. Formolo, Partner; Jon S. Vesely, Partner; Michael L. Keesey, Chief Financial Officer. The business address and telephone number of each such person listed is: c/o Code Hennessy & Simmons LLC, 10 South Wacker Drive, Suite 3175, Chicago, IL 60606; (312) 876-1840. Each of these individuals is a citizen of the United States. The following sets forth the background of each such person:

      Andrew W. Code has been a partner of CHS LLC since he co-founded it in 1988. Mr. Code is a director of the following: (i) American Reprographics Company (since April 2000, a reprographics company), 700 North Central Avenue, Suite 550, Glendale, CA 91203; (ii) K. B. Alloys, Inc. (since May 1993, a manufacturer of specialty products), 220 Old West Penn Avenue, P.O. Box 53, Robesonia, PA 19551; (iii) Kranson Industries, Inc. (since October 1999, a distributor of container packaging components), 10330 Old Olive Street Road, St. Louis, MO 63141; (iv) May Logistics Services, Inc. (since December 1998, a logistics, transportation, warehousing and distribution services company), 935 West 175th Street, Homewood, IL 60430-2049; (v) Otis Spunkmeyer (since August 2002, a manufacturer and distributor of sweet baked goods), 14490 Catalina Street, San Leandro, CA 94577; (vi) Western Nonwovens, Inc. (since September 1999, a manufacturer of nonwoven textiles), 966 East Sandhill Avenue, Carson, CA 90746; and (vii) SCP Pool Corporation (since December 1993, a distributor of pool supplies and related equipment), 109 Northpark Boulevard, 4th floor, Covington, LA 70433-5001. Mr. Code was a director of the following: (i) Corporate Benefit Services of America (from April 1999 to July 2003, a health care benefit administration company), 10159 Wayzata Boulevard, Minnetonka, MN 55305-1503; (ii) J. Richard Industries (from April 1995 to March 1999, a manufacturer of specialty material handling equipment and components), 3934 Concord Street, Toledo, OH 43612; and (iii) Mail Contractors of America (from March 1998 to April 1999, a mail hauling services company), 100 Morgan Keegan Drive, Suite 200, Little Rock, AR 72202.

      Daniel J. Hennessy: see description under “— GEO Holdings and GEO Sub” above.

      Brian P. Simmons has been a partner of CHS LLC since he co-founded it in 1988. Mr. Simmons is a director of the following: (i) Baker Tanks (since January 2004, a containment rental equipment company), 3020 Old Ranch Parkway, Suite 220, Seal Beach, CA 90740; (ii) Beacon Sales Company, Inc. (since August 1997, a roofing products company), One Lakeland Park Avenue, Peabody, MA 01960; (iii) Connor Sports Flooring Corporation (since November 1996, manufacturer of hard maple and synthetic sports flooring systems), 545 East Algonquin Road, Suite L, Arlington Heights, IL 60005; (iv) May Logistics Services, Inc. (since December 1998, a logistics, transportation, warehousing and distribution services company), 935 West 175th Street, Homewood, IL 60430; (v) Precise Technology, Inc. (since June 2000, an injection molder of thermoplastic packaging components and assemblies), 501 Mosside Blvd., North Versailles, PA 15137; (vi) Hunt Valve Co., Inc. (since August 1998, a manufacturer of specialty designed valves, cylinders and engineered systems), 1913 East State Street, Salem, OH 44460; (vii) Waddington North America Holding Company, Inc. (since July 2000, manufacturer of plastic disposable tableware), 50 East RiverCenter Blvd., Suite 650, Covington, KY 41011, (viii) Greater Chicago Food Depository (since 1993, a charitable food depository), 4100 West Ann Lurie Place, Chicago, IL 60632 and (ix) Lincoln Park Zoo (since September 1997, a zoo), 2001 North Clark Street, Chicago, IL 60614. Mr. Simmons was a director of the following: (i) CIIT Holdings, Inc. (from September 1997 to January 2002, a manufacturer of electro-mechanical components), 1396 Charlotte Highway, Fairview, NC 28730; (ii) Jeffrey Chain, L.P. (from March 1996 to March 2000, manufacturer of engineered chain and roller chain), 2307 Maden Drive, Morristown, TN 37813; (iii) Monona Wire Corporation (from May 1996 to September 1999, manufacturer of wire harnesses and related electro-mechanical assemblies), 121 Dodge Avenue, DeKalb, IL 60115; (iv) Weasler Engineering, Inc. (from August 1995 to February 2002, manufacturer of power transmission components), P.O. Box 558, West Bend, IN 53095 and (v) Allegheny Technologies, Inc. (from July 2002 to May 2003, a specialty materials company), 1000 Six PPG Place, Pittsburgh, PA 15222. Mr. Simmons is also a trustee of The Latin School of Chicago (since 1999, a college preparatory school), 59 West North Boulevard, Chicago, IL 60610.

      Peter M. Gotsch joined CHS LLC as an associate in 1989 and has been a partner since 1997. Mr. Gotsch is a director of the following: (i) Beacon Sales Company, Inc. (since August 1997, a roofing products company), One Lakeland Park Avenue, Peabody, MA 01960; (ii) Berkline/ Benchcraft LLC (since March

2002, a furniture manufacturer), One Berkline Drive, Morristown, TN 37813; (iii) Houston Wire & Cable Company (since May 1997, a distributor of wire and cable), 10201 North Loop East, Houston, TX 77029-1415; (iv) Kranson Industries, Inc. (since October 1999, a distributor of container packaging components), 10330 Old Olive Street Road, St. Louis, MO 63141; (v) Hunt Valve Co., Inc. (since August 1998, a manufacturer of specialty designed valves, cylinders and engineered systems), 1913 East State Street, Salem, OH 44460; (vi) United Central Industrial Supply (since August 1999, a distributor of specialty supplies to mining companies), 1005 Glenway Avenue, P.O. Box 8300, Bristol, VA 24203-8300. Mr. Gotsch was a director of the following: (i) Corporate Benefit Services of America (from April 1999 to July 2003, a health care benefit administration company), 10159 Wayzata Boulevard, Minnetonka, MN 55305-1503; (ii) Dee Howard Aircraft Maintenance, L.P. (from June 1998 to May 2002, an airframe inspection, maintenance and repair company), 9610 John Sanders, San Antonio, TX 78246-9004; (iii) Globe Manufacturing Corp. (from July 1998 to December 2000, a manufacturer of spandex and latex fibers), 456 Bedford Street, Fall River, MN 02720; (vi) Weasler Engineering, Inc. (from August 1995 to February 2002, a manufacturer of power transmission components), P.O. Box 558, West Bend, WI 53095 and (vii) The Chicago Children’s Choir (from January 2000 to January 2002, a children’s choir), Chicago Cultural Center, 78 East Washington St., 5th floor, Chicago, IL 60602.

      Thomas J. Formolo joined CHS LLC as an associate in 1990 and has been a partner since 1997. Mr. Formolo is a director of the following: (i) Ace Products (since July 1999, a manufacturer of rubber tires and plastic wheel assemblies), 612 West Broadway, Newport, TN 37821; (ii) American Reprographics Company (since April 2000, a reprographics company), 700 North Central, Glendale, CA 91203; (iii) J. Richard Industries (since April 1995, a manufacturer of specialty material handling equipment and components), 3934 Concord Street, Toledo, OH 43612; (iv) K. B. Alloys (since May 1993, a manufacturer of specialty products), 200 Old West Penn Avenue, Robesonia, PA 19551; and (v) AMF Holdings (since February 2004, a bowling company), 8100 AMF Drive, Mechanicsville, VA 23111.

      Jon S. Vesely joined CHS LLC as an associate in 1991 and has been a partner since 1997. Mr. Vesely is a director of the following: (i) Connor Sports Flooring Corporation (since November 1996, a manufacturer of hard maple and synthetic sports flooring systems), 545 East Algonquin Road, Suite L, Arlington Heights, IL 60005; (ii) May Logistics Services, Inc. (since December 1998, a logistics, transportation, warehousing and distribution services company), 935 West 175th Street, Homewood, IL 60430; and (iii) Western Nonwovens, Inc. (since September 1999, a manufacturer of nonwoven textiles), 966 East Sandhill Avenue, Carson, CA 90746. Mr. Vesely was a director of the following: (i) CIIT Holdings, Inc. (from November 1997 to January 2002, a manufacturer of electro-mechanical components), 1396 Charlotte Highway, Fairview, NC 28730; (ii) Glass Master, L.L.C. (from October 1998 to August 2003, a flat glass and automotive replacement glass company), 805 East River Place, Suite 20, Jackson, MS 39202; (iii) Stronghaven, Inc. (from November 1996 to November 2003, a manufacturer of corrugated packaging), 7750 The Bluffs, Suite 2, Austell, GA 30168; and (iv) Norse Dairy Systems, L.P. (from 1995 to 2003, a manufacturer of products for ice cream novelties), 1740 Joyce Avenue, Columbus OH 43216.

      Michael L. Keesey has been chief financial officer of CHS LLC since he joined it in 1998.

      During the last five years, none of the persons referred to above have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Wembley Ltd.

      Wembley Ltd.’s principal business activity is to act as a stockholder of the Company. (Wembley Ltd. was formerly the sole stockholder of SLT Environmental, Inc., a Delaware corporation, prior to its merger with Gundle Environmental Systems, Inc. in 1995.) Wembley Ltd. is organized in the British Virgin Islands. The name and address of each executive officer and director of Wembley Ltd. is as follows: (1) Samir T. Badawi,

c/o Gundle/SLT Environmental, Inc., 19103 Gundle Road, Houston, Texas 77073 and (2) E. Lisk Wyckoff, Jr., 10 Longacre Lane, PO Box 658, Old Lyme, Connecticut 06371.

      Samir T. Badawi: see description under “— Company — Directors” above.

      E. Lisk Wyckoff, Jr. has served as a member of the law firm E. Lisk Wyckoff, Jr. LLC since January 1, 2003, practicing in the areas of Tax, Trust and Estates, and Charitable Organization matters. He was a partner in the law firm of Kramer Levin Naftalis & Frankel from 1993 until he retired from the firm in 2001. Mr. Wyckoff was admitted to the New York Bar in 1961. He is trustee and president of Homeland Foundation, Inc., a 501(c)(3) organization operating Wethersfield House, Gardens and Farm and making grants to charitable organizations. He is also director and chairman of the 1652 Wyckoff House and Family Association and a trustee of the Wildlife Conservation Society, The Goodspeed Opera House, The New York Historic House Trust, the Florence Griswold Museum and Concilium Sodalium for Vatican Museums. Mr. Wyckoff lectures before various groups for Practicing Law Institute and New York University Institute of Federal Taxation on Tax and Trust and Estate matters. He has also been the commentator for McKinney’s Not-For-Profit Corporation Law since 1998 and author and directing editor of West’s McKinney’s Forms on Estates and Surrogate Law Practice since 1980. E. Lisk Wyckoff is a citizen of the United States.

      The business address of E. Lisk Wyckoff, Jr. LLC is 10 Longacre Lane, PO Box 658, Old Lyme, Connecticut 06371. The business address of Kramer Levin Naftalis & Frankel is 919 Third Avenue, New York, New York 10022.

      During the last five years, none of the persons referred to above have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The record date for stockholders entitled to notice of, and to vote at, the special meeting is April 8, 2004. At the close of business on that date, 11,546,438 shares of our common stock were issued and outstanding and entitled to vote at the special meeting.

      The following table sets forth, as of April 8, 2004 (except as otherwise noted), the number of common shares beneficially owned by (1) each person or group known by us to own beneficially 5% or more of the outstanding shares of our common stock, (2) each director, (3) our chief executive officer and each of our five other most highly compensated executive officers, and (4) all directors and executive officers as a group. Except as otherwise indicated, to our knowledge, each of the persons or groups named below has sole voting power and investment power with respect to his or its shares.

	Outstanding	Shares Under
Name of Beneficial Owner or Group	Shares	Options	Total	Percent

Wembley Ltd.(1)	4,557,143	—	4,557,143	39.5
Columbus Centre Building Road Town, Tortola British Virgin Islands
GEO Holdings Corp.(2)	4,557,143	—	4,557,143	39.5
Code Hennessy & Simmons IV LP(2)(3)	4,557,143	—	4,557,143	39.5
CHS Management IV LP(2)(3)	4,557,143	—	4,557,143	39.5
Code Hennessy & Simmons LLC(2)(3)	4,557,143	—	4,557,143	39.5
Daniel J. Hennessy(2)(3)	4,557,143	—	4,557,143	39.5
Marcus J. George(2)(3)	4,557,143	—	4,557,143	39.5
Brian P. Simmons(2)(3)	4,557,143	—	4,557,143	39.5
Peter M. Gotsch(2)(3)	4,557,143	—	4,557,143	39.5

	Outstanding	Shares Under
Name of Beneficial Owner or Group	Shares	Options	Total	Percent

Thomas J. Formolo(2)(3)	4,557,143	—	4,557,143	39.5
Jon S. Vesely(2)(3)	4,557,143	—	4,557,143	39.5
Andrew W. Code(2)(3)	4,557,143	—	4,557,143	39.5
Michael L. Keesey(2)(3)	4,557,143	—	4,557,143	39.5
10 South Wacker Drive, Suite 3175 Chicago, Illinois 60606
Grace & White(4)	901,541	—	901,541	7.8
515 Madison Ave., Suite 1700 New York, New York 10022
Dimensional Fund Advisors, Inc.(4)(5)	791,812	—	791,812	6.9
1299 Ocean Avenue Santa Monica, California 90401
BNP Paribas, SA	587,900	—	587,900	5.1
16 Boulevard des Italiens 75009 Paris, France
E. Lisk Wyckoff, Jr.(6)	4,557,143	—	4,557,143	39.5
10 Longacre Lane Old Lyme, Connecticut 06371
Samir T. Badawi(6)	4,591,143	460,000	5,051,143	42.1
James R. Burke	4,000	10,000	14,000	*
Bruce Cummings	—	8,000	8,000	*
James R. Gibbs	—	8,000	8,000	*
T. William Porter	2,000	10,000	12,000	*
Edward T. Sheehan	4,000	10,000	14,000	*
Roger J. Klatt	43,067	346,000	389,067	3.3
Ernest C. English, Jr.	1,935	112,500	114,435	1.0
Paul A. Firrell	1,000	49,500	50,500	*
Gerald E. Hersh	17,652	119,000	136,652	1.2
James T. Steinke	2,116	90,000	92,116	*
All directors and executive officers as a group (11 persons)	4,666,913	1,223,000	5,889,913	46.1

*	Less than one percent.

(1)	For discussion of litigation related to the ownership of some of these shares see “PENDING LITIGATION — Wembley Dispute.”

(2)	Each of these entities and persons may be deemed to have acquired beneficial ownership pursuant to the terms of the Voting Agreement, dated as of December 31, 2003, between GEO Holdings and Wembley Ltd. Each of these entities and persons disclaims any beneficial ownership of the 4,557,143 shares covered by the Voting Agreement, and all share the address of 10 South Wacker Drive, Suite 3175, Chicago, Illinois, 60606.

(3)	Affiliate of GEO Holdings Corp. and/or Code Hennessy & Simmons LLC.

(4)	As of December 31, 2003.

(5)	Dimensional Fund Advisors, Inc., a registered investment advisor, is deemed to have beneficial ownership of 791,812 shares of common stock of the Company as of December 31, 2003, all of which are held by investment companies, commingled group trusts and separate accounts for all of which Dimensional Fund Advisors, Inc. serves as investment advisor or manager. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all these shares.

(6)	Includes Wembley Ltd.’s shares. Mr. Badawi, as director and president of Wembley Ltd., and Mr. Wyckoff, as director of Wembley Ltd., may be deemed to own beneficially the 4,557,143 shares owned by Wembley. Messrs. Badawi and Wyckoff disclaim any such beneficial ownership.

ADDITIONAL INFORMATION

Solicitation of Proxies/ Costs

      The Company is making this proxy solicitation. We will bear the cost of the solicitation of proxies. We will solicit proxies by personal interview, mail, telephone or telegram and will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock held of record by such persons. Further solicitation may be made by our directors, officers and employees personally, by telephone or otherwise, but they will not be specifically compensated for these services. The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee not to exceed $15,000 plus reimbursement of out-of-pocket expenses.

Stockholder Proposals

      If we complete the merger, we will no longer have public stockholders or public participation in our stockholder meetings. If we do not complete the merger, we intend to hold our next annual stockholder meeting in August of 2004. In that case, if you are still a stockholder as of the record date of the annual meeting, you would be entitled to attend and participate in our stockholder meetings. Proposals to be submitted by stockholders for consideration at any 2004 annual meeting and inclusion in our 2004 annual proxy statement must be received by us at our executive offices in Houston, Texas, not later than June 1, 2004. SEC rules establish standards as to which stockholder proposals are required to be included in a proxy statement for an annual meeting. We will only consider proposals for inclusion in our proxy statement for an annual meeting that satisfy the applicable SEC rules. If stockholders want to present a proposal from the floor at the 2004 annual meeting, they must give the Company written notice no later than June 30, 2004. These notices must be made at the Company’s principal executive offices, 19103 Gundle Road, Houston, Texas 77073.

Sources of Information

      Gundle/ SLT Environmental, Inc. has provided the information in this proxy statement relating to the Company and its officers, directors and affiliates. GEO Holdings Corp. has provided the information in this proxy statement relating to GEO Holdings, its newly-formed, wholly-owned subsidiary, GEO Sub Corp., Code Hennessy & Simmons LLC, Code Hennessy & Simmons IV LP, and co-investors in GEO Holdings.

Incorporation by Reference

      This proxy statement incorporates documents by reference that are not presented in it or delivered with it. The following documents filed by the Company under the Securities Exchange Act of 1934, as amended, are incorporated into this proxy statement by this reference:

•	the Company’s annual report on Form 10-K/A for the year ended December 31, 2003; and

•	the Company’s current reports on Form 8-K filed with the SEC on February 14, 2002, January 5, 2004, January 6, 2004 and April 9, 2004.

      All reports the Company files with the Securities and Exchange Commission after the date of this proxy statement, but before the date of the special meeting, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, are hereby incorporated by reference in this proxy statement. A copy of these documents (other than some exhibits to those documents) is available without charge to each person to whom this proxy statement is delivered, upon written or oral request to Gundle/ SLT Environmental, Inc. at the following address and telephone number, 19103 Gundle Road, Houston, Texas 77073, (281) 443-8564.

Other Matters

      Our Board of Directors currently is not aware of any business to be acted upon at the special meeting other than as described in this proxy statement. If, however, other matters are properly brought before the special meeting, in the absence of instructions to the contrary, persons appointed as proxies will have discretion to vote or act on the matters in their best judgment. If we do not complete the merger, and do not receive notice of any matter that a stockholder wishes to raise at the annual meeting in 2004 by June 30, 2004, and a matter is raised at the meeting, the proxy holders for the annual meeting will have discretionary authority to vote on the matter.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following SEC locations:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 233 Broadway New York, New York 10279

Chicago Regional Office Northwestern Atrium Center 500 West Madison Street, 14th Floor Chicago, Illinois 60661

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including the Company, who file electronically with the SEC. The site address is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      The Company has not authorized anyone to give any information or make any representation about the merger or the Company that is different from, or in addition to, that contained in this proxy statement or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Forward-looking statements made in connection with a going-private transaction are excluded from the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act.

      This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the proposed merger.

      All statements other than statements of historical fact included in and incorporated by reference into this proxy statement are forward-looking statements. When used in this proxy statement, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions, which we believe are reasonable, but which are open to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in the pertinent sections of this proxy statement and in our periodic filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2003.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma consolidated financial statements (the “pro forma financial statements”) are based on the Company’s historical statements, adjusted to give effect to the following: (i) the receipt of proceeds from GEO Sub’s offering of $150 million of notes in a private placement, and GEO Sub’s borrowing under senior credit facilities (including a term loan facility for $25 million and a revolving credit facility of up to $40 million — $15 million expected to be drawn at the closing of the merger); (ii) receipt of equity proceeds from CHS IV, certain co-investors, and certain management members; (iii) the use of a portion of the Company’s available cash to finance a portion of the acquisition; (iv) the acquisition of all issued and outstanding shares of Company common stock; (v) the settlement of stock options; (vi) the merger of GEO Sub, a wholly owned subsidiary of GEO Holdings, with and into the Company and (vii) the payment of fees and expenses related to the aforementioned (referred to below as the “Transactions”).

      The pro forma financial statements were prepared to illustrate the estimated effects of the Transactions. The pro forma balance sheet gives effect to the Transactions as if the Transactions had occurred as of December 31, 2003. The pro forma statement of income for the year ended December 31, 2003 gives effect to the Transactions as if the Transactions had occurred as of January 1, 2003. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma financial statements do not purport to represent the Company’s results of operations or financial position that would have actually been, had the Transactions in fact occurred as of such date or to project the Company’s results of operations or financial condition.

      The merger will be accounted for under the purchase method of accounting. Prior to the merger, GEO Sub and GEO Holdings will have no operations, assets, or liabilities. Under the purchase method of accounting, the total purchase cost will be allocated to the assets acquired and liabilities assumed of the Company based on their respective fair values. A preliminary allocation of purchase cost has been made to major categories of assets and liabilities in the accompanying pro forma financial statements based on our management’s estimates. The actual allocation of purchase costs and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.

GUNDLE/SLT ENVIRONMENTAL, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Fiscal Year Ended December 31, 2003

		Pro Forma
	Actual	Adjustments		Pro Forma

	(Dollars in thousands)
Sales and operating revenues	$274,618	—		$274,618
Cost of products and services	215,459	4,733	(9)	220,192

Gross profit	59,159	(4,733)		54,426
Selling, general and administrative expenses	28,951	9,160	(9),(10),(13)	38,111

Operating income	30,208	(13,893)		16,315
Interest expense	2,573	13,799	(11)	16,372
Interest income	(509)	509	(12)	—
Other (income)/expense, net	(3,296)	2,000	(14)	(1,296)
Foreign exchange (gain)/loss	(212)	—		(212)
Minority interest	133	—		133

Income before taxes	31,519	(30,201)		1,318
Provision for income taxes	10,748	(11,476	)(15)	(728)

Net income	$20,771	$(18,725)		$2,046

Basic earnings per share	$1.81			$0.69

Diluted earnings per share	$1.72			$0.63

GUNDLE/SLT ENVIRONMENTAL, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of December 31, 2003

		Pro Forma
	Actual	Adjustments		Pro Forma

	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$47,899	$(22,500	)(1)	$25,399
Accounts receivable	46,560	—		46,560
Inventory	33,231	—		33,231
Deferred taxes	5,587	—		5,587
Other current	1,315	—		1,315

Total current assets	134,592	(22,500)		112,092
Property, plant and equipment, net	33,131	74,238	(2)	107,369
Goodwill	23,365	2,665	(3)	26,030
Deferred taxes	2,127	—		2,127
Restricted cash	18,056	—		18,056
Deferred financing costs, net	735	9,418	(4)	10,153
Intangible assets	—	61,000	(5)	61,000
Other assets	1,497	—		1,497

Total assets	$213,503	$124,821		$338,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$33,013	—		$33,013
Other current liabilities	2,781	—		2,781
Current portion of long-term debt	4,914	(747	)(6)	4,167
Current income taxes payable	1,432	—		1,432

Total current liabilities	42,140	(747)		41,393
Long term debt, net	11,808	(11,808	)(6)	—
Revolver	—	15,000	(6)	15,000
Term loan facility	—	20,833	(6)	20,833
Notes	—	150,000	(6)	150,000
Deferred taxes	—	51,390	(7)	51,390
Other long-term liabilities	1,189	—		1,189
Minority interests	1,209	—		1,209
Stockholders’ equity	157,157	(99,847	)(8)	57,310

Total liabilities and stockholders’ equity	$213,503	$124,821		$338,324

GUNDLE/SLT ENVIRONMENTAL, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      (1) Cash and cash equivalents: Reflects the estimated usage of GSE’s cash to fund the costs of the Transactions.

      (2) Property, plant and equipment: Reflects adjusting the basis in property, plant and equipment to fair value under the purchase method of accounting.

	New
Book Value	Fair Value	Basis
Pre-Transactions	Assigned	Adjustment

$33,131	$107,369	$74,238

      (3) Goodwill: Reflects the excess of the purchase price over the fair value of identifiable net assets and identifiable intangible assets acquired.

Total consideration	$242,935

Book value of assets and liabilities, before the Transactions, net of goodwill	133,792
Property, plant and equipment basis adjustment	74,238	(See Note 2)
Intangible assets identified	61,000	(See Note 6)
Less deferred financing fees — old debt	(735)
Deferred tax adjustments related to basis adjustments of assets acquired	(51,390)	(See Note 4)

Fair value of identifiable assets	$216,905

New goodwill	26,030
Less goodwill in historical financials	(23,365)

Total adjustment	$2,665

      (4) Deferred financing costs: Represents an adjustment to write-off deferred financing costs on the extinguished debt, and to record deferred financing costs on new debt incurred as a result of the Transactions.

Unamortized deferred financing costs — extinguished debt	$(735)
Deferred financing costs — new debt	10,153

Total adjustment	$9,418

      (5) Intangible assets identified: Represents value to identified intangible asset under the purchase method of accounting.

Patent	$1,000
Customer relationships	60,000

Total adjustment	$61,000

GUNDLE/SLT ENVIRONMENTAL, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

      (6) Debt extinguishment and new debt: Represents the extinguishment of existing debt and incurrence of new debt as follows:

Retirement of the Company’s 9.22% term debt — current portion	$(4,914)
Retirement of the Company’s 9.22% term debt — non current portion	(11,808)
New revolver	15,000
New term loan facility — current portion	4,167
New term loan facility — non-current portion	20,833
New notes	$150,000

      (7) Deferred taxes: Represents the deferred tax liabilities created as a result of basis adjustments under the purchase method of accounting. Deferred taxes were provided at the Company’s estimated overall income tax rate of 38%.

	Basis	Deferred Tax
	Adjustment	Liabilities

Property, plant and equipment basis	$74,238	$28,210
Intangible assets	61,000	23,180

Total adjustment		$51,390

      (8) New equity: Represents adjustment to equity to reflect new equity in the company and debt related and other costs which are expected to be expensed immediately upon completion of the Transactions.

Elimination of stockholders’ equity as of December 31, 2003	$(157,157)
New equity investment	60,200
Bridge loan commitment fee, write off of deferred loan costs associated with extinguished debt and non-capitalizable transaction costs	(2,890)

Total adjustment	$(99,847)

      (9) Depreciation expense: Represents adjustment for additional depreciation expense as a result of the write-up of property, plant and equipment to fair value.

      (10) Sales, general and administrative expense: Represents bridge loan commitment fee, write off of deferred loan costs associated with extinguished debt and non-capitalizable transaction costs.

GUNDLE/SLT ENVIRONMENTAL, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

      (11) Interest expense: Interest expense has been adjusted to reflect the pay-off of former debt instruments, and to record interest expense on new debt incurred under the assumption the new debt was outstanding during all of 2003. After giving effect to the Transactions, we will have a $25.0 million term loan outstanding, bearing interest at variable rates. Each quarter point increase or decrease in the interest rate on the term loan would change our interest expense by approximately $0.1 million per year. We will also have a new revolving credit facility which will provide for borrowings up to $40.0 million which will also bear interest at variable rates. Assuming the revolver is fully drawn, each quarter point increase or decrease in the applicable interest rate would change our interest expense by approximately $0.1 million per year.

Interest on new debt:
Revolver, average balance of $5 million, bearing interest at	4.5%	$225
New term debt, $25 million bearing interest at	4.5%	1,125
New notes, $150 million bearing interest at	9.0%	13,500

Total interest expense on new debt		14,850
Reduction of interest on former debt — 9.22% term notes		(2,573)
Amortization of debt issue costs — new debt		1,522

Total adjustment		$13,799

      (12) Interest income: The adjustment to interest income removes all interest income earned by GSE under the assumption that all cash would be used to fund operations and pay down the revolver.

      (13) Amortization expense: This represents amortization of identified intangible assets over their estimated useful lives.

		Life in yrs	Amortization

Patent	$1,000	10	$100
Customer relationships	60,000	10	6,000

Total Pro forma amortization expense			$6,100

      (14) Other expense: Represents Code Hennessy & Simmons LLC’s annual management fee.

      (15) Income tax provision: The adjustment reflects tax effects of the pro forma adjustments at the Company’s estimated overall tax rate of 38%.

GUNDLE/SLT ENVIRONMENTAL, INC.

APPENDIX A

PLAN AND AGREEMENT OF MERGER

of
GEO SUB CORP.
and
GUNDLE/SLT ENVIRONMENTAL, INC.

Dated as of December 31, 2003

GUNDLE/SLT ENVIRONMENTAL, INC.

A-i

GUNDLE/SLT ENVIRONMENTAL, INC.

A-ii

GUNDLE/SLT ENVIRONMENTAL, INC.

A-iii

GUNDLE/SLT ENVIRONMENTAL, INC.

A-iv

GUNDLE/SLT ENVIRONMENTAL, INC.

A-v

GUNDLE/SLT ENVIRONMENTAL, INC.

PLAN AND AGREEMENT OF MERGER

      PLAN AND AGREEMENT OF MERGER, dated as of December 31, 2003 (“Agreement”), by and among GEO Holdings Corp., a Delaware corporation (“Parent”), GEO Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Gundle/SLT Environmental, Inc., a Delaware corporation (“GSE”). GSE and Merger Sub are hereinafter collectively referred to as the “Merging Corporations.”

W I T N E S S E T H:

      WHEREAS, Parent is a corporation duly organized and validly existing under the laws of Delaware, with its principal executive office at 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606;

      WHEREAS, Merger Sub is a corporation duly organized and validly existing under the laws of Delaware, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and its principal executive office at 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606;

      WHEREAS, all the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub are presently held by Parent;

      WHEREAS, GSE is a corporation duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and its principal executive office at 19103 Gundle Road, Houston, Texas 77073;

      WHEREAS, the authorized capital stock of GSE consists of 1,000,000 shares of preferred stock, par value $1 per share, of which no shares are issued or outstanding; and 30,000,000 shares of common stock, par value $.01 per share (“GSE Common Stock”), of which at December 30, 2003 11,529,657 shares were issued and outstanding; an additional 1,841,461 shares were reserved for issuance in conjunction with various employee benefit plans (of which 1,484,000 relate to outstanding stock options and the remaining 357,461 are available to cover any future stock based benefit grants), and 7,089,261 shares of GSE Common Stock were held in GSE’s treasury;

      WHEREAS, the board of directors of Parent and the respective boards of directors of Merger Sub and GSE deem it desirable and in the best interests of their respective entities and their respective stockholders, members or other owners, that Merger Sub be merged with and into GSE, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, in exchange for the consideration herein provided for, and have proposed, declared advisable, and approved such merger pursuant to this Agreement, which Agreement has been duly approved by resolutions of the respective boards of directors of GSE, Merger Sub and Parent;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and in order to set forth the terms and conditions of the merger, the mode of carrying the same into effect, the manner and basis of converting (i) the presently outstanding shares of Merger Sub Common Stock into shares of the Surviving Corporation and (ii) the presently outstanding shares of GSE Common Stock into consideration herein provided for, and such other details and provisions as are deemed necessary or proper, the parties hereto agree as follows:

ARTICLE I.

MERGER

      1.1.     Surviving Corporation. Subject to the adoption and approval of this Agreement by the requisite vote of the stockholders of GSE and to the other conditions hereinafter set forth, GSE and Merger Sub shall be, upon the Effective Date of the merger as defined in Paragraph 1.3 hereof, merged into a single surviving

GUNDLE/SLT ENVIRONMENTAL, INC.

corporation, which shall be GSE, which shall continue its corporate existence and remain a Delaware corporation governed by and subject to the laws of that state.

      1.2.     Stockholder Approval. This Agreement shall be submitted for adoption and approval by the stockholders of GSE in accordance with its certificate of incorporation, bylaws and the applicable laws of the State of Delaware, at a meeting called and held for such purpose. Parent, the sole stockholder of Merger Sub, has adopted and approved this Agreement and the merger contemplated hereby concurrently with execution of this Agreement.

      1.3.     Effective Date. The merger shall become effective upon the filing by GSE and Merger Sub of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the Delaware General Corporation Law (“DGCL”). The date upon which the merger shall become effective is referred to in this Agreement as the “Effective Date.”

      1.4.     Continued Corporate Existence of Surviving Corporation. On the Effective Date, the Certificate of Incorporation of GSE shall be amended and restated in its entirety into the form annexed hereto as Appendix I and shall be the Certificate of Incorporation of the Surviving Corporation (the “Restated Certificate of Incorporation”). In all other respects the identity, existence, purposes, powers, objects, franchises, rights, and immunities of GSE, the surviving corporation of the merger, shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of Merger Sub shall be wholly merged into GSE, the “Surviving Corporation,” and GSE shall be fully vested therewith. Accordingly, on the Effective Date, the separate existence of Merger Sub, except insofar as continued by statute, shall cease.

      1.5.     Governing Law and Certificate of Incorporation of Surviving Corporation. The laws of Delaware shall continue to govern the Surviving Corporation. On the Effective Date, the Restated Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until further amended in the manner provided by law.

      1.6.     Bylaws of Surviving Corporation. Effective as of the Effective Date, the bylaws of GSE shall be amended and restated in their entirety in the form attached hereto as Appendix II (the “Restated Bylaws”), and the Restated Bylaws shall be the bylaws of the Surviving Corporation until altered, amended, or repealed, or until new bylaws shall be adopted in accordance with the provisions of law, the Restated Certificate of Incorporation and the Restated Bylaws.

      1.7.     Directors and Officers of Surviving Corporation.

1.7.1. Directors of Surviving Corporation. The names and addresses of the persons who, upon the Effective Date, shall constitute the board of directors of the Surviving Corporation, and who shall hold office until the first annual meeting of stockholders of the Surviving Corporation next following the Effective Date, are as follows:

Name	Address

Daniel J. Hennessy	10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606
Brian P. Simmons	10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606
Marcus J. George	10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606
Samir T. Badawi	19103 Gundle Road, Houston, Texas 77073

1.7.2. Officers of the Surviving Corporation. The incumbent officers of GSE immediately prior to the Effective Date shall continue to hold their respective offices in the Surviving Corporation from and after the Effective Date and until the first meeting of directors following the next annual meeting of stockholders thereof, or until their successors are theretofore or thereafter selected in accordance with the Restated Bylaws.

GUNDLE/SLT ENVIRONMENTAL, INC.

1.7.3. Vacancies. On or after the Effective Date, if a vacancy shall exist for any reason in the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Restated Certificate of Incorporation and/or Restated Bylaws of the Surviving Corporation.

      1.8.     Capital Stock of Surviving Corporation.

1.8.1. Capital Stock of Surviving Corporation. The authorized number of shares of capital stock of the Surviving Corporation, and the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the Restated Certificate of Incorporation.

      1.9.     Conversion of Securities upon Merger.

1.9.1. General. The manner and basis of converting the issued and outstanding shares of the capital stock of each of the Merging Corporations into shares of the capital stock of the Surviving Corporation or other consideration herein provided for shall be as hereinafter set forth in this Paragraph 1.9.

1.9.2. Conversion of Merger Sub Common Stock. On the Effective Date, each share of Merger Sub Common Stock then issued and outstanding, without any action on the part of the holders thereof, shall automatically become and be converted into one fully paid and nonassessable share of issued and outstanding Surviving Corporation Common Stock (the “GSE Shares”).

1.9.3. Conversion of GSE’s Common Stock; Treatment of GSE Options.

1.9.3.1. Conversion of Stock. On the Effective Date, each share of common stock, par value $.01 per share, of GSE then issued and outstanding (excluding any GSE shares then owned by Parent or Merger Sub, any such shares which may then be held in the treasury of GSE (all of which shares shall cease to exist) and Dissenting Shares), without any action on the part of the holders thereof, shall automatically become and be converted into the right to receive $18.50 in cash from the Surviving Corporation upon surrender, in accordance with Paragraph 1.9.5, of certificates theretofore evidencing shares of GSE Common Stock (collectively, the “GSE Merger Consideration”).

1.9.3.2. Cancellation of Employee Options. Effective immediately prior to the consummation of the transactions contemplated by this Agreement, the Company shall cancel each option to acquire equity securities of GSE (except for the Rollover Options and the Director Options (as defined below)), and each holder of such an option shall thereafter be entitled to receive, for each share subject to each such option, the amount by which $18.50 exceeds the exercise price for such share (the aggregate of such amounts, the “GSE Employee Option Consideration”) upon surrender, in accordance with Paragraph 1.9.5, of the associated option agreement and such other instruments of assignment that the Surviving Corporation may reasonably request. Each such option shall be deemed to be fully vested and exercisable in its entirety.

1.9.3.3. Surrender of Director Options. Effective as of the Effective Date, each holder of an option under the Company’s 1996 Nonqualified Stock Option Plan for Non-Employee Directors or any other option to acquire GSE’s capital stock not described in Paragraph 1.9.3.2 (a “Director Option”) shall be entitled to receive, for each share subject to each such option, the amount by which $18.50 exceeds the exercise price for such share (the aggregate of such amounts, together with the “GSE Employee Option Consideration”, the “GSE Option Consideration”) upon surrender, in accordance with Paragraph 1.9.5, of the associated option agreement for cancellation and such other instruments of assignment that the Surviving Corporation may reasonably request. Each such option shall be deemed to be fully vested and exercisable in its entirety.

1.9.4. Exchange of Merger Sub’s Stock Certificates. On the Effective Date, Parent shall surrender the outstanding certificates theretofore representing shares of Merger Sub Common Stock to GSE and

GUNDLE/SLT ENVIRONMENTAL, INC.

shall receive in exchange therefor a certificate or certificates representing the number of GSE Shares into which the shares of Merger Sub Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid.

1.9.5. Exchange of GSE’s Stock Certificates and Options

1.9.5.1. Stock Certificates. As promptly as practicable after the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of GSE Common Stock other than Dissenting Shares may surrender the same to an exchange agent of the Surviving Corporation to be designated by Parent (“Exchange Agent”) and such holder shall be entitled upon such surrender to receive in exchange therefor a certified or bank cashier’s check in the amount of $18.50 per share of GSE Common Stock represented by such certificate or such integral multiple thereof into which the shares of common stock of GSE theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid. From and after the Effective Date and to the date of such surrender, each outstanding certificate which prior to the Effective Date represented shares of GSE Common Stock shall represent the right, and only the right, to receive payment in cash of the amounts into which the shares of GSE Common Stock have been so automatically converted; no interest shall accrue or be payable with respect to such amounts pending the surrender of GSE certificates in exchange therefor.

1.9.5.2. Employee Options. As promptly as practicable after the Effective Date, each holder of an option to acquire equity securities of GSE canceled pursuant to Paragraph 1.9.3.2 may surrender the associated option agreement and such other instruments of assignment that the Surviving Corporation may reasonably request to the Exchange Agent and such holder shall be entitled upon such surrender to receive in exchange therefor a certified or bank cashier’s check in an amount equal to, for each such share subject to each such surrendered option, the amount by which $18.50 exceeds the exercise price for such share or such integral multiple thereof into which the options to acquire equity GSE equity securities theretofore represented by the documents so surrendered shall be entitled as aforesaid. From and after the Effective Date and to the date of such surrender, any agreement which prior to the Effective Date represented an option to acquire equity securities of GSE that is canceled pursuant to Paragraph 1.9.3.2 shall represent the right, and only the right, to receive payment in cash of the amounts to which the holder of such option is entitled as provided for herein; no interest shall accrue or be payable with respect to such amounts pending the surrender of the option agreement (or any other documentation) in exchange therefor.

1.9.5.3. Director Options. As promptly as practicable after the Effective Date, each holder of a Director Option may surrender the associated option agreement and such other instruments of assignment that the Surviving Corporation may reasonably request to the Exchange Agent and such holder shall be entitled upon such surrender to receive in exchange therefor a certified or bank cashier’s check in an amount equal to, for each such share subject to each such surrendered option, the amount by which $18.50 exceeds the exercise price for such share or such integral multiple thereof into which the options to acquire equity GSE equity securities theretofore represented by the documents so surrendered shall be entitled as aforesaid. Upon such surrender, each Director Option shall be canceled. No interest shall accrue or be payable with respect to such amounts pending the surrender of the option agreement (or any other documentation) in exchange therefor.

1.9.6. Withholding Rights. Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of an outstanding certificate or certificates representing GSE Common Stock or an option as described in Paragraph 1.9.3 such amounts as Parent, the Exchange Agent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the

GUNDLE/SLT ENVIRONMENTAL, INC.

Exchange Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the certificate representing GSE Common Stock or an option as described in Paragraph 1.9.3 in respect of which such deduction and withholding was made by Parent, the Exchange Agent or the Surviving Corporation.

1.9.7. Unclaimed Funds; Escheat. All funds deposited with the Exchange Agent or held by the Surviving Corporation, in trust, for the payment of the amounts into which the outstanding shares of GSE Common Stock shall have been converted in the merger, and remaining unclaimed for 180 days after the Effective Date shall be paid to the Surviving Corporation; and the holder of any unexchanged certificate or certificates which prior to the Effective Date represented shares of GSE Common Stock shall thereafter look only to the Surviving Corporation for payment thereof upon surrender of such certificate or certificates to the Surviving Corporation. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or Merger Sub will be liable to any former holder of GSE Common Stock for any portion of the GSE Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or comparable law.

1.9.8. Merger Sub’s Transfer Books Closed. Upon the Effective Date, the stock transfer books of Merger Sub shall be deemed closed, and no transfer of any certificates theretofore representing shares of Merger Sub Common Stock shall thereafter be made or consummated.

1.9.9. GSE’s Transfer Books Closed. Upon the Effective Date, the stock transfer books of GSE shall be deemed closed, and no transfer of any certificates theretofore representing shares of GSE Common Stock shall thereafter be made or consummated.

1.9.10. GSE Fractional Shares. No certificates for fractional share interests of GSE Shares will be issued in exchange for any fractional share interest in Merger Sub Common Stock, but, in lieu thereof, GSE will settle any such fractional share interests in cash on the basis of the closing price for GSE Common Stock on the New York Stock Exchange on the last trading day before the Effective Date.

      1.10.     Assets and Liabilities

1.10.1. Assets and Liabilities of Merging Corporations Become Those of Surviving Corporation. On the Effective Date, all rights, privileges, powers, immunities, and franchises of each of the Merging Corporations, both of a public and private nature, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other choses or things in action, and all and every other interest of or belonging to or due to either of the Merging Corporations, shall be taken by and deemed to be transferred to and shall be vested in the Surviving Corporation without further act or deed, and all such rights, privileges, powers, immunities, and franchises, property, debts, choses or things in action, and all and every other interest of each of the Merging Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Merging Corporations, and the title to any real or other property, or any interest therein, whether vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the merger, provided, however, that all rights of creditors and all liens upon any properties of each of the Merging Corporations shall be preserved unimpaired, and all debts, liabilities, restrictions, obligations, and duties of the respective Merging Corporations, including without limitation all obligations, liabilities and duties as lessee under any existing lease, shall thenceforth attach to the Surviving Corporation and may be enforced against and by it to the same extent as if such debts, liabilities, duties, restrictions and obligations had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in place of either of the Merging Corporations.

1.10.2. Conveyances to Surviving Corporation. The Merging Corporations hereby agree, respectively, that from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, they will execute and deliver or cause to be executed and delivered, all such deeds,

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conveyances, assignments, permits, licenses and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, and interests referred to in this Paragraph 1.10 and otherwise carry out the intent and purposes of this Agreement.

1.10.3. Accounting Treatment. The assets and liabilities of the Merging Corporations shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles.

1.10.4. Dissenting Stockholders of GSE. Notwithstanding anything in this Agreement to the contrary, any shares of GSE Common Stock issued and outstanding immediately prior to the Effective Date and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the merger consideration on the Effective Date in accordance with Paragraph 1.9.5 hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Date, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Date into a right to receive, upon surrender as provided above, the merger consideration, without any interest thereon, in accordance with Paragraph 1.9.5 hereof. GSE shall give Merger Sub prompt notice of any demands received by GSE for appraisal of GSE Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by GSE and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands. GSE shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

      1.11.     Payoff of Indebtedness. On the Effective Date, GSE shall repay the indebtedness set forth on Schedule 1.11 pursuant to the Payoff Letters.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      2.1.     Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant as follows:

2.1.1. Organization and Standing. Parent is duly organized and validly existing as a corporation under the laws of the State of Delaware. Merger Sub is a newly formed corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; Merger Sub has engaged in no business other than in connection with this Agreement. Parent and Merger Sub each has the full requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

2.1.2. Agreement Authorized and its Effect on Other Obligations. This Agreement has been approved by the Parent as the sole stockholder of Merger Sub, which approval shall remain in full force and effect through consummation of the merger contemplated by this Agreement or earlier termination pursuant to and in accordance with the provisions of Paragraph 6.1 hereof. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and this Agreement is a valid and binding obligation of Parent and Merger Sub enforceable against each of them (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief

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or similar laws affecting the rights of creditors generally. At the Effective Date, the consummation of the merger contemplated by this Agreement will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the certificate of incorporation or bylaws of Merger Sub or the comparable organizational documents of Parent or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Parent or any of its subsidiaries (including Merger Sub) is a party or by which any of them or their properties are bound, other than such violations, breaches or defaults as would not materially and adversely affect their performance under this Agreement or consummation of the transactions herein contemplated.

2.1.3. Financial Capability. An executed commitment letter (the “Debt Financing Letter”) is included as Schedule 2.1.3 attached hereto. As of the date hereof, the Debt Financing Letter is in full force and effect and has not been amended in any material respect. Assuming all of the representations and warranties of the Company set forth herein are true, subject to the terms and conditions of the Debt Financing Letter, the funds contemplated to be received pursuant to the Debt Financing Letter, together with the rollover contributions to be made as contemplated by this Agreement and the equity funds to be provided by equity investors in Parent, will be sufficient to consummate the Merger and to pay all related fees and expenses.

2.1.4. Capitalization. The authorized capitalization of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”), at the date hereof, 100 shares were issued and outstanding, all the outstanding shares of which were owned of record and beneficially by Parent and certificated only in units of one share or integral multiples thereof. There exist no outstanding options, subscriptions, warrants, calls, or similar commitments to purchase, issue or sell or to convert any securities or obligations into any of the authorized or issued capital stock of Merger Sub or any securities or obligations convertible into or exchangeable for such capital stock.

2.1.5. No Undisclosed Defaults. Merger Sub is not a party to, or bound by, any material contract or arrangement of any kind to be performed after the Effective Date, nor is Merger Sub in default in any material obligation or covenant on their part to be performed under any material obligation or other arrangement.

2.1.6. Litigation. There is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which Parent or Merger Sub is a party or, to the knowledge of Parent and Merger Sub, might become a party that would materially and adversely affect their performance under this Agreement or the consummation of the transactions herein contemplated.

2.1.7. Broker’s Fee. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, or any other transaction, for which GSE could become liable or obligated.

2.1.8. Investigations; Litigation. Except as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended, and the rules and regulations promulgated thereunder (collectively, “HSR”) and any applicable comparable foreign laws and regulations, (i) no investigation or review by any governmental entity with respect to Parent or Merger Sub or any of the transactions contemplated by this Agreement is pending or, to the best knowledge of Parent and Merger Sub, threatened, nor has any governmental entity indicated to Parent or Merger Sub an intention to conduct the same, and (ii) there is no action, suit or proceeding pending or, to the best knowledge of Parent and Merger Sub, threatened against or affecting Parent or Merger Sub at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, will or is likely to (i) prevent the consummation of the transactions contemplated by this Agreement or (ii) result in any Material Adverse Change (as defined in Paragraph 4.1.3) in Parent and/or Merger Sub.

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2.1.9. Information for GSE Proxy Statement. All information and data (including financial statements) concerning Parent and Merger Sub which is or will be included in the proxy statement of GSE containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”) to be used by GSE in connection with the transactions contemplated by this Agreement will be furnished by Parent and Merger Sub for inclusion therein and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

2.1.10. Investment Purpose. Parent is acquiring the GSE Shares pursuant to the merger contemplated hereby for its own account and for investment purposes only and not with a view toward or for sale in connection with, any distribution thereof, nor with the present intention of distributing or selling the GSE Shares.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF GSE

      3.1.     Representations and Warranties of GSE. GSE represents and warrants to Parent as follows (provided that, except for Schedule 3.1.6 (Liabilities), Schedule 3.1.10 (Taxes), Schedule, 3.1.15 (Litigation), Schedule 3.1.16 (Environmental Compliance) (which shall be the only schedules applicable to the subject matter thereof, subject to express cross-references to other schedules on Schedule 3.1.6 or Schedule 3.1.16), any item or matter required to be disclosed on a particular schedule pursuant to Paragraph 3 of this Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth on another schedule under this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other schedule):

3.1.1. Organization and Standing. GSE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not result in a Material Adverse Change. GSE has the full requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

3.1.2. Agreement Authorized and its Effect on Other Obligations. Upon approval of this Agreement by the stockholders of GSE, the consummation of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action on the part of GSE, and this Agreement is a valid and binding obligation of GSE enforceable against GSE (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement nor the consummation of the merger contemplated by this Agreement will conflict with or result in a violation or breach of any term or provision of, result in the acceleration of, or constitute a default under (i) the certificate of incorporation or bylaws of GSE, (ii) except as set forth in Schedule 3.1.2, any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which GSE or any of its subsidiaries is a party or by which any of them or their properties are bound, or (iii) any constitution, statute, regulation, rule, injunction, judgment, order, ruling or other restriction of any government, agency, or court to which GSE or its direct or indirect Subsidiaries is subject.

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3.1.3. Capitalization. The entire authorized Capital Stock of GSE consists of 1,000,000 shares of preferred stock, $1 par value, of which no shares are issued or outstanding; and 30,000,000 shares of GSE Common Stock, of which, at December 30, 2003, 11,529,657 shares were issued and outstanding, an additional 1,841,461 shares were reserved for issuance in connection with various Benefit Plans (of which 1,484,000 related to outstanding stock options and the remaining 357,461 are available to cover any subsequent stock based benefit grants); and 7,089,261 shares of GSE Common Stock are held in GSE’s treasury; provided that the only changes in any of the foregoing between December 30, 2003 and the date of this Agreement shall be due only to the exercise, between December 30, 2003 and the date of this Agreement, of stock options for GSE Common Stock issued and outstanding as of December 30, 2003 and the issuance of shares of GSE Common Stock (not to exceed 3,000) pursuant to GSE’s employee stock purchase plan. All of the issued and outstanding shares of GSE Capital Stock have been duly authorized and are validly issued, fully paid, and non-assessable. Other than as set forth on Schedule 3.1.3, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require GSE to issue, sell or otherwise cause to become outstanding any of its capital stock. Other than as set forth on Schedule 3.1.3, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to GSE.

3.1.4. Subsidiaries. All outstanding equity securities of the entities owned in whole or in part by GSE and the owners thereof are set forth on Schedule 3.1.4 and, (a) if such securities are shares of stock of a corporation, all such shares are validly issued, fully paid, and nonassessable, and, (b) with respect to all such equity securities, except as set forth in Schedule 3.1.4, GSE has good and marketable title thereto free and clear of any mortgage, pledge, lien, charge, security interest, option, right of first refusal, preferential purchase right, defect, encumbrance or other right of any other person or entity (collectively, an “Encumbrance”). Each such subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is, or on the Effective Date will be, duly qualified or licensed to do business and is, or on the Effective Date will be, in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not result in a Material Adverse Change.

As hereinafter used in this Article III, the term “GSE” also includes any and all of its directly and indirectly held subsidiaries (including, without limitation, each entity set forth on Schedule 3.1.4), except where the context requires the contrary. References to GSE’s “subsidiaries” in this Agreement shall include any and all of GSE’s directly and indirectly held subsidiaries (including, without limitation, each entity set forth on Schedule 3.1.4).

3.1.5. Reports and Financial Statements. GSE has previously furnished to Parent true and complete copies of (a) all annual reports filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 1999, (b) GSE’s quarterly and other reports filed with the Commission since December 31, 2002, (c) all definitive proxy solicitation materials filed with the Commission since December 31, 1999, and (d) any registration statements declared effective by the Commission since December 31, 1999 (items (a)-(d) collectively, the “Reports”). The consolidated financial statements of GSE and its subsidiaries included in GSE’s most recent report on Form 10-K and most recent report on Form 10-Q, and any other reports filed with the Commission by GSE under the Exchange Act were, or will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) and fairly present, or will present, the consolidated financial position for GSE and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended; and the Reports did not and will

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not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. GSE has filed with the Commission all Reports required to be filed by GSE under the Exchange Act and the rules and regulations of the Commission. Each of the Reports has complied in all material respects with the Exchange Act or the Securities Act of 1933, as amended, as applicable.

3.1.6. Liabilities. GSE does not have any material liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) or have any knowledge of any potential liabilities or obligations (including any liability for taxes) other than those (i) disclosed in the Reports, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 2003, (iii) professional expenses incurred in connection with the merger contemplated by this Agreement since September 30, 2003 or (iv) set forth on Schedule 3.1.6 hereto.

3.1.7. Additional GSE Information. Attached as Schedule 3.1.7 are true, complete and correct lists of the following items, and GSE agrees that upon the request of Parent, it will furnish to Parent true, complete and correct copies of any documents referred to in such lists:

3.1.7.1. Real Estate. (a) The address of each parcel of land, together with all buildings, improvements and fixtures (it being understood that such improvements and fixtures are disclosed on Schedule 3.1.7.2) located thereon owned by GSE, (the “Owned Real Property”) and (b) all leases, subleases, licenses, concessions and other agreements (written or oral) (the “Leases”), pursuant to which GSE holds a leasehold or subleasehold estate in, or are granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in their operations as currently conducted (the “Leased Real Property”) and the address of each Leased Real Property;

3.1.7.2. Machinery and Equipment. All machinery, transportation equipment, equipment, furnishings, and fixtures (excluding such items as did not have a cost basis of $2,000 or more at their respective dates of acquisition by GSE) owned, leased (other than in the ordinary course of business) or subject to a contract of purchase and sale, or lease commitment, by GSE with a description of the nature and amount of any Encumbrances thereon, all as of November 30, 2003; provided that there have been no material acquisitions or dispositions of any of the foregoing or any agreements for the acquisition or disposition of the foregoing between November 30, 2003 and the date of this Agreement;

3.1.7.3. Inventory and Construction Contracts. All inventory items or groups of inventory items owned by GSE, classified by location and type of inventory, together with a list of each construction contract (including the revenue recognized through November 30, 2003, and estimated revenue and cost to complete) which is to be performed in whole or in part after the date of this Agreement;

3.1.7.4. Receivables. All accounts and notes receivable of GSE, together with an aging schedule as of November 30, 2003;

3.1.7.5. Payables. All accounts and notes payable of GSE, together with an aging schedule as of November 30, 2003;

3.1.7.6. Insurance. All insurance policies or bonds maintained by GSE effective as of January 1, 2004, including title insurance policies, with respect to GSE, including those covering GSE’s properties, buildings, machinery, equipment, fixtures, employees and operations, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies;

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3.1.7.7. Material Contracts. Each contract including each lease under which GSE is lessor or lessee, which is to be performed in whole or in part after the date of this Agreement, and which involves or may involve aggregate payments by or to GSE of $100,000 or more after such date or which is otherwise material to the business of GSE (the “Material Contracts”). Except as disclosed on Schedule 3.1.7.7, (i) GSE is not, and, to GSE’s knowledge, no other party is, in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract to which it is a party and (ii) to GSE’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default. All contracts listed on Schedule 3.1.7.7 are valid and binding, in full force and effect and enforceable against GSE, and to GSE’s knowledge, the other parties thereto, in accordance with their respective terms (subject to normal equitable principles).

3.1.7.8. Employee Benefit Plans. All written or oral, qualified or non-qualified bonus, incentive compensation, deferred compensation, profit-sharing, stock option, stock purchase, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements sponsored, maintained or contributed to by GSE effective as of January 1, 2004, or under which GSE has any liability, together with copies of the most recent annual reports with respect to such plans, or trust or other funding arrangements filed with any governmental agency and all Internal Revenue Service determination letters that have been received with respect to such plans (collectively, “GSE Benefit Plans”). “Foreign Plan” shall mean any GSE Benefit Plan that is established pursuant to or governed by laws of a jurisdiction other than the United States or a jurisdiction thereof. “Benefit Plan” shall mean any GSE Benefit Plan that is not a Foreign Plan;

3.1.7.9. Certain Salaries. The names and salary rates of all present officers and employees of GSE whose current regular annual salary rate is $100,000 or more, except for such officers and employees, whose compensation is not disclosable pursuant to the rules and regulations of the Exchange Act but whose names and salary rates have otherwise been disclosed to Parent, together with any bonuses paid or estimated bonuses payable to such persons for the fiscal year ended December 31, 2003, and, to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement;

3.1.7.10. Bank Accounts. The name of each bank in which GSE has an account and the names of all persons authorized to draw thereon;

3.1.7.11. Employee Agreements. Any collective bargaining agreements of GSE with any labor union or any agreements or arrangements with other representative of employees, including amendments, supplements, and written or oral understandings, and all current employment and consulting agreements of GSE providing for compensation in excess of $100,000 per year;

3.1.7.12. Intellectual Property Rights. All patents, trademarks, registered copyrights, material unregistered copyrights, domain names, applications filed with respect to any of the foregoing, and license agreements with respect to Intellectual Property Rights, excluding off-the-shelf computer software licenses.

3.1.7.13. Trade Names. All trade names and fictitious names used or held by GSE, whether and where such names are registered and where used;

3.1.7.14. Promissory Notes. All long-term and short-term promissory notes, installment contracts for the payment of money, loan agreements, credit agreements, and any other agreements of GSE relating thereto or with respect to collateral securing the same which are to be performed in whole or in part after the date of this Agreement;

3.1.7.15. Guaranties. All indebtedness, liabilities and commitments of others and as to which GSE is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently

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liable therefore (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party;

3.1.7.16. Reserves and Accruals. All accounting reserves and accruals maintained in the GSE financial statements (in the aggregate) as of November 30, 2003;

3.1.7.17. Environment. All environmental permits, approvals, certifications, licenses, registrations, orders and decrees applicable to current operations conducted by GSE and all environmental audits, assessments, investigations and reviews on any property currently owned or used by GSE that are either material or are otherwise reasonably available to GSE.

3.1.8. No Undisclosed Defaults. Except as may be specified in the Reports or in Schedule 3.1.8, GSE is not in default in any material obligation or covenant on its part to be performed under any material obligation, lease, contract, order, plan or other arrangement.

3.1.9. Absence of Certain Changes and Events in GSE. Except as set forth in Schedule 3.1.9 hereto, other than as a result of the transactions contemplated by this Agreement, since June 30, 2003, GSE has conducted its business only in the ordinary course and in a manner consistent with past practice and there has not been:

3.1.9.1. Financial Change. Any Material Adverse Change in the financial condition, operations, assets or business of GSE;

3.1.9.2. Property Damage. Any material damage, destruction, or loss to the business or properties of GSE (whether or not covered by insurance);

3.1.9.3. Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of any dividend or other distribution in respect of GSE’s capital stock, or any direct or indirect redemption, purchase or any other acquisition of such stock by GSE;

3.1.9.4. Capitalization Change. Any change in the capital stock or in the number of shares or classes of GSE’s authorized capital stock as described in Paragraph 3.1.3;

3.1.9.5. Labor Disputes. Any labor dispute (other than routine grievances);

3.1.9.6. Change in Accounting Method or Practice. Any change in any method of accounting or accounting practice by GSE, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles;

3.1.9.7. Revaluation of Assets. Any revaluation by GSE of a material asset (including, without limitation, writing down of the value of inventory or writing-off of notes or accounts receivable except in the ordinary course of business consistent with past practice to the extent that any such write-downs or write-offs are not, individually or in the aggregate, material to GSE);

3.1.9.8. Contracts. Any transaction or commitment made, or any contract or agreement entered into, by GSE relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by GSE of any contract or other right, in either case, material to GSE taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

3.1.9.9. Guarantees. Any incurrence, assumption or guarantee by GSE of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

3.1.9.10. Benefits. Any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan or Foreign Plan (as defined in Paragraph 3.1.7.8) (other than as required by laws of the applicable foreign jurisdiction) covering current or former

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employees, officers or directors of GSE, or any material increase (other than as provided by the terms of contracts disclosed on Schedule 3.1.7) in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of GSE or any other employee earning noncontingent cash compensation in excess of $100,000 per year, other than as provided in the agreements listed on Schedules 3.1.7.8, 3.1.7.9 or 3.1.7.11, and except for such officers and employees whose compensation is not disclosable pursuant to the rules and regulations of the Exchange Act but that have been otherwise disclosed to Parent;

3.1.9.11. Encumbrances. Any creation or assumption by GSE of any Encumbrance on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;

3.1.9.12. Loans. Any making of any loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries made in the ordinary course of business consistent with past practice;

3.1.9.13. Employment Agreements. Any entry by GSE into any employment, consulting, severance, termination or indemnification agreement with any director or officer of GSE or entry into any such agreement with any person for a noncontingent cash amount in excess of $100,000 per year or outside the ordinary course of business, other than as provided in the agreements listed on Schedules 3.1.7.8, 3.1.7.9 or 3.1.7.11;

3.1.9.14. Subsidiaries. Any authorization of, or agreement by GSE to take, any of the actions described in this Paragraph 3.1.9, except as expressly contemplated by this Agreement;

3.1.9.15. Other Material Changes. Any other event or condition known to GSE particularly pertaining to and adversely affecting the operations, assets or business of GSE (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Change in GSE;

3.1.9.16. No Commitments. Any commitment to any of the foregoing, except for the transactions expressly contemplated to be consummated pursuant to this Agreement.

3.1.10. Taxes. Except as set forth in Schedule 3.1.10, proper and accurate Federal, state and local income, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, estimates and other documents (including schedules or any related or supporting information) required to be filed with any governmental entity have been timely filed with appropriate governmental agencies, domestic and foreign, by GSE for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof). All such tax returns have been prepared in compliance with all applicable laws and regulations and all such tax returns are true, complete and accurate in all material respects; all taxes due and payable have been paid and the tax provision reflected in GSE’s consolidated financial statements as of November 30, 2003 is adequate, in accordance with GAAP, and equals or exceeds the liabilities of GSE at the date thereof for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to GSE or its assets or business. Except as set forth on Schedule 3.1.10, no waiver of any statute of limitations executed by GSE with respect to Federal or state income or other tax is in effect for any period. There are no tax liens on any assets of GSE except for taxes not yet currently due. Except as set forth on Schedule 3.1.10, (i) no foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to GSE or any of its subsidiaries; (ii) GSE has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where GSE has not filed tax returns or paid taxes) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to tax matters, or (c) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against GSE; (iii) GSE is not a party to any agreement, contract, arrangement or

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plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law); (iv) to GSE’s knowledge, GSE has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662; (v) GSE is not a party to or bound by any tax allocation, sharing, or similar agreement; (vi) GSE will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Effective Date; (b) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Date; (c) intercompany transactions occurring at or prior to the consummation of the transactions contemplated by this Agreement or any excess loss account in existence upon the consummation of the transactions contemplated by this Agreement described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale, long-term construction contract or open transaction disposition made on or prior to the Effective Date; or (e) prepaid amount received on or prior to the Effective Date; (vii) GSE has not distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361; and (viii) GSE and its Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology in compliance with Code §§482 and 6662 (and any related sections), the Treasury regulations promulgated thereunder and any comparable provisions of state, local or foreign Tax law or regulation.

Schedule 3.1.10 attached hereto lists all federal, state, local, and foreign income tax returns currently required to be filed with respect to GSE, together with due dates for such filings and the tax years with respect to all GSE federal, state, local, and foreign income tax returns for which the statute of limitations has not yet expired. GSE has made available to Parent correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by GSE filed or received since December 31, 1998.

3.1.11. Intellectual Property. Except as set forth in Schedule 3.1.11, GSE owns or possesses written licenses to use (a) patents, patent applications and patent disclosures, (b) trademarks, service marks, trade dress, trade names, logos, slogans and corporate names (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all of the goodwill associated with each of the foregoing, (c) copyrights and copyrightable works, (d) mask works, (e) registrations and applications for any of the foregoing, (f) computer software (including, without limitation, source code, executable code, data, databases and documentation), (g) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information) and (h) all other intellectual property rights in any jurisdiction throughout the world (collectively, “Intellectual Property Rights”) that is used in the business of GSE, including all such Intellectual Property Rights listed in the Reports. The Intellectual Property Rights owned or licensed by GSE are free and clear of any Encumbrances other than such Encumbrances as are listed in Schedule 3.1.11. Except as otherwise indicated in such Schedule, GSE has not granted to any other person or entity any license to use any Intellectual Property Rights. Except as set forth on Schedule 3.1.11, the business of GSE as presently conducted does not infringe and the business of GSE as presently proposed to be conducted will not infringe the Intellectual Property Rights of any third party and, except as set forth in Schedule 3.1.11, GSE has not received any notice of infringement, misappropriation, or conflict with, or unsolicited offer or demand to license the Intellectual Property Rights of any third party. Except as set forth in Schedule 3.1.11, the Intellectual Property Rights of GSE

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are not being infringed by any third party. Except as set forth in Schedule 3.1.11, the execution of this Agreement and consummation of the merger will not adversely affect the ownership or license of any Intellectual Property Rights of GSE.

3.1.12. Title to Personal Property. With minor exceptions which in the aggregate are not material, and except for merchandise and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, GSE has good and marketable title to all its personal property, interests in personal property and assets, reflected in the September 30, 2003 financial statements contained in the Reports, free and clear of any Encumbrance of any nature whatsoever, except (i) Encumbrances reflected in the Reports, (ii) Encumbrances for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which GSE leases (whether as lessee or lessor) any substantial amount of personal property are valid and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by GSE and in respect to which GSE has not taken adequate steps to prevent a default from occurring. The personal property used in GSE’s business is in good operating condition and repair, subject only to ordinary wear and tear. All major items of equipment of GSE are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations.

3.1.13. Owned Real Property. Except as set forth in Schedule 3.1.13, with respect to each parcel of Owned Real Property: (i) GSE has good and marketable fee simple title to such parcel, which shall be free and clear of all Encumbrances as of the Effective date, except (a) Encumbrances for current taxes and other statutory Encumbrances not yet due and payable or that are being contested in good faith and for which adequate reserves have been established, (b) carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar statutory Encumbrances arising in the ordinary course of business which are not yet due and payable or delinquent, (c) Encumbrances, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, and (d) such imperfections or minor defects of title, easements, rights of way and other similar restrictions (if any) as, individually or in the aggregate, are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the Owned Real Property (“Permitted Encumbrances”); (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such parcel or any portion thereof or interest therein; and (iii) GSE is not a party to any agreement or option to purchase any real property or interest therein. Except as set forth on Schedule 3.1.13, there are no leases, licenses, concessions or other agreements (written or oral) conveying or granting to any third party a leasehold estate in any Owned Real Property or any portion thereof.

3.1.14. Leased Real Property. Except as set forth in Schedule 3.1.14, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect against GSE and, to GSE’s knowledge, the other parties thereto in accordance with their respective terms (subject to normal equitable principles); (ii) the transactions contemplated in this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Effective Date; (iii) neither GSE nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; (iv) there are no disputes with respect to such Lease; (v) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been re-deposited in full; (vi) there are no

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forbearance programs in effect with respect to such Lease; and (vii) GSE has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein.

3.1.15. Litigation. Except to the extent set forth in Schedule 3.1.15, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which GSE is a party or, to the knowledge of GSE, might become a party or which particularly affects GSE, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests of GSE, pending or, to the knowledge of GSE, threatened.

3.1.16. Environmental Compliance. Except as set forth in Schedule 3.1.16:

3.1.16.1. Environmental Conditions. There are no environmental conditions or circumstances such as the presence or release of any hazardous substance on any property that could reasonably be expected to give rise to a material liability to GSE.

3.1.16.2. Permits, etc. GSE has in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations and is operating in compliance thereunder.

3.1.16.3. Compliance. GSE’s operations and use of its assets do not violate in any material respect any applicable federal, state, foreign or local law, statute, ordinance, rule, regulation, order or notice or other legally-binding requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of, or the protection of humans from exposure to, any pollutants, contaminants, waste, hazardous or toxic substances, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 1609 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. § 2601 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 201 and § 300f et seq.), the Rivers and Harbors Act (33 U.S.C. § 401 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), and analogous provisions, as any of the foregoing may have been amended or supplemented from time to time (collectively, the “Applicable Environmental Laws”).

3.1.16.4. Past Compliance. None of the operations or assets of GSE has ever been conducted or used by GSE in such a manner as to constitute a material violation of any of the Applicable Environmental Laws.

3.1.16.5. Environmental Claims. No written notice or material oral notice has been received by GSE from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any material claims for remedial obligations, contribution or damages for injuries to persons, entities, property or natural resources under any Applicable Environmental Laws.

3.1.16.6. Renewals. GSE does not know of any reason GSE would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of GSE’s assets for their current purposes and uses.

3.1.17. Compliance with Other Laws. Except as set forth in Schedule 3.1.17, GSE is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as amended (“OSHA”) or any other applicable law (including any real property law) or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent

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with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality.

3.1.18. Broker’s Fee. GSE has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, or any other transaction, for which Parent or Merger Sub could become liable or obligated, other than financial advisory fees to be paid by GSE to Harris Williams Advisors, Inc. (“HWCo”) in connection with the merger contemplated by this Agreement.

3.1.19. Benefit Plan Compliance. Except as otherwise stated in Schedule 3.1.19, each of the Benefit Plans is in compliance in form and operation with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws. All contributions required to be made to each Benefit Plan under the terms of such Benefit Plan, ERISA or other applicable laws have been timely made.

3.1.19.1. Prohibited Transactions. GSE has not engaged in any transaction in connection with which it could be subject (either directly or indirectly) to a material liability or a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

3.1.19.2. Plan Termination; Material Liabilities. There has been no termination of an “employee pension benefit plan” as defined in ERISA Section 3(2) which is subject to Title IV of ERISA (a “Statutory Plan”) or trust created under any Statutory Plan that would give rise to a material liability to the Pension Benefit Guaranty Corporation (“PBGC”) on the part of GSE and none of the Benefit Plans is a Statutory Plan.

3.1.19.3. Execution of Agreements. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax or penalty could be imposed pursuant to Section 4975 of the Code or other applicable laws.

3.1.19.4. Pending Claims. Except as disclosed in Schedule 3.1.19, there are no claims known to GSE, whether pending or threatened, involving any of the Benefit Plans or Foreign Plans by any current or former employee (or beneficiary thereof) of GSE or any other person or entity which allege any violation of ERISA or other applicable laws, or the terms of the Benefit Plans or Foreign Plans.

3.1.19.5. Multiemployer Plans. Neither GSE nor any trade or business (whether or not incorporated) which together with GSE would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Subsections 404(b), (c), (m) or (o) of the Code sponsors, maintains, or contributes to, or has at any time in the six-year period preceding the date of this Agreement sponsored, maintained or contributed to, any plan which is a “multiemployer plan” as such term is defined in Section 3(37) or 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

3.1.19.6. Reports. All reports required to be filed or distributed under ERISA, the Code or any other applicable laws with respect to any Benefit Plan have been filed or distributed in a timely manner.

3.1.19.7. Foreign Plans. Each Foreign Plan is in compliance in form and operation with applicable laws of its applicable jurisdiction. All contributions required to be made to each Foreign Plan under applicable laws have been timely made. No material liability to any governmental agency or regulatory body or any labor union or employee representative has been or is expected to be incurred with respect to any Foreign Plan other than in the ordinary course for the payment of benefits.

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3.1.20. Investigations; Litigation. Except as required pursuant to HSR and any applicable comparable foreign laws and regulations, (i) no investigation or review by any governmental entity with respect to GSE in connection with any of the transactions contemplated by this Agreement is pending or, to the best of GSE’s knowledge, threatened, nor has any governmental entity indicated to GSE an intention to conduct the same and (ii) there is no action, suit or proceeding pending or, to the best of GSE’s knowledge, threatened against or affecting GSE at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

3.1.21. Information for Proxy Statement. (a) Each document required to be filed by the GSE with the SEC in connection with the merger transaction (the “Company Disclosure Documents”), including, without limitation, the Proxy Statement, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act; (b) all information and data (including financial statements) concerning GSE which is or will be included in the Company Disclosure Documents to be used by GSE in connection with the transactions contemplated by this Agreement will be furnished by GSE for inclusion therein and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

3.1.22. Compliance with Export Laws. All exports by GSE of equipment, software and other technology have been made in compliance with all federal and other applicable laws, rules and regulations and in connection therewith, GSE has obtained all required approvals of the U.S. Department of Commerce and Department of Treasury.

3.1.23. FIRPTA; Investment Company. GSE is not a United States real property holding corporation within the meaning of § 897(c)(2) of the Code during the applicable period specified in § 897(c)(1)(A)(ii) of the Code, nor is it an “investment company,” or an “affiliated person of” or “promoter” or “principal underwriter” of an investment company, as those terms are defined in the Investment Company Act.

3.1.24. Labor Matters. Except as set forth on Schedule 3.1.24, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of GSE, threatened against GSE, and during the past three years there has not been any such action, (b) to the knowledge of GSE, no union claims to represent the employees of GSE, (c) GSE is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of GSE, (d) none of the employees of GSE is represented by any labor organization and GSE does not have any knowledge of any current union organizing activities among the employees of GSE, nor to GSE’s knowledge does any question concerning representation exist concerning such employees, (e) GSE is, and has at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (f) there is no unfair labor practice charge or complaint against GSE pending or, to the knowledge of GSE, threatened before the National Labor Relations Board or any similar state or foreign agency, (g) there is no material grievance arising out of any collective bargaining agreement or other grievance procedure, and (h) no charges with respect to or relating to GSE are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

3.1.25. Insurance. Except as set forth on Schedule 3.1.25, GSE has policies of insurance and bonds of the type and in amounts customarily carried by persons or entities conducting businesses or owning assets similar to those of GSE. All premiums when due and payable under all such policies and bonds have been paid and GSE is otherwise in compliance in all material respects with the terms of such policies and bonds. Except as forth on Schedule 3.1.25, GSE does not maintain any material self-insurance or co-insurance programs. Except as disclosed on Schedule 3.1.15, GSE does not have any

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disputed claim or claims aggregating $250,000 or more with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by GSE.

3.1.26. Product Warranty. Except as set forth on Schedule 3.1.26, each product manufactured, sold, leased or delivered by GSE has been in conformity with all applicable contractual commitments and all express and implied warranties, and GSE does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty set forth in the GSE financial statements as of November 30, 2003 as adjusted for the passage of time through the Effective Date in accordance with past custom and practice of GSE. Copies of the current standard terms and conditions of sale or lease for GSE (containing applicable guaranty, warranty or other indemnity provisions) have been provided to Parent.

ARTICLE IV.

OBLIGATIONS PENDING EFFECTIVE DATE

      4.1.     Agreements of GSE and Parent. GSE and Parent (for itself and on behalf of Merger Sub) agree to take the following actions after the date hereof:

4.1.1. Pre-Merger Notification Filings. Each party shall promptly file such materials as are required under the HSR Act and any applicable comparable laws of foreign jurisdictions i.e., German Merger Control Law, U.K. Fair Trade Act of 1976, Canada Competition Act and Investment Canada Act, if applicable with respect to the merger contemplated hereby and shall cooperate with the other party to the extent necessary to assist the other party in the preparation of such filings and shall use its best efforts to obtain all governmental approvals contemplated by this Paragraph and to eliminate any concern on the part of any court or government authority regarding the legality of the proposed transaction, including, if required by federal, state or foreign antitrust authorities, promptly taking all steps to secure government antitrust clearance, including, without limitation, (i) all steps to make arrangements for, or to effect the sale or other disposition of, particular assets or businesses of Parent, of Merger Sub, or of GSE or any of its subsidiaries, the ownership of which causes such authorities to withhold such clearance, and (ii) agreeing to enter into a hold-separate agreement with said antitrust authorities pending such sale or other disposition of assets, businesses or voting securities of Parent, of Merger Sub or of GSE or any of its subsidiaries, including without limitation, pursuant to a trust or other arrangement that restricts, limits or prohibits access by Parent to any business, subsidiary or asset of Parent, to GSE or to the capital stock or other voting shares thereof;

4.1.2. Proxy Statement. GSE and Parent (for itself and Merger Sub) shall cooperate in the preparation and prompt filing of a Proxy Statement with the Commission under the Exchange Act with respect to the meeting of GSE’s stockholders called for the purpose of, among other things, securing stockholder approval of the merger contemplated by this Agreement. Each of GSE and Parent (for itself and Merger Sub) shall use all reasonable efforts to have the Proxy Statement cleared by the Commission. The Proxy Statement shall contain statements of GSE’s board of directors that it has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) declared the Merger and this Agreement to be advisable and (iii) recommended unanimously that the stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement, which recommendations shall not be withdrawn, amended or modified in a manner adverse to Parent or Merger Sub (unless withdrawn, modified or changed in accordance with the terms of Paragraph 4.2.11). Parent and its counsel shall be given an opportunity to review and comment upon the Proxy Statement and any amendment or supplement thereto and any response to comments from the Commission prior to the filing thereof with the Commission, and GSE shall consider any such comments in good faith. GSE agrees to provide to

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Parent and its counsel any comments which GSE or its counsel may receive from the staff of the Commission with respect to the Proxy Statement promptly after receipt thereof. Parent (for itself and Merger Sub) will promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Merger Sub required by law, rule or regulation to be included in the Proxy Statement. Each of GSE and Parent (for itself and Merger Sub) shall use reasonable efforts to cause the Proxy Statement to be mailed to GSE’s stockholders as promptly as practicable;

4.1.3. Notice of Material Developments. GSE and Parent (for itself and Merger Sub) will promptly notify the other party in writing of (a) receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) any claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting GSE or any of its subsidiaries or any of their property or assets that involves a demand of $100,000 or greater or that otherwise is material, (c) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect, (d) any failure of the Company or Merger Sub, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (e) the occurrence of any event that would constitute a material breach of any of the representations or warranties set forth in this Agreement had such representations or warranties been made as of the occurrence of such event and (f) any “Material Adverse Change” of such party, whether or not occurring in the ordinary course of business. As used in this Agreement, the term “Material Adverse Change” means any change, event, circumstance or condition (collectively, a “Change”) that, when considered with all other Changes in the aggregate would reasonably be expected to have a material and adverse effect on the business, operations, assets, liabilities, properties, conditions (financial or otherwise) or results of operation of GSE or Parent, as the case may be. The foregoing to the contrary notwithstanding, in no event shall any of the following constitute a “Material Adverse Change” in GSE: (i) fluctuations in the trading price of the GSE Common Stock on the New York Stock Exchange between the date hereof and the Effective Date, or (ii) fluctuations in working capital associated with GSE’s normal operating cycle, or (iii) the satisfaction of obligations or contingencies disclosed in GSE’s most recent report on Form 10-K, or (iv) political or economic events (including acts of war and terrorist incidents) not having an effect (directly or indirectly) upon GSE’s business or financial condition. Notwithstanding anything in this Agreement to the contrary, no notification pursuant to this Paragraph 4.1.3 shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice;

4.1.4. Further Assurances. Each of Parent (for itself and on behalf of Merger Sub) and GSE shall use all reasonable efforts to fulfill, or obtain the fulfillment of, the conditions to be fulfilled or obtained by it prior to the Effective Date, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered, and to otherwise take, or cause to be taken all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

      4.2.     Additional Agreements of GSE. GSE agrees that (except as set forth in Paragraph 4.2.11) from June 30, 2003 it and its subsidiaries have, and from the date hereof to the Effective Date GSE will, and will cause each of its subsidiaries and its and their respective officers, employees and agents to, operate in the ordinary course of business, consistent with past practice and to (unless Parent has consented in writing in advance):

4.2.1. Maintenance of Present Business. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve

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intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, jobbers, distributors, and others having business dealings with it;

4.2.2. Maintenance of Properties. At its expense, maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted and it shall not demolish or remove any of the existing improvements or erect new improvements on its property or any portion thereof without the prior written consent of Parent.

4.2.3. Maintenance of Books and Records. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with GAAP applied on a consistent basis.

4.2.4. Compliance with Law. Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

4.2.5. Inspection of GSE. Permit Parent and Merger Sub and their officers and authorized representatives, during normal business hours, to inspect its records and premises and to consult with its officers, employees, attorneys, and agents with such financial and operating data and other information with respect to GSE that Parent or Merger Sub personally request. Parent and Merger Sub jointly and severally each agrees that it and its officers, employees, agents, counsel, accountants, financial advisors and other representatives shall hold all data and information obtained with respect to the other party hereto in confidence and each further agrees that it will not use such data or information or disclose the same to others, except to the extent such data or information either are, or become, published or a matter of public knowledge;

4.2.6. Prohibition of Certain Employment Arrangements. (a) not grant or agree to any increase in any manner in the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except for increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements listed on Schedules 3.1.7.8, 3.1.7.9 and 3.1.7.11 and except for increases and bonuses that are not material and are granted in the ordinary course of business (it being understood that, without limitation, any increase or bonus granted to any person with compensation exceeding $100,000 per year shall be deemed material) and (b) not enter into or materially amend any contracts of employment, severance or termination with any current or former director, officer or employee which (i) cannot be terminated on notice of 14 days or less or (ii) provide for any severance payments or benefits covering a period beyond the Effective Date (other than any approved in advance by Parent) except as may be required by law or (iii) is not in the ordinary course of business;

4.2.7. Prohibition of Certain Loans. Not incur, assume or prepay any borrowings or guarantee any such borrowings except (i) additional borrowings under its existing credit facilities in an aggregate amount not to exceed $5,000,000 as of the Effective Date, (ii) the prepayment by customers of amounts for goods sold or services to be rendered in the future, (iii) trade payables incurred in the ordinary course of business consistent with past practice, (iv) other borrowings incurred in the ordinary course of business consistent with past practice to finance normal operations or (v) as is otherwise agreed to in writing by Parent;

4.2.8. Prohibition of Certain Commitments. Except for items disclosed on Schedule 3.1.6, not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1,000,000 in the aggregate, except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business consistent with past practice, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by Parent;

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4.2.9. Disposal of Assets. Except as disclosed on Schedule 3.1.9.8, not sell, lease, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business consistent with past practice or (ii) as is otherwise agreed to in writing by Parent;

4.2.10. Maintenance of Insurance. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance may be added to from time to time in its discretion; provided, that if during the period from the date hereof to and including the Effective Date any of its property or assets are damaged or destroyed by fire or other casualty, the obligations of GSE, Parent and Merger Sub under this Agreement shall not be affected thereby (subject, however, to the provision that the coverage limits of such policies are adequate in amount to cover the replacement value of such property or assets and loss of profits during replacement, less commercially reasonable deductible, if of material significance to the assets or operations of GSE) but it shall promptly notify Parent in writing thereof and proceed with the repair or restoration of such property or assets in such manner and to such extent as may be approved by Parent, and upon the Effective Date all proceeds of insurance and claims of every kind arising as a result of any such damage or destruction shall remain the property of Surviving Corporation;

4.2.11. GSE Acquisition Proposals. GSE agrees that, from November 19, 2003:

4.2.11.1. No Solicitation. It will not, and will not directly or indirectly authorize or permit any of its affiliates, representatives or agents or any of their respective officers, directors or employees to: (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any direct or indirect acquisition or purchase of 15% or more of the assets (by value) or GSE Common Stock, any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 15% or more of the GSE Common Stock, or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving GSE (other than the transactions contemplated by this Agreement) or any other material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the merger contemplated by this Agreement (collectively, “GSE Transaction Proposals”) or agree to or endorse any GSE Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person or entity any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person or entity to do or seek to do any of the foregoing, provided, however, that the foregoing clauses (i) and (ii) shall not prohibit GSE from (a) furnishing information pursuant to an appropriate confidentiality and standstill letter no more favorable to such person or entity than the confidentiality agreement with Parent concerning GSE and its businesses, properties or assets to such person or entity who has made a Superior GSE Transaction Proposal (as defined below) or (b) engaging in discussions or negotiations with such a third party who has made a Superior GSE Transaction Proposal but in each case referred to in the foregoing clauses (a) and (b) only after the board of directors of GSE concludes in good faith following advice of its outside counsel that such action would be required for the board of directors of GSE to comply with its fiduciary obligations to stockholders under applicable law. If the board of directors of GSE receives a GSE Transaction Proposal, then GSE shall immediately inform Parent of the terms and conditions of such proposal and the identity of the person or entity making it and shall keep Parent fully informed of the status and details of any such GSE Transaction Proposal and of all steps it is taking in response to such GSE Transaction Proposal; provided that nothing contained in this Subparagraph 4.2.11.1 shall prohibit GSE or its board of directors from making any disclosure to GSE’s stockholders which, in the good faith judgment of GSE’s board of directors, may be required under applicable law. For

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purposes of this Agreement, the term “Superior GSE Transaction Proposal” shall mean a bonafide GSE Transaction Proposal made by any person or entity (other than Parent and Merger Sub) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more that 50% of the voting power of the GSE Common Stock then outstanding or all or substantially all of the assets of GSE and otherwise on terms that the board of directors of GSE determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors to be more favorable, from a financial point of view, to GSE’s stockholders than the merger contemplated by this Agreement and for which financing, to the extent required, is fully committed;

4.2.11.2. GSE Transaction Proposals. Except as set forth in this Paragraph 4.2.11, neither the Board of Directors of GSE nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the merger contemplated hereby or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any GSE Transaction Proposal; or (iii) authorize or permit GSE or any of its subsidiaries to enter into Another GSE Transaction. Notwithstanding the foregoing but subject to compliance with Subparagraph 4.2.11.3, if GSE has received a Superior GSE Transaction Proposal, the Board of Directors of GSE may, to the extent required by its fiduciary responsibilities to the GSE stockholders under applicable law, as determined in good faith by the Board of Directors of GSE (after consultation with outside legal counsel), withdraw or modify its approval or recommendation of the merger contemplated hereby and this Agreement; provided, that the Board of Directors of GSE shall have also approved or recommended the Superior GSE Transaction Proposal.

4.2.11.3. Acceptance of Superior GSE Transaction Proposals. If any of the following events shall occur, then, GSE shall pay to Parent immediately upon the occurrence of either of the events specified in clause (i) below (by wire transfer of immediately available funds to an account designated by Parent for such purpose), a Break-Up Fee (the “Break-Up Fee”) in an amount equal to $7,000,000.00:

(i) this Agreement is terminated pursuant to (a) Paragraph 6.1.4 hereof or (b) Paragraph 6.1.3(iii) or Paragraph 6.1.5(iii) due to a failure of the condition in Paragraph 5.1.3 or Paragraph 5.2.3 if, within twelve months after the termination of this Agreement a definitive agreement is executed with respect to Another GSE Transaction or Another GSE Transaction is consummated.

For purposes of this Subparagraph 4.2.11, the term “Another GSE Transaction” shall mean any transaction with any person, entity or group involving a GSE Transaction Proposal. GSE shall only be obligated to pay the Break-Up Fee once, notwithstanding that it may have more than one obligation to do so under this Subparagraph 4.2.11.2.

4.2.12. No Amendment to Certificate of Incorporation, etc. Not amend its certificate of incorporation or bylaws or other organizational documents (including, without limitation, by way of a designation by the board of directors of rights, preferences or privileges of any series of preferred stock) or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

4.2.13. No Issuance, Sale, or Purchase of Securities. Not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or any securities convertible into capital stock (other than GSE Common Stock as may be required under stock options, GSE’s employee stock purchase plan (provided that no more than 3,000 shares shall be sold under such plan) or other rights previously granted to directors and/or employees under any Benefit Plan) or subdivide or in any way reclassify any shares of its capital stock, or redeem, repurchase or otherwise acquire, or agree to redeem, repurchase or otherwise acquire,

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any shares of its capital stock or any other equity interest of it or its subsidiaries (other than 23,000 shares of capital stock purchased prior to December 31, 2003 and held as treasury shares);

4.2.14. Prohibition on Dividends. Not declare or pay any dividend on or make any other distribution of assets in respect of any shares of capital stock to the holders thereof;

4.2.15. Stockholders Meeting. Promptly call, give notice of, convene and use all commercially reasonable efforts to hold a special meeting of stockholders for the purpose of considering and acting upon approval of the merger contemplated by this Agreement (“GSE Stockholder Meeting”);

4.2.16. Notice of Material Developments. Promptly furnish to Parent copies of all communications from GSE to its stockholders and all Reports relating to periodic or other material developments concerning GSE’s financial condition, business, or affairs;

4.2.17. Acquisitions. Not acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing all or substantially all the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than purchases of inventory or supplies in the ordinary course of business consistent with past practice;

4.2.18. Affiliate Transactions. Not enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of GSE or any of its subsidiaries (or any affiliate of any of the foregoing) other than agreements, transactions, commitments and arrangements otherwise expressly contemplated by this Agreement;

4.2.19. Litigation. Not settle or compromise any pending or threatened suit, action, claim or litigation (except for (a) settlements in which GSE’s sole obligation is to make a cash payment of $50,000 or less and (b) settlements of lawsuits first initiated by GSE as plaintiff in which the settlement involves only a payment of money to GSE (and, for the avoidance of doubt, does not involve any obligations of GSE);

4.2.20. Accounting Methods; Income Tax Elections. Not make or change any election, change an annual accounting period, adopt or change any accounting method, policy or procedure (including any tax accounting method, policy or procedure), file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of any of the Company or any of its subsidiaries.

4.2.21. Third Party Confidentiality and Standstill Agreements. Not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which GSE is a party. During such period, GSE agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements to enforce specifically the terms and provisions thereof in a court with appropriate jurisdiction.

4.2.22. SEC Reports. File on a timely basis all forms, reports, statements, schedules and other documents (the “SEC Reports”) with the Commission required to be filed by it with the Commission under the Exchange Act, the Securities Act and the published rules and regulations of the Commission under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the Commission thereunder, each as applicable to such SEC Reports.

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4.2.23. Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the GSE Shares from the New York Stock Exchange, Inc. (“NYSE”) and (ii) to terminate the registration of the GSE Shares under the Exchange Act; provided that such delisting and termination shall not be effective until the Effective Date.

4.2.24. Debt Financing. Provide all reasonable cooperation in connection with the arrangement of any financing to be obtained by Parent and its subsidiaries or the Surviving Corporation in connection with the transactions contemplated by this Agreement (the “Financing”) including, without limitation, (a) permitting Parent’s financing sources and their officers and authorized representatives, during normal business hours, to inspect its records and premises and to consult with its officers, employees, attorneys, and agents with such financial and operating data and other information with respect to GSE that Parent’s financing sources personally request, (b) making GSE’s senior officers and other representatives reasonably available to Parent’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Parent’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing.

      4.3.     Additional Agreements of Parent. Parent (for itself and on behalf of Merger Sub) agrees that from the date hereof:

4.3.1. Financing. It will provide, or cause to be provided, to Merger Sub equity financing and debt financing contemplated by the Debt Financing Letter (subject to the terms and conditions thereof) such that net proceeds to Merger Sub, together with the rollover contributions described in this Agreement, will constitute an aggregate amount not less than the GSE Merger Consideration and the GSE Option Consideration and which is not and will not be restricted against use for such purposes (the “Merger Financing”).

4.3.2. No Amendment to Merger Sub Certificate of Incorporation, etc. It will cause Merger Sub to not amend its certificate of incorporation or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock; it will not permit Merger Sub to engage in any business other than as necessary to satisfy the obligations of Merger Sub under this Agreement.

4.3.3. Limitation on Issuance of Merger Sub Stock. It will cause Merger Sub to not issue or sell any shares of its capital stock other than to Parent in connection with the Merger Financing.

4.3.4. Adoption of Stock Option Plan. Parent shall adopt prior to or on the Effective Date the GEO Holdings Corp. 2004 Stock Option Plan in the form attached hereto as Appendix III.

ARTICLE V.

CONDITIONS PRECEDENT TO OBLIGATIONS

      5.1.     Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Parent (for itself and on behalf of Merger Sub) in the manner contemplated by Paragraph 6.4:

5.1.1. Representations and Warranties of GSE True at Effective Date. The representations and warranties of GSE herein contained shall be, in all material respects, true (except if such representations and warranties are qualified by materiality or similar qualifiers, which representations and warranties shall be in all respects true) as of the date of this Agreement and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this

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Agreement; GSE shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied, in all material respects (except if such covenants are qualified by materiality or similar qualifiers, which covenants shall have been complied with by GSE in all respects), with by GSE before the Effective Date; and GSE shall have delivered to Parent and Merger Sub a certificate, dated the Effective Date and signed by its chief executive officer, its chief financial officer and its secretary, to both such effects.

5.1.2. Opinion of GSE Counsel. Parent and Merger Sub shall have received a favorable opinion, dated as of the Effective Date, from Porter & Hedges, L.L.P., counsel for GSE, in form and substance satisfactory to Parent and addressed to Parent, Merger Sub and Merger Sub’s senior and subordinated lenders, to the effect that (i) GSE has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) all corporate proceedings required to be taken by or on the part of GSE to authorize the execution of this Agreement and the implementation of the merger contemplated hereby have been taken; (iii) the GSE Shares which are to be delivered in accordance with this Agreement will, when issued, be validly issued, fully paid and nonassessable outstanding securities of GSE; (iv) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of GSE and is enforceable against GSE in accordance with its terms, except as enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and except that no opinion need be expressed as to the enforceability of any indemnification provisions of this Agreement; and (v) except as specified by such counsel (such exceptions to be acceptable to Parent) such counsel does not know of any material litigation, proceedings, or governmental investigation pending or threatened against or relating to GSE, any of its subsidiaries, or their respective properties or businesses in which it is sought to restrain or prohibit the consummation of the transactions contemplated by this Agreement. Such opinion also shall cover such other matters incident to the transactions herein contemplated as Parent and its counsel may reasonably request and shall be subject to customary exceptions and qualifications reasonably satisfactory to Parent. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of GSE as to matters of fact and (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Parent, as to matters other than federal or Texas law or matters governed by the General Corporation Law of the State of Delaware.

5.1.3. Stockholder Approval. At the GSE Stockholder Meeting, the holders of the requisite majority of the outstanding shares of GSE Common Stock shall have approved the merger contemplated by this Agreement in accordance with the General Corporation Law of the State of Delaware.

5.1.4. Hart-Scott-Rodino, etc. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained. In addition, any approvals required under any state or foreign laws comparable to HSR shall have been obtained.

5.1.5. Consents. Merger Sub shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties (i) necessary for the consummation of the transactions contemplated by this Agreement and (ii) as otherwise set forth in Schedule 5.1.5 have been obtained, all on terms and conditions reasonably satisfactory to Merger Sub in its sole discretion.

5.1.6. Financing. Merger Sub shall have received the proceeds of the financing contemplated by the Debt Financing Letter in accordance with definitive agreements relating to such financing satisfactory to Parent in its sole discretion, in the amounts necessary to consummate the Merger and to pay all related fees and expenses.

5.1.7. No Litigation. There shall not be pending by or before any governmental entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the merger or

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any of the other transactions contemplated hereby or seeking to obtain from Merger Sub or any of its affiliates any damages related to the Merger or the other transactions contemplated hereby, (ii) seeking to prohibit or limit the ownership or operation by GSE or any of its subsidiaries of any material portion of the business or assets of GSE or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of GSE or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated hereby or (iii) seeking to impose limitations on the ability of Merger Sub (or any designee of Merger Sub), to acquire or hold, or exercise full rights of ownership of, any GSE Common Stock, including, without limitation, the right to vote GSE Common Stock on all matters properly presented to the stockholders of GSE.

5.1.8. Certified Copies. GSE shall have delivered certified copies of (i) the resolutions duly adopted by the GSE board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) the resolutions duly adopted by the GSE stockholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of GSE as then in effect immediately prior to the Effective Time.

5.1.9. Title Insurance. GSE shall have obtained and delivered to Parent no later than fifteen (15) days prior to the Effective Date, a commitment for the most recent form of ALTA Owner’s Title Insurance Policy (or other form of policy reasonably acceptable to Parent) for each parcel of Owned Real Property (other than Owned Real Property located outside the United States) (collectively, the “Title Commitments”), issued by a title insurance company satisfactory to the parties hereto (the “Title Company”), together with a copy of all documents referenced in the Title Commitments. GSE shall have caused the Title Company to issue title insurance policies (which may be in the form of a mark-up of the Title Commitments) in accordance with the Title Commitments, insuring GSE’s fee simple title to each parcel of Owned Real Property as of the Effective Date, subject only to the Permitted Encumbrances, in such amount as Parent reasonably determines to be the fair market value of the Real Property insured thereunder (collectively, the “Title Policies”). Each of the Title Policies shall have such other endorsements as reasonably requested by Parent. GSE shall pay all costs and expenses with respect to the Title Commitments and Title Policies.

5.1.10. Survey. GSE shall have obtained and delivered to Parent no later than fifteen (15) days prior to the Effective Date, a survey for each parcel of Real Property for which a Title Policy is required, dated no earlier than the date of this Agreement, prepared by a licensed surveyor satisfactory to the parties hereto, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, including such Table A Items reasonably requested by Parent and certified to Parent, Merger Sub, the title holder of the such Real Property, Parent’s Lender and the Title Company, in a form satisfactory to each of such parties (the “Surveys”). The Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other survey defect which has not been cured or insured over to Parent’s reasonable satisfaction prior to the Effective Date. GSE shall pay all costs and expenses with respect to the Surveys.

5.1.11. Payoff Letters. GSE shall have delivered to Parent payoff letters and lien releases (collectively, the “Payoff Letters”) executed by the issuers of the indebtedness set forth on Schedule 1.11, which payoff letters and lien releases shall be satisfactory in form and substance to Parent.

5.1.12. Employment Agreements. The executives identified on Schedule 5.1.14 shall have executed and delivered employment agreements satisfactory in form and substance to Parent.

5.1.13. Dissenting Shares. The number of Dissenting Shares shall not exceed 5% of GSE’s issued and outstanding Common Stock.

5.1.14. Executive Options. The executives identified on Schedule 5.1.14 shall have executed and delivered an Executive Securities Agreement in form and substance satisfactory to Parent providing for, among other things, such executive to contribute to Parent options held by such executives for the

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purchase of GSE Common Stock in such amounts set forth opposite such executive’s name on Schedule 5.1.14 (the “Rollover Options”) in exchange for the issuance by Parent of an option for the purchase of its capital stock, and the transactions contemplated by each such agreement shall be consummated on the Effective Date.

5.1.15. TransAmerica Payoff. Without limiting the condition in Paragraph 5.1.11 above, the Payoff Letter with respect to the loan pursuant to that certain Loan and Security Agreement among GSE, subsidiaries of the Company and TransAmerica Equipment Financial Services Corp., dated as of February 4, 2002, shall permit the complete payoff of such loan in connection with the consummation of the transactions contemplated by this Agreement and acknowledge the termination of all obligations of GSE and its subsidiaries under such agreement upon the payment to the lender under such agreement of an amount equal to the obligations outstanding on the Effective Date under such agreement (without giving effect to any penalties or other obligations arising from the repayment of such loan) plus an amount not to exceed $800,000.

5.1.16. Thailand and Egypt Shareholders Agreements. With respect to GSE Lining Technology Company Limited (“GSE Thailand”), Hyma GSE Manufacturing Co. SAE (“GSE Egypt I”) and Hyma/GSE Lining Technology Co. SAE (together with GSE Egypt I, the “GSE Egypt Entities”): (i) on the Effective Date, the identity of the shareholders of GSE Thailand and the GSE Egypt Entities, and the number of each class or series of each such entity’s shares held by each such shareholder, shall be as set forth on Schedule 3.1.4 and, (ii) to the extent permitted by applicable law, each such shareholder of GSE Thailand and each Egypt Entity shall have executed and delivered to GSE (and GSE shall have provided a copy to Parent of) an agreement satisfactory to Parent providing for, among other things, restrictions on the transfers of such the shares of each such entity’s capital stock and requiring the transfer of any such shares to GSE or a person or entity designated by it at GSE’s discretion, and such agreement shall be in effect on the Effective Date without amendment or waiver of any of the provisions thereof.

5.1.17. Directors Options. Each holder of any Director Options shall have surrendered to the Company documentation satisfactory to Parent for the cancellation of all Director Options held by such holder pursuant to Paragraphs 1.9.3.3 and 1.9.5.3.

      5.2.     Conditions Precedent to Obligations of GSE. The obligations of GSE to consummate and effect the merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by GSE in the manner contemplated by Paragraph 6.4:

5.2.1. Representations and Warranties of Parent and Merger Sub True at Effective Date. The representations and warranties of Parent and Merger Sub herein contained shall be, in all material respects, true as of the date of this Agreement and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; Parent and Merger Sub shall have performed all obligations and complied with all covenants and agreements required by this Agreement to be performed or complied with, in all material respects, by them before the Effective Date; and Parent and Merger Sub shall have delivered to GSE a certificate, dated the Effective Date and signed by their respective chief executive and chief financial officers, and by their respective corporate secretaries to both such effects.

5.2.2. Opinion of Counsel to Parent and Merger Sub. GSE shall have received a favorable opinion, dated the Effective Date, from Kirkland & Ellis LLP, counsel to Parent and Merger Sub, in form and substance satisfactory to GSE, to the effect that (i) Parent has been duly formed and is validly existing as a corporation under the laws of the State of Delaware; (ii) Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) all outstanding shares of the Merger Sub Common Stock have been validly issued and are fully paid and nonassessable and owned of record by Parent; (iv) all corporate or other proceedings required to be taken by or on the part of both Parent and Merger Sub to authorize the execution of this

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Agreement and the implementation of the merger contemplated hereby have been taken; (v) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of both Parent and Merger Sub and is enforceable against each of them in accordance with its terms, except as the enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and except that no opinion need be expressed as to the enforceability of any indemnification provisions of this Agreement; and (vi) except as specified by such counsel (such exceptions to be acceptable to GSE) such counsel does not know of any material litigation, proceedings or governmental investigation, pending or threatened against or relating to Parent or Merger Sub or its properties or businesses in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement. Such opinion shall also cover such other matters incident to the transactions herein contemplated as GSE and its counsel may reasonably request and shall be subject to customary exceptions and qualifications reasonably satisfactory to GSE. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of Parent and Merger Sub as to matters of fact and (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to GSE, as to matters other than federal or Illinois law or governed by the General Corporation Law of the State of Delaware.

5.2.3. Stockholder Approval. At the GSE Stockholder Meeting, the holders of the requisite majority of the outstanding shares of GSE Common Stock shall have approved the merger contemplated by this Agreement.

5.2.4. Hart-Scott-Rodino, etc. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained. In addition, any approvals required under any state or foreign laws comparable to HSR shall have been obtained.

5.2.5. Financing Completed. Parent and Merger Sub shall have concluded the debt financing contemplated by the Debt Financing Letter, the proceeds of which (together with the equity financing proceeds) in an amount at least equal to (i) the GSE Merger Consideration shall have been deposited by Merger Sub (in trust for the benefit of the holders of GSE Common Stock being converted into the right to receive cash on the Effective Date) with the Exchange Agent pursuant to an agreement that is in form and substance acceptable to GSE, and (ii) the GSE Option Consideration shall have been deposited by Merger Sub in a segregated account for use in satisfying the Surviving Corporation’s obligations under Paragraphs 1.9.5.2 and 1.9.5.3.

ARTICLE VI.

TERMINATION AND ABANDONMENT

      6.1.     Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the merger contemplated hereby abandoned at any time (including after the approval and adoption thereof by the stockholders of Merger Sub or GSE) before the Effective Date:

6.1.1. By Mutual Consent. By mutual consent of GSE and Parent (for itself and on behalf of Merger Sub);

6.1.2. By Parent Because of Dissenting Stockholders. By Parent (for itself and on behalf of Merger Sub), if the holders of 5% or more shares of the outstanding GSE Common Stock elect to exercise the right to dissent under applicable provisions of Delaware law in connection with the merger contemplated by this Agreement;

6.1.3. By GSE Because of Conditions Precedent. By GSE, if through no material fault of GSE (i) any of the representations and warranties of Parent and Merger Sub contained in this Agreement were

GUNDLE/SLT ENVIRONMENTAL, INC.

untrue when made or have since become untrue, such that the failure of the applicable representations and warranties to be true and correct would cause the condition set forth in Paragraph 5.2.1 to be deemed not to be fulfilled, or (ii) Parent and/or Merger Sub shall have breached or failed to comply in any material respect with any of their respective obligations under this Agreement and shall not have cured such breach or failure to comply within ten business days after notice from GSE, or (iii) any other events and circumstances have occurred such that, in any such case, the conditions set forth in Paragraph 5.2 applicable to GSE’s obligation to consummate the merger contemplated by this Agreement could not be satisfied within five business days after the conditions set forth in Paragraph 5.1 are first either satisfied or unconditionally capable of being satisfied by GSE;

6.1.4. By GSE or Parent Due to a Superior GSE Transaction Proposal. By either GSE or Parent (for itself and on behalf of Merger Sub) if, before the Effective Date, (i) GSE’s board of directors shall have withdrawn, or modified in a manner adverse to, its approval or recommendation of this Agreement or the merger contemplated hereby or (ii) GSE shall have entered into an agreement providing for a Superior GSE Transaction, provided that GSE shall have the right to terminate under this Paragraph 6.1.4 only if GSE has complied in full with the terms, conditions and procedures set forth in Subparagraph 4.2.11.2;

6.1.5. By Parent Because of Conditions Precedent. By Parent (for itself and on behalf of Merger Sub), if through no material fault of Parent or Merger Sub (i) any of the representations and warranties of GSE contained in this Agreement were untrue when made or have since become untrue, such that the failure of the applicable representations and warranties to be true and correct would cause the condition set forth in Paragraph 5.1.1 to be deemed not to be fulfilled, or (ii) GSE shall have breached or failed to comply in any material respect with any of its obligations under this Agreement and shall not have cured such breach or failure to comply within ten business days after notice from Parent, or (iii) any other events and circumstances have occurred such that, in any such case, the conditions set forth in Paragraph 5.1 applicable to the obligation of Parent and Merger Sub to consummate the merger contemplated by this Agreement could not be satisfied within five business days after the conditions set forth in Paragraph 5.2 are first either satisfied or unconditionally capable of being satisfied by Parent and Merger Sub;

6.1.6. By Parent Because of Material Adverse Change. By Parent (for itself and on behalf of Merger Sub), if there has been a Material Adverse Change in GSE since the date of the financial statements contained in the most recent Report (prior to the date of this Agreement) filed with the Commission under the Exchange Act;

6.1.7. By GSE or Parent Because of Legal Proceedings. By either GSE or Parent (for itself and on behalf of Merger Sub) if any party shall be subject to any final, nonappealable order, decree or injunction of a court of competent jurisdiction or governmental regulatory body that makes illegal, enjoins or prevents the consummation of the merger contemplated by this Agreement substantially as an entirety; or

6.1.8. By GSE or Parent if Merger due to Lapse of Time. By either GSE or Parent (for itself and on behalf of Merger Sub), if the merger shall not have become effective on or before June 30, 2004; provided, however, that the right to terminate this Agreement under this Paragraph 6.1.8 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date; provided further that such time period shall be tolled for (i) a number of days equal to the number of days not to exceed 90 during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the merger contemplated by this Agreement or the holding of the GSE Stockholder Meeting, and (ii) in addition, the number of days not to exceed 90 during which any party shall have failed to achieve “deemed substantial compliance” under HSR within 30 days following a second request from the United States Federal Trade Commission (or the Antitrust Division

GUNDLE/SLT ENVIRONMENTAL, INC.

of the Department of Justice) for information concerning the transactions contemplated by this Agreement, such that any party not then in default of any obligation hereunder shall have the right to terminate this Agreement under this Paragraph 6.1.8, at any time after December 27, 2004.

      6.2.     Termination by Board of Directors. An election of GSE to terminate this Agreement and abandon the merger as provided in Paragraph 6.1 shall be exercised on behalf of GSE by its board of directors. An election of Parent or Merger Sub to terminate this Agreement and abandon the merger as provided in Paragraph 6.1 shall be exercised on behalf of Parent or Merger Sub by Parent’s board of directors.

      6.3.     Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to and in strict compliance with the provisions of Paragraph 6.1.4, GSE shall be subject to the remedies referred to in Subparagraph 4.2.11.3. In all other events (excepting the obligations referred to in Paragraphs 4.2.5 (regarding confidentiality), 6.5, 7.1, 7.2 and 8.1 hereof), this Agreement shall become void and have no effect after termination and abandonment without any liability pursuant to this Agreement on the part of any party hereto (or its stockholders or controlling persons or directors or officers); provided that such termination shall not relieve any party of any liability for any willful breach of this Agreement.

      6.4.     Waiver of Conditions. Subject to the requirements of any applicable law, any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof, by action taken by its board of directors, the executive committee of its board of directors, or its chief executive officer.

      6.5.     Expense on Termination. If the merger contemplated hereby is abandoned pursuant to and in accordance with the provisions of Paragraph 6.1 hereof, all expenses will be paid by the party incurring them.

ARTICLE VII.

ADDITIONAL AGREEMENTS

      7.1.     Indemnification by Parent as to Proxy Statement. Parent agrees to indemnify and hold harmless GSE and its officers and directors and each person or entity who controls GSE within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”) or Section 20 of the Exchange Act against any and all losses, claims, damages, or liabilities, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act or any other statute or common law, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, to the extent such losses, claims, damages, liabilities, or actions arise out of or are based upon (i) any false, misleading or untrue statement or alleged false, misleading or untrue statement of a material fact, insofar as it relates to Parent or Merger Sub, if such statement was provided to GSE by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement and such statement was contained in the Proxy Statement in the form mailed to the stockholders of GSE, or (ii) the omission or alleged omission to state in the Proxy Statement a material fact required to be stated therein or necessary to make the statements therein not misleading if such omission was omitted from a writing provided to GSE by Parent or Merger Sub expressly for inclusion in the Proxy Statement, and insofar as the same relates to Parent or Merger Sub.

      7.2.     Indemnification by GSE as to Proxy Statement. GSE agrees to indemnify and hold harmless Parent, Merger Sub and the officers and directors and each person or entity who controls each of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages, or liabilities, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act or any other statute or common law, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, to the extent such losses, claims, damages, liabilities, or actions arise out of or are based upon (i) any false, misleading or untrue statement or alleged false, misleading or untrue statement of a material fact, insofar as it relates to GSE contained in the Proxy Statement in the form mailed to the stockholders of GSE or (ii) the

GUNDLE/SLT ENVIRONMENTAL, INC.

omission or alleged omission to state in the Proxy Statement a material fact required to be stated therein or necessary to make the statements therein not misleading, and insofar as the same relates to GSE.

      7.3.     Concerning GSE’s Directors and Officers. Parent and GSE jointly and severally agree that:

7.3.1. Indemnification. From and after the Effective Date, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the Effective Date, an officer or director of GSE (collectively, the “Indemnified Parties”) from and against all losses, claims, damages and expenses to the extent not covered by insurance and paid (including reasonable attorney’s fees and expenses) arising out of or relating to actions or omissions or alleged actions or omissions, of such person by virtue of his or her service as an officer or director of GSE occurring at or prior to the Effective Date to the fullest extent permitted by the DGCL, but excluding any of the foregoing which relate to any violation or alleged violation of the Exchange Act with respect to insider trading;

7.3.2. Eligibility Determination. Any initial determination required to be made with respect to whether any Indemnified Party may be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Indemnified Party;

7.3.3. Advance Defense Costs. To the fullest extent permitted under the DGCL, the Surviving Corporation shall pay on an as-incurred basis the reasonable fees and expenses of each Indemnified Party (including reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, subject to receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances in the event such Indemnified Party is determined by final nonappealable order of a court of competent jurisdiction to be not entitled to indemnification;

7.3.4. Separate Counsel in Certain Events. In the event any action, suit, investigation or proceeding is brought against any Indemnified Parties and under applicable standards of professional conduct there is a conflict of interest on any significant issue between the position of the Surviving Corporation and an Indemnified Party, the Indemnified Parties may retain counsel, which counsel shall be reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided however, that (i) the Surviving Corporation shall have the right to assume the defense thereof (which right shall not affect the right of the Indemnified Parties to be reimbursed for separate counsel as specified above), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent. The Indemnified Parties as a group may not retain more than one counsel to represent them with respect to each such matter unless under applicable standards of professional conduct there is a conflict of interest on any significant issue between the positions of two or more Indemnified Parties;

7.3.5. Notice of Claim. Upon learning of any loss, claim, damage or expense which may give rise to a claim for indemnity hereunder, any Indemnified Party shall promptly notify the Surviving Corporation thereof in writing, but any failure to give such notice shall not affect the indemnification obligations of the Surviving Corporation under this Paragraph 7.3 unless such failure jeopardizes or prejudices the Surviving Corporation in any material respect;

7.3.6. Insurance Tail. For a period of six years after the Effective Date, the Surviving Corporation will use its commercially reasonable efforts to cause to be maintained in effect policies of directors’ and officers’ liability insurance substantially equivalent in scope and amount of coverage to the policies maintained by GSE as of the date of this Agreement with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Effective Date. Notwithstanding the provisions of this Paragraph 7.3.6, the Surviving Corporation will not be obligated to

GUNDLE/SLT ENVIRONMENTAL, INC.

make total premium payments with respect to such policies of insurance to the extent such premiums exceed 300 percent of the last annual premium paid by GSE prior to the date of this Agreement. If the annual premium costs necessary to maintain such insurance coverage exceed the foregoing amount, GSE will use its commercially reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance reasonably obtainable for an annual premium not exceeding the foregoing amount, provided that Indemnified Parties may be required to make application and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance. GSE further agrees (i) to cooperate with Parent and Merger Sub and to provide Parent and Merger Sub (and their Affiliates) and their insurance broker(s) with any documents or information requested by Parent and/or Merger Sub and to allow Parent and Merger Sub (and their Affiliates) and their insurance broker(s) to approach the current insurance carriers of GSE and any additional carriers to negotiate and acquire any directors’ and officers’ liability insurance coverage, (ii) to designate the broker of record for purposes of negotiating all such directors’ and officers’ liability insurance policies, and (iii) if requested by Parent and/or Merger Sub, to cancel all existing directors’ and officers’ liability insurance policies prior to the Effective Time in connection with the corresponding purchase of replacement coverage or extensions, as directed by Parent and/or Merger Sub;

7.3.7. Existing Rights Preserved. The provisions relating to director and officer indemnification, abrogation of liability and advancement of expenses in the certificate of incorporation and/or bylaws of GSE as in effect immediately prior to the date hereof will apply to each Indemnified Party with respect to all matters occurring on or prior to the Effective Date. The foregoing will not be deemed to restrict the right of the Surviving Corporation to modify the provisions of its certificate of incorporation and/or bylaws relating to director and officer indemnification, abrogation of liability or advancement of expenses with respect to events or occurrences after the Effective Date but such modifications shall not adversely affect the rights of the Indemnified Parties as set forth in this Agreement or in any preexisting written contract of indemnity between an Indemnified Party and GSE;

7.3.8. Indemnified Parties are Third Party Beneficiaries. Anything else in this Agreement to the contrary notwithstanding, the provisions of this Paragraph 7.3 will survive the consummation of the merger, and each Indemnified Party will, for all purposes, be a third party beneficiary of the covenants and agreements contained in this Paragraph 7.3 and, accordingly, will be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and will be entitled to enforce any such rights and exercise any such remedies directly against Parent and/or the Surviving Corporation.

      7.4.     Employee Benefits. For a period of one year from the Effective Date, the Surviving Corporation shall continue providing benefits and compensation to or for the benefit of current employees of GSE who continue to be employed after the Effective Date at levels substantially equivalent in the aggregate to those in effect on the Effective Date; provided, however, that such undertaking does not include any obligation to cause any new benefit to be granted to any employee after the Effective Date under any GSE Benefit Plan, the Surviving Corporation’s sole obligation (except to the limited extent otherwise provided in Paragraph 7.5) with respect to which shall be to continue to honor previously granted benefits in accordance with their terms, as the same may have been changed by operation of law (in the case of stock based benefits) upon consummation of the merger contemplated by this Agreement.

      7.5.     Option Notice. On or promptly following the Effective Date, the Surviving Corporation shall transmit a written notice to each holder (at his record address) of an “in-the-money” stock option (determined using the price set forth in Paragraph 1.9.3 above) canceled pursuant to Paragraph 1.9.3.2 informing such holder of such holder’s rights and obligations under Paragraphs 1.9.3.2 and 1.9.5.2.

GUNDLE/SLT ENVIRONMENTAL, INC.

ARTICLE VIII.

MISCELLANEOUS

      8.1.     Entirety. This Agreement (including the other agreements referenced herein) embodies the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety, except that the Confidentiality Agreement dated as of November 19, 2003 (the “Confidentiality Agreement”) by and between Parent and HWCo (of which GSE is an express third party beneficiary) remains in full force and effect in accordance with its terms and is unaffected by this Agreement.

      8.2.     Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

      8.3.     Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid.

If to GSE

Addressed to:	With a copy to:
Gundle/SLT Environmental, Inc.	Porter & Hedges, L.L.P.
19103 Gundle Road	700 Louisiana, 35th Floor
Houston, Texas 77073	Houston, Texas 77002-2764
Attention: Samir T. Badawi	Attention: T. William Porter
Facsimile: (281) 230-2504	Facsimile: (713) 226-0235

If to Parent and Merger Sub

Addressed to:	With a copy to:
GEO Holdings Corp.	Kirkland & Ellis LLP
c/o Code Hennessy & Simmons LLC	200 East Randolph Drive
10 South Wacker Drive, Suite 3175	Chicago, Illinois 60601
Chicago, Illinois 60606	Attention: Kevin R. Evanich, P.C.
Attention: Daniel J. Hennessy	Facsimile: (312) 861-2200
Facsimile: (312) 876-3854

      Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the third business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

      8.4.     Termination of Representations, Warranties, etc. The respective representations and warranties contained in Articles II and III shall expire with, and be terminated and extinguished by, the merger pursuant to this Agreement at the time of the consummation thereof on the Effective Date. This Paragraph 8.4 shall have no effect upon any other right or obligation of the parties in connection with this Agreement or otherwise, whether to be exercised or performed before or after the Effective Date.

      8.5.     Table of Contents and Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article, Section, Paragraph or Subparagraph hereof.

      8.6.     Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by GSE without the prior written consent of Parent. Parent and

GUNDLE/SLT ENVIRONMENTAL, INC.

Merger Sub may assign in whole or in part its rights and obligations pursuant to this Agreement to one or more of its affiliates or to any of its lenders as collateral security; provided, however, that if Parent or Merger Sub assigns all or any of such party’s rights, interests or obligations under this Agreement, such assigning party shall remain liable for such party’s obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

      8.7.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

      8.8.     Injunctive and Other Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, Parent or Merger Sub may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the Parent or Merger Sub may expect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement, and such aggrieved party may take any such actions without the necessity of posting a bond. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

      8.9.     Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal law, and not the law of conflicts, of the State of Texas (except to the extent that the form and content of the Certificate of Merger and the consequences of the filing thereof shall be governed by the DGCL), and each of the parties hereto hereby irrevocably and unconditionally agrees (i) that the United States District Courts situated in Harris County, Texas, and the District Courts of the State of Texas situated in Harris County, Texas, shall have exclusive jurisdiction with respect to any dispute, difference, or disagreement arising out of any alleged breach of this Agreement by any party hereto, (ii) that proper venue may be laid in such courts, (iii) that such courts are a convenient forum for any such action or proceeding, and (iv) that any objection that it might otherwise have to such jurisdiction, venue or convenience is hereby waived and it will not plead or claim the same. Each party also agrees that service or process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at it’s address set forth in Paragraph 8.3 hereof.

      8.10.     Public Announcements. The parties agree that before the Effective Date that they shall consult with each other before the making of any public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and to obtain the prior approval of the other party as to the content of such announcement, which approval shall not be unreasonably withheld. However, the foregoing shall not apply to any announcement or written statement which, upon the written advice of counsel, is required by law to be made, except that the party required to make such announcement shall consult with and solicit prior approval from such other party concerning the timing and content of such legally required announcement or statement before it is made. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, Parent, Merger Sub and GSE (and each employee representative, or other agent of the taxpayer) may disclose to any and all persons and entities, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of the public announcement of discussions relating to the transaction, the date of the public announcement of the transaction, or the date of the execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (a) any portion of any materials to the extent not related to the

GUNDLE/SLT ENVIRONMENTAL, INC.

Tax treatment or Tax structure of the transaction, (b) the identities of participants or potential participants in the transaction, (c) the existence or status of any negotiations, (d) any pricing or financial information (except to the extent such pricing or financial information is related to the Tax treatment or Tax structure of the transaction) or (e) any other term or detail not relevant to the Tax treatment or the Tax structure of the transaction.

GUNDLE/SLT ENVIRONMENTAL, INC.

      8.11.     Definitions. The following terms are defined herein at the place indicated:

Term	Location

Agreement	Premises
Another GSE Transaction	4.2.11.3
Applicable Environmental Laws	3.1.16.3
Benefit Plans	3.1.7.8
Break-Up Fee	4.2.11.3
Commission	3.1.5
DGCL	1.3
Effective Date	1.3
Encumbrance	3.1.4
ERISA	3.1.19
Exchange Act	3.1.5
Exchange Agent	1.9.5
GAAP	3.1.5
GSE Common Stock	Premises
GSE Merger Consideration	1.9.3
GSE Option Consideration	7.5
GSE Shares	1.9.2
GSE Stockholder Meeting	4.2.15
GSE Transaction Proposal	4.2.11.1
HSR	2.1.8
HWCo.	3.1.18
Intellectual Property Rights	3.1.11
Material Adverse Change	4.1.3
Merging Corporations	Introduction
Merger Financing	4.3.1
Merger Sub Common Stock	2.1.4
OSHA	3.1.17
PBGC	3.1.19.2
Proxy Statement	2.1.9
Reports	3.1.5
Restated Bylaws	1.6
Restated Certificate of Incorporation	1.4
Rollover Options	5.1.14
Statutory Plan	3.1.19.2
Superior GSE Transaction Proposal	4.2.11.1
Securities Act	7.1
Surviving Corporation	1.4

[Signatures appear on following page.]

GUNDLE/SLT ENVIRONMENTAL, INC.

      IN WITNESS WHEREOF, the parties hereto have caused this Plan and Agreement of Merger to be signed in their respective corporate names by their respective duly authorized representatives, all as of the day and year first above written.

      The Merging Corporations in the Merger Contemplated by this Agreement:

GEO SUB CORP. (“Merger Sub”)

By:	/s/ DANIEL J. HENNESSY

Daniel J. Hennessy,
President

GUNDLE/SLT ENVIRONMENTAL, INC. (“GSE”)

By:	/s/ SAMIR T. BADAWI

Samir T. Badawi,
Chairman of the Board, President and
Chief Executive Officer

      Additional Party to this Agreement:

GEO HOLDINGS CORP. (“Parent”)

By:	/s/ DANIEL J. HENNESSY

Daniel J. Hennessy,
President

APPENDIX I

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
GUNDLE/SLT ENVIRONMENTAL, INC.

ARTICLE ONE

      The name of the Corporation is Gundle/ SLT Environmental, Inc.

ARTICLE TWO

      The address of the Corporation’s registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

      SECTION 1.     Authorized Shares.

      The total number of shares of stock which the corporation has authority to issue is                     shares of Common Stock, with a par value of $.01 per share.

      SECTION 2.     Voting Rights.

      Except as otherwise required by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on all matters to be voted on by the Corporation’s stockholders.

      SECTION 3.     Dividends.

      As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share.

      SECTION 4.     Liquidation Rights.

      Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata according to the number of shares of Common Stock held by each such holder.

ARTICLE FIVE

      The Corporation is to have perpetual existence.

ARTICLE SIX

      Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVEN

      The number of directors which constitutes the entire Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE EIGHT

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE NINE

      To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify each and every present and former director and officer from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person. The Corporation may, to the extent authorized from time to time by the Corporation’s board of directors, grant indemnification rights to other employees or agents of the Corporation to the extent permitted by the provisions of the General Corporation Law of the State of Delaware. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE ELEVEN

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

      The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

* * * * * *

APPENDIX B

December 30, 2003

The Special Committee

Gundle/SLT Environmental, Inc.

Gentlemen:

      You have requested our opinion as to the fairness, from a financial point of view (the “Fairness Opinion”), of the consideration to be paid to the common shareholders of Gundle/SLT Environmental, Inc., a Texas corporation (hereinafter referred to as “GSE” or the “Company”), in a reverse triangular merger by and between GSE, Parent (as defined below) and Merger Sub (as defined below) (the “Transaction”). The following is a brief description of the structure of the Transaction:

      Code Hennessy & Simmons LLC (“CHS”) will form GEO Holdings Corp., a Delaware corporation (“Parent”). After the formation of Parent, Parent will form GEO Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). GSE, Parent, and Merger Sub will enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into GSE, with GSE as the surviving corporation. In connection with the Transaction, each share of common stock then issued and outstanding (excluding any shares held by Parent or Merger Sub, any shares held in the treasury, and any shares to be rolled-over by management) shall be converted into the right to receive $18.50 in cash.

      In arriving at our opinion, we have (i) performed such due diligence as we deem appropriate; (ii) reviewed and analyzed the Merger Agreement, (iii) held discussions with certain senior officers, directors, and other representatives and advisors of GSE concerning the business, operations, and prospects of the Company; (iv) examined certain business and financial information relating to the Company which was provided by the management of the Company, including the Company’s historical and projected earnings, capitalization, and financial condition; (v) analyzed certain financial, stock market, and other publicly available information relating to the business of other companies with operations that are considered generally comparable to the Company; (vi) considered, to the extent publicly available, the financial terms of certain other mergers and acquisitions which were generally comparable to the transaction and otherwise relevant to our inquiry; (vii) held discussions with certain potential partners and prospective purchasers; and (viii) considered such other financial, economic, and market criteria and conducted such other analyses and examinations as we deemed necessary to arrive at our opinion.

      In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us. With respect to financial forecasts and other information provided to or otherwise discussed with us, we have assumed, with your consent, that such forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgments as to the expected future financial performance of GSE. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. We were not requested to address, nor does our opinion address, GSE’s underlying business decision to pursue the Transaction. We have not been asked to consider, and our opinion does not address, the relative merits of the transaction as compared to any alternative business strategies. Our opinion is necessarily based upon financial, stock market, economic, and other conditions and circumstances disclosed to us and as are existing and can be evaluated by us as of the date hereof. We have further assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement.

      Harris Williams Advisors, Inc. has acted as financial advisor to the Company in connection with the Transaction and additionally has been paid a fee for this Fairness Opinion. Additionally, GSE has agreed to reimburse Harris Williams Advisors, Inc. for any out-of-pocket expenses associated with analyzing the Transaction and delivering the Fairness Opinion.

B-1

      Our opinion expressed herein is intended and provided only for the use of the Special Committee of GSE in its evaluation of the Transaction. Our opinion is not intended to be and does not constitute a recommendation to the Special Committee of GSE or any shareholder of GSE as to how to vote with respect to the Merger Agreement. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Harris Williams Advisors, Inc. be made, in whole or in part, without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy statement or registration statement distributed by the Special Committee or GSE in connection with the Transaction.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, our experience as investment bankers, and our work as described above, we are of the opinion that, as of the date hereof, the per share consideration of $18.50 is fair, from a financial point of view, to the shareholders of GSE.

Sincerely,

/s/ HARRIS WILLIAMS ADVISORS, INC.

HARRIS WILLIAMS ADVISORS, INC.

B-2

APPENDIX C

VOTING AGREEMENT

      THIS VOTING AGREEMENT (this “Agreement”), dated as of December 31, 2003, is made by and between Wembley Ltd. (the “Stockholder”) and GEO Holdings Corp., a Delaware corporation (the “Parent”).

      WHEREAS, Gundle/SLT Environmental, Inc., a Delaware corporation (the “Company”), the Parent, and GEO Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), are entering into an Plan and Agreement of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which the Merger Sub has agreed to merge with and into the Company (the “Merger”), a copy of which is attached hereto as Exhibit A.

      WHEREAS, pursuant to the Merger, each outstanding share of common stock, par value $.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Date, (other than shares owned or held directly or indirectly by the Company, its Subsidiaries, Parent or Merger Sub and other than Dissenting Shares) will be converted into the right to receive $18.50.

      WHEREAS, the consummation of the transactions contemplated by the Merger Agreement is subject to certain conditions, including the approval of the Merger by the holders of a majority of the outstanding shares of Common Stock.

      WHEREAS, the Stockholder is the record and beneficial owner of 4,557,143 shares of Common Stock, representing approximately 40% of the shares of Common Stock outstanding as of the date hereof (such shares, together with any shares of capital stock of the Company acquired by the Stockholder or as to which the Stockholder may acquire direct or indirect voting or investment power after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Stockholder Shares”).

      WHEREAS, as a condition to the willingness of the Parent and Merger Sub to enter into the Merger Agreement, and as an inducement to the Parent and Merger Sub to do so, the Stockholder has agreed as set forth in this Agreement.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree that the foregoing recitals are true and correct, and further agree as follows:

      1.     Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

      2.     Covenants of Stockholder.

      (a) Agreement to Vote. During the period from the date of this Agreement until the Voting Termination Date (as defined in Section 6(f) below), the Stockholder agrees, at any meeting of the stockholders of the Company held prior to the Voting Termination Date, however called, and at every adjournment thereof prior to the Voting Termination Date, the Stockholder shall vote the Stockholder’s Stockholder Shares (i) in favor of the approval of the Merger and each of the other transactions contemplated by the Merger Agreement to be performed by the Company and any actions required in furtherance thereof; (ii) against any GSE Transaction Proposal or any other action or agreement that, directly or indirectly, is inconsistent with or that is reasonably likely, to impede, interfere with, delay or postpone the Merger contemplated by the Merger Agreement and (iii) against (A) any material change in the present capitalization of the Company or, except as expressly contemplated by Paragraphs 1.4 and 1.6 of the Merger Agreement, any amendment of the Company’s certificate of incorporation or bylaws, each as in effect on the date hereof; and (B) any other material change in the Company’s corporate structure. Prior to the Voting Termination Date, the Stockholder shall not enter into any agreement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of the Stockholder’s Stockholder Shares in any manner inconsistent with the preceding sentence.

      (b) Proxies.

(i) The Stockholder hereby revokes any and all previous proxies granted with respect to matters set forth in Section 2(a) above for the Stockholder’s Stockholder Shares. The Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business.

(ii) Prior to the Voting Termination Date, the Stockholder shall not grant any proxies or powers of attorney with respect to matters set forth in Section 2(a) above, deposit any of the Stockholder’s Stockholder Shares into a voting trust or enter into a voting agreement with respect to any of the Stockholder’s Stockholder Shares, in each case with respect to the matters set forth in Section 2(a).

      (c) Transfer of Stockholder Shares by Stockholder. During the period from the date of this Agreement until the Voting Termination Date, the Stockholder shall not (i) pledge or place any Encumbrance on any of the Stockholder’s Stockholder Shares, other than pursuant to this Agreement, or (ii) transfer, sell, exchange or otherwise dispose of (including by gift) any of the Stockholder’s Stockholder Shares, or enter into any contract, option or other agreement to do the foregoing, unless the person or entity to whom the Stockholder Shares are transferred or sold to agrees in writing to be bound by the terms of this Agreement.

      (d) GSE Transaction Proposal. During the period from the date of this Agreement until the Voting Termination Date, the Stockholder agrees that the Stockholder shall not, and such Stockholder shall not permit any of its controlled affiliates, directors, officers, employees, investment bankers, attorneys or other advisors or representatives of the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any GSE Transaction Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any GSE Transaction Proposal.

      (e) Support. During the period from the date of this Agreement until the Voting Termination Date, the Stockholder shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to reasonably assist and reasonably cooperate with the Parent in doing, all things necessary to consummate the Merger as contemplated by the Merger Agreement; provided, however, that notwithstanding anything to the contrary in this Section 2(e), or this Agreement, the Stockholder shall not be required to incur out-of-pocket costs and expenses in connection with the satisfaction of its obligations herein (other than such out-of-pocket costs and expenses incurred in the ordinary course of participating in a stockholder meeting of the Company).

      (f) Appraisal Rights. So long as the Merger Agreement is not materially amended or modified, and the Stockholder receives all of the consideration payable to such Stockholder in connection with the Merger under the Merger Agreement, then, to the extent permitted by applicable law, the Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law. Any reduction in the $18.50 per share price shall be deemed to be a material amendment to the Merger Agreement.

      3.     Representations, Warranties and Additional Covenants of Stockholder. The Stockholder represents, warrants and covenants as to itself to Parent that:

      (a) Ownership. The Stockholder is, as of the date hereof, the beneficial and record owner of 4,557,143 shares of the Common Stock (the “Currently-Owned Shares”) and the Stockholder has the sole right to vote the Stockholder Shares. Except as created hereby, none of the Stockholder’s Stockholder Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Stockholder Shares.

      (b) Authority and Non-Contravention. The Stockholder has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to normal equitable principles. The execution, delivery and performance of this Agreement by the Stockholder (i) require no action by or in respect of, or filing with, any Governmental Authority with respect to the Stockholder, other than any required filings under Section 13 of the Exchange Act, and (ii) do not conflict with and will not result in the violation of any material judgment, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder.

      (c) Total Shares. The Currently-Owned Shares are the only shares of capital stock of the Company owned beneficially or of record as of the date hereof by the Stockholder or any of its controlled Affiliates, and the Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any voting securities of the Company.

      (d) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

      (e) Publication. Such Stockholder hereby permits Parent to publish and disclose in the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) the Stockholder’s identity and the number of Stockholder Shares owned by the Stockholder and the nature of the Stockholder’s commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure is subject in all cases to the prior review, comment and consent by the Stockholder and its advisors (such consent not to be unreasonably delayed or withheld).

      4.     Representations, Warranties and Covenants of the Parent. The Parent represents, warrants and covenants to the Stockholder that:

      (a) Power and Authority. The Parent has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Parent and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Parent. This Agreement has been duly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to normal equitable principles.

      5. Miscellaneous.

      (a) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      (b) Further Assurances. From time to time, at the request of the Parent, in the case of the Stockholder, or at the request of the Stockholder, in the case of the Parent, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

      (c) Specific Performance. The Stockholder agrees that the Parent would be irreparably damaged if for any reason the Stockholder fails to perform any of the Stockholder’s obligations under this Agreement, and that the Parent would not have an adequate remedy at law for money damages in such event. Accordingly, the Parent shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that the Parent may have against the Stockholder for any failure to perform their obligations under this Agreement.

      (d) Amendments. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto.

      (e) Termination of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements set forth in Sections 2, 3 and 4 above shall terminate, except with respect to liability for prior breaches thereof, upon the Voting Termination Date. The agreements set forth in Section 5 hereof shall survive any termination of this Agreement.

      (f) “Voting Termination Date”. For purposes of this Agreement, the “Voting Termination Date” means the earliest to occur of the date on which (i) the Merger Agreement terminates or is terminated in accordance with its terms, (ii) the Effective Date occurs, (iii) the Parent or the Merger Sub shall materially breach this Agreement or the Merger Agreement, and (iv) the Merger Agreement is amended, modified or waived in any respect that is materially adverse to the Stockholder without the written consent of the Stockholder.

      (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

      (h) Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder’s Stockholder Shares and shall be binding upon any Person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors, and the Stockholder further agrees to take all actions necessary to effectuate the foregoing. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, the number of Stockholder Shares shall be adjusted appropriately. In addition, in the event of any other acquisition of additional shares of capital stock of the Company or other voting securities of the Company by the Stockholder (including through the exercise of any warrants, stock options or similar instruments), the number of Currently-Owned Shares shall be increased appropriately. This Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of capital stock of the Company or other voting securities of the Company issued to or acquired by the Stockholder directly or indirectly (including through the exercise of any warrants, stock options or similar instruments).

      (i) Entire Agreement. This Agreement (including the documents referred to herein) (i) constitutes the entire agreement, and supersedes all prior agreements and understanding, both oral and written between the parties with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any Person other than the parties any rights or remedies.

      (j) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or, to the extent receipt is confined, appropriate telecopy address or telecopy number set forth below (or at such other address or telecopy number for a party as shall be specified by like notice):

      If to the Parent to:

GEO Holdings Corp. c/o Code Hennessy & Simmons LLC 10 South Wacker Drive, Suite 3175 Chicago, Illinois 60606 Attention: Daniel J. Hennessy Facsimile: (312) 876-3854

      with a copy to:

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Attention: Kevin R. Evanich, P.C.

      If to the Stockholder, to:

Wembley Ltd. c/o Gundle/SLT Environmental, Inc. 19103 Gundle Road Houston, Texas 77073 Attention: Samir T. Badawi Facsimile: (281) 230-2504

      (k) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      (l) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(l).

      (m) Counterparts. This Agreement may be executed in two or more counterparts, including, without limitation, facsimile counterparts, all of which shall be considered one and the same agreement, and, shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      (n) Interpretation. The headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      (o) Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

      (p) Consent to Jurisdiction. Each party hereto irrevocably submits to the nonexclusive jurisdiction of (a) the state courts of the State of Delaware and (b) the United States federal district courts located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

      (q) Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

      (r) No Limitation on Actions of the Stockholder as Director. In the event the Stockholder or any of the Stockholder’s affiliates is a director of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder or such affiliate to take or in any way limit any action that the Stockholder or such affiliate may take to discharge the Stockholder’s or such affiliate’s fiduciary duties as a director of the Company.

      (s) Representation by Counsel; Interpretation. Each of the parties hereto acknowledge and agree that the terms of this Agreement were negotiated at arm’s length and that each party to this Agreement has been, or has had an opportunity to be represented by separate counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

      IN WITNESS WHEREOF, this Voting Agreement has been signed by or on behalf of each of the parties as of the date first above written.

GEO HOLDINGS CORP.

By:	/s/ DANIEL J. HENNESSY

Name: Daniel J. Hennessy
Title: President

WEMBLEY LTD.

By:	/s/ SAMIR T. BADAWI

Name: Samir T. Badawi
Title: President

APPENDIX D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Del. Code Ann. tit 8, § 262 (2003)

GUNDLE/ SLT ENVIRONMENTAL, INC.
19103 GUNDLE ROAD, HOUSTON, TEXAS 77073
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS — MAY 11, 2004

     The undersigned hereby appoints Samir T. Badawi and Roger J. Klatt, or either of them, with full power of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of Gundle/ SLT Environmental, Inc. common stock which the undersigned would be entitled to vote, if personally present, at the Special Meeting of Stockholders to be held on May 11, 2004, at 11:00 a.m., Houston time, in the Hotel Sofitel-Houston located at 425 North Sam Houston Parkway East, Houston, Texas, 77060 and at any adjournment or postponement thereof, as indicated below. Any proxy heretofore given by the undersigned with respect to such shares of common stock is hereby revoked.

     This Proxy, when properly executed, will be voted as directed by the undersigned stockholder below. If no direction is specified, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

Proposals

     1. To approve and adopt the Plan and Agreement of Merger described in the accompanying proxy statement and the related merger for $18.50 per share in cash, without interest.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

     2. In their discretion, the proxies are authorized to approve the adjournment of the special meeting to a later date, not later than June 30, 2004, to solicit additional proxies in favor of Proposal 1 in the event that there are not sufficient votes for approval of Proposal 1 at the special meeting.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

     In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the proxy statement furnished with the notice.

(IMPORTANT: PLEASE COMPLETE, DATE AND SIGN THE PROXY ON REVERSE SIDE)

(Continued From Other Side)

If You Plan to Attend the Special Meeting Mark Here☐
Change of Address and/or Comments Mark Here☐
Please mark, date and sign your name as it appears hereon. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer and indicate the title of such officer. If shares are held jointly, each stockholder named should sign. If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

Dated:	, 2004

Signature

Signature if held jointly

VOTES MUST BE INDICATED IN BLACK OR BLUE INK AS INDICATED IN THIS EXAMPLE.☒

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.